UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
ADC Therapeutics SA
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ADC Therapeutics SA
Biopôle, Route de la Corniche 3B
1066 Epalinges
Switzerland
NOTICE OF THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Date and Time: June 13, 2024 at 4:00 AM EDT / 10:00 AM CEST
Location: Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland
Dear Shareholders:
We are pleased to invite you to the 2024 annual general meeting of shareholders (the “Annual Meeting”) of ADC Therapeutics SA (the “Company”) to be held on June 13, 2024 at 4:00 AM EDT / 10:00 AM CEST at the Company’s headquarters located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.
At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:
1.
Approving the Company’s management report, annual financial statements and consolidated financial statements for the year ended December 31, 2023 (collectively, the “Reports”) and acknowledging the auditors’ reports for the year ended December 31, 2023 (the “Auditors’ Report”).

2.	Approving, on an advisory basis under Swiss law, the Company’s compensation report for the year ended December 31, 2023.
3.	Discharging the members of the board of directors and the executive committee from liability for the year ended December 31, 2023.
4.	Approving the appropriation of the financial results for the year ended December 31, 2023 by carrying forward the loss resulting from such year.
5.	Reelecting nominees to the board of directors.
6.	Reelecting nominees to the compensation committee of the board of directors.
7.	Reelecting PHC Notaires, in Lausanne, Switzerland, as the independent proxy.
8.	Reelecting PricewaterhouseCoopers SA as the auditors.
9.	Approving, on a binding basis under Swiss law, the compensation of the board of directors and the executive committee.
10.	Approving, on an advisory basis under U.S. law, the compensation paid to our named executive officers.
11.	Approving, on an advisory basis under U.S. law, the frequency of future votes on the compensation paid to our named executive officers.
12.	Approving amendments to the articles of association.
We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on April 12, 2024 are entitled to notice of and vote at the Annual Meeting or any postponement(s) or adjournment(s) of the Annual Meeting.

Under U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our shareholders over the Internet. We will be able to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 26, 2024, we will commence sending to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting, the Reports and the Auditors’ Report. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.
Whether you plan to attend the Annual Meeting, it is important that you cast your vote. You may vote over the Internet, by telephone or by mail. You are urged to vote in accordance with the instructions set forth in the accompanying proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting, whether or not you can attend.
Thank you for your ongoing support of and interest in ADC Therapeutics SA.
By order of the board of directors,
/s/ Ron Squarer
Chair of the board of directors
/s/ Peter J. Graham
Secretary

INFORMATION ABOUT THE ANNUAL MEETING	2
BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE MATTERS	7
EXECUTIVE COMPENSATION	14
DIRECTOR COMPENSATION	30
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	38
PRINCIPAL ACCOUNTING FEES AND SERVICES	40
AUDIT COMMITTEE REPORT	41
PROPOSAL NO. 1: APPROVING THE MANAGEMENT REPORT, ANNUAL FINANCIAL STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS	42
PROPOSAL NO. 2: APPROVING, ON AN ADVISORY BASIS UNDER SWISS LAW, THE COMPENSATION REPORT	43
PROPOSAL NO. 3: DISCHARGING THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE COMMITTEE FROM LIABILITY	44
PROPOSAL NO. 4: APPROVING THE APPROPRIATION OF THE FINANCIAL RESULTS	45
PROPOSAL NO. 5: REELECTING DIRECTORS	46
PROPOSAL NO. 6: REELECTING COMPENSATION COMMITTEE MEMBERS	47
PROPOSAL NO. 7: REELECTING THE INDEPENDENT PROXY	48
PROPOSAL NO. 8: REELECTING THE AUDITORS	49
PROPOSAL NO. 9: APPROVING, ON A BINDING BASIS UNDER SWISS LAW, THE COMPENSATION OF THE BOARD OF DIRECTORS AND THE EXECUTIVE COMMITTEE	50
PROPOSAL NO. 10: APPROVING, ON AN ADVISORY BASIS UNDER U.S. LAW, THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS	51
PROPOSAL NO. 11: APPROVING, ON AN ADVISORY BASIS UNDER U.S. LAW, THE FREQUENCY OF FUTURE VOTES ON THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS	52
PROPOSAL NO. 12: APPROVING AMENDMENTS TO THE ARTICLES OF ASSOCIATION	53
OTHER MATTERS	58
APPENDIX A: PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION	A-1
i

ADC Therapeutics SA
Biopôle, Route de la Corniche 3B
1066 Epalinges
Switzerland
PROXY STATEMENT
2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Date and Time: June 13, 2024 at 4:00 AM EDT / 10:00 AM CEST
Location: Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland
This proxy statement (this “Proxy Statement”) and Notice of 2024 Annual General Meeting of Shareholders are being provided to you in connection with the solicitation of proxies by our board of directors for use at our 2024 annual general meeting of shareholders (the “Annual Meeting”) to be held on June 13, 2024 at 4:00 AM EDT / 10:00 AM CEST at the Company’s headquarters located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.
Shareholders of record at the close of business on April 12, 2024 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.
On or about April 26, 2024, we made available this Proxy Statement and the attached Notice of 2024 Annual General Meeting of Shareholders to all shareholders entitled to vote at the Annual Meeting and we began sending the Notice Regarding the Availability of Proxy Materials to all shareholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the year ended December 31, 2023, containing our financial statements for the year ended December 31, 2023, accompanies this Proxy Statement and forms part of the proxy materials.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2024
This Proxy Statement is not a form for voting and presents only an overview of the proxy materials, which contain important information. You are encouraged to access and view the complete proxy materials before voting. This Proxy Statement and the proxy materials, including our Annual Report on Form 10-K, management report, annual financial statements, consolidated financial statements, auditors’ reports and compensation report for the year ended December 31, 2023, are available for viewing, printing and downloading at ir.adctherapeutics.com/sec-filings/annual-reports-and-proxies/default.aspx. Additionally, you can find a copy of this Proxy Statement and our Annual Report on Form 10-K on the website of the U.S. Securities and Exchange Commission (the “SEC”) at sec.gov. You may also obtain a printed copy of this Proxy Statement and the proxy materials, including our Annual Report on Form 10-K, management report, annual financial statements, consolidated financial statements, auditors’ reports and compensation report for the year ended December 31, 2023, at no cost, upon written or oral request to us at the following address: Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor, Murray Hill, NJ 07974; (908) 731-5556.

INFORMATION ABOUT THE ANNUAL MEETING
Why am I receiving this Proxy Statement?
ADC Therapeutics SA (the “Company”) is soliciting proxies for the Annual Meeting. You are receiving this Proxy Statement because you owned common shares of the Company at the close of business on April 12, 2024, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
When and where is the Annual Meeting?
The Annual Meeting is scheduled to be held on June 13, 2024 at 4:00 AM EDT / 10:00 AM CEST at the Company’s headquarters located at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:
1.
Approving the Company’s management report, annual financial statements and consolidated financial statements for the year ended December 31, 2023 (collectively, the “Reports”) and acknowledging the auditors’ reports for the year ended December 31, 2023 (the “Auditors’ Report”).

2.	Approving, on an advisory basis under Swiss law, the Company’s compensation report for the year ended December 31, 2023.
3.	Discharging the members of the board of directors and the executive committee from liability for the year ended December 31, 2023.
4.	Approving the appropriation of the financial results for the year ended December 31, 2023 by carrying forward the loss resulting from such year.
5.	Reelecting nominees to the board of directors.
6.	Reelecting nominees to the compensation committee of the board of directors.
7.	Reelecting PHC Notaires, in Lausanne, Switzerland, as the independent proxy.
8.	Reelecting PricewaterhouseCoopers SA as the auditors.
9.	Approving, on a binding basis under Swiss law, the compensation of the board of directors and the executive committee.
10.	Approving, on an advisory basis under U.S. law, the compensation paid to our named executive officers.
11.	Approving, on an advisory basis under U.S. law, the frequency of future votes on the compensation paid to our named executive officers.
12.	Approving amendments to the articles of association.
We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we are permitted to furnish proxy materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Most shareholders will not receive printed copies of the proxy materials unless they request them.

Instead, the Notice, which was mailed to our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice.
When is the record date for the Annual Meeting?
The record date for the meeting is April 12, 2024. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. No shareholders will be registered in the share register, and will thus become shareholders of record, between the record date and the date of the Annual Meeting.
Will I be able to vote if I sell my shares after the record date?
Only shareholders of record at the close of business on the record date are entitled to vote at the Annual Meeting. Shareholders who sell their shares prior to the Annual Meeting will not be able to vote even if they are in possession of the proxy materials.
How many shares were outstanding as of the record date?
At the close of business on the record date, there were 82,814,000 common shares outstanding. The number of common shares that will be entitled to vote at the Annual Meeting will vary depending on how many common shares are deregistered between the record date and the date of the Annual Meeting.
To how many votes am I entitled?
Each common share is entitled to one vote per share on all matters presented for a vote. However, our articles of association provide that, if an individual or legal entity acquires shares and, as a result, directly or indirectly, has (alone or in concert with other parties) voting rights with respect to more than 15% of the share capital recorded in the Commercial Register, the shares exceeding the 15% limit shall be entered in the share register as shares without voting rights. If shares are being held by a nominee for third-party beneficiaries that control (alone or together with third parties) voting rights with respect to more than 15% of the share capital, the board of directors may cancel the registration of the shares with voting rights held by such nominee in excess of the 15% limit.
Members of the board of directors and the executive committee and their representatives and entities controlled by them are not allowed to vote on Proposal #3 (discharging the members of the board of directors and the executive committee from liability).
What is the difference between being a shareholder of record and a beneficial owner?
Many of our shareholders hold their shares through brokers, banks or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a shareholder of record and a beneficial owner.
Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are the shareholder of record, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to attend and vote at the Annual Meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the shareholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.
I share an address with another shareholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?
SEC rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any shareholder of record at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, such shareholder of record may contact Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc. 430 Mountain Avenue, 4th Floor, Murray Hill, NJ 07974 or by calling (908) 731-5556. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.
Conversely, if shareholders of record living at the same address received multiple copies of the Notice and, if applicable, the proxy materials, you may request delivery of a single copy by contacting us as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, the proxy materials.
How is a quorum reached?
There is no quorum requirement for the Annual Meeting. Under Swiss law, corporations do not have specific quorum requirements for shareholder meetings, and our articles of association do not otherwise provide for a quorum requirement.
Who is the independent voting representative for the Annual Meeting and how do I get in touch?
Swiss law requires public companies to appoint an independent voting representative (the “Independent Proxy”), to whom shareholders of record and nominees can give a proxy to vote on their behalf as well as voting instructions. The Company’s Independent Proxy is PHC Notaires, in Lausanne, Switzerland. You may contact the Independent Proxy at PHC Notaires, Pl. Benjamin-Constant 2, Case postale 1269, 1001 Lausanne, Switzerland.
How can I vote my shares in advance of the Annual Meeting?
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting.
If you are a shareholder of record, you may vote by giving voting instructions and authorization to the Independent Proxy electronically through the Computershare portal with the individual shareholder number (QR Code). To do so, shareholders of record should follow the instructions given in the Notice. Shareholders of record may also give voting instructions and authorization to the Independent Proxy through Computershare by mail, using a proxy card.
If you are a beneficial owner, you may vote by giving voting instructions and authorization to the Independent Proxy electronically pursuant to the instructions of your broker or nominee and should use the portal designated by your broker or nominee. Beneficial owners should observe the deadlines to submit voting instructions and authorizations that are set in the instructions of their broker or nominee.
Can I attend the Annual Meeting in person?
If you are a shareholder of record, or if you are a beneficial owner and have obtained a legal proxy from your broker, bank or nominee authorizing you to vote at the Annual Meeting, you may attend the Annual Meeting in person or arrange to be represented by another person with the right to vote, in each case using the proxy card. We recommend that you give voting instructions and authorization to the Independent Proxy even if you plan to attend the Annual Meeting in person.
Individuals who plan to attend the Annual Meeting in person need to present their proxy card and a valid government-issued proof of identity at the Annual Meeting venue. Such individuals are urged to arrive at the Annual Meeting venue no later than 10:00 a.m. CEST on June 13, 2024.
To enable us to determine attendance correctly, any individual leaving the Annual Meeting early or temporarily will be requested to present their proxy card upon exit.
Can I revoke my proxy and change my vote?
You may revoke your proxy by notifying the Independent Proxy in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone, or by attending the meeting and voting in person. If you choose to revoke your proxy by notifying the Independent Proxy or by returning a signed proxy with a later date, you must ensure that such action is taken and any notices or documents are received no later than June 6, 2024, 11:59 p.m. EDT / June 7, 2024 at 5:59 a.m. CEST. If you choose to revoke your proxy by transmitting a subsequent vote over the Internet or by telephone, you must do so prior to the close of the Internet voting facility or the telephone voting facility at June 10, 2024, 11:59 p.m. EDT / June 11, 2024 at 5:59 a.m. CEST. If your shares are held in street name, you must contact your broker or nominee for instructions as to how to change your vote.
What if I do not vote my shares?
If you are a shareholder of record, if you do not vote or give instructions to the Independent Proxy to vote, your shares will not be counted for or against the proposal.
If you are a beneficial owner, if you do not vote or give instructions to the Independent Proxy to vote via your broker or nominee, then under applicable rules, your broker or nominee will still be able to vote your shares with respect to certain “routine” items. Proposal #1 (approving the Reports and acknowledging the Auditors’ Report), Proposal #4 (approving the appropriation of the financial results), Proposal #7 (reelecting the independent proxy) and Proposal #8 (reelecting the statutory auditor) are considered routine items. Accordingly, your broker may vote your shares in its discretion with respect to these proposals even if you do not give voting instructions. With respect to other proposals, which are “non-routine” items, your shares will not be represented, and your broker may not vote your shares, with respect to these proposals and your shares will be counted as “broker non-votes,” which will not be counted for or against the proposal. We encourage you to give your broker or nominee voting instructions with respect to “routine” and “non-routine” items.
How does the board of directors recommend I vote on the proposals?
The board of directors recommends that you vote “FOR” Proposal #1 (approving the Reports and acknowledging the Auditors’ Report), Proposal #2 (approving, on an advisory basis under Swiss law, the Company’s compensation report), Proposal #3 (discharging the members of the board of directors and the executive committee from liability), Proposal #4 (approving the appropriation of the financial results), all subparts of Proposal #5 (reelecting directors), all subparts of Proposal #6 (reelecting compensation committee members), Proposal #7 (reelecting the independent proxy), Proposal #8 (reelecting the auditors), all subparts of Proposal #9 (approving, on a binding basis under Swiss law, the compensation of the board of directors and the executive committee), Proposal #10 (approving, on an advisory basis under U.S. law, the compensation paid to the named executive officers) and all subparts of Proposal #12 (approving amendments to the articles of association). The board of directors recommends that you vote “ONE YEAR” for Proposal #11 (approving, on an advisory basis under U.S. law, the frequency of future votes on the compensation paid to the named executive officers).
What is the vote required to approve the proposals and how are votes counted?
The affirmative vote of a majority of votes represented at the Annual Meeting is required for Proposal #1 (approving the Reports and acknowledging the Auditors’ Report), Proposal #2 (approving, on an advisory basis under Swiss law, the Company’s compensation report), Proposal #3 (discharging the members of the board of directors and the executive committee from liability), Proposal #4 (approving the appropriation of the financial results), all subparts of Proposal #5 (reelecting directors), all subparts of Proposal #6 (reelecting compensation committee members), Proposal #7 (reelecting the independent proxy), Proposal #8 (reelecting the auditors), all subparts of Proposal #9 (approving, on a binding basis under Swiss law, the compensation of the board of directors and the executive committee), Proposal #10 (approving, on an advisory basis under U.S. law, the compensation paid to the named executive officers), Proposal #12b (approving amendments to the articles of association regarding the deadline to submit agenda items) and Proposal #12c (approving amendments to the articles of association relating to the board of directors, compensation and related matters). Abstentions will have the same effect as votes “AGAINST” these proposals. Broker non-votes will have no effect on the result of these proposals. Please refer to “What if I do not vote my shares?” regarding brokers’ ability to vote your shares with respect to routine items.
The affirmative vote of two-thirds of votes represented at the Annual Meeting is required for Proposal #12a (approving amendments to the articles of association relating to shares, shareholder rights and general meetings), Proposal #12d (approving amendments to the articles of association for conditional share capital flexibility),

Proposal #12e (approving amendments to the articles of association to permit shareholder meetings outside Switzerland and hybrid and virtual shareholder meetings) and Proposal #12f (approving amendments to the articles of association relating to the jurisdiction of Swiss courts). Abstentions will have the same effect as votes “AGAINST” these proposals. Broker non-votes will have no effect on the result of these proposals.
The affirmative vote of a majority of votes cast is required for Proposal #11 (approving, on an advisory basis under U.S. law, the frequency of future votes on the compensation paid to the named executive officers). If none of the options receive a majority vote, the option that receives the highest number of votes cast will be considered to be the frequency selected by shareholders. Abstentions and broker non-votes will have no effect on the result of this proposal.
Are there other matters to be voted on at the Annual Meeting?
We do not know of any matters that may come before the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
The board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Alliance Advisors, LLC as proxy solicitor to assist in the solicitation of proxies for $16,000.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
How can I find out the results of the voting at the Annual Meeting?
Final voting results will be contained in a Current Report on Form 8-K that will be filed within four business days after the Annual Meeting.
Who should I call if I have any additional questions?
If you are a shareholder of record, you may contact Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc. 430 Mountain Avenue, 4th Floor, Murray Hill, NJ 07974 or by calling (908) 731-5556. If you are a beneficial owner, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE MATTERS
Directors and Executive Officers
The following table presents information about our current executive officers and directors. Ages are provided as of April 1, 2024.
Name	Position(s)	Age
Executive Officers and Directors
Ameet Mallik	Chief Executive Officer and Director	51
Jose “Pepe” Carmona	Chief Financial Officer	52
Peter Graham	Chief Legal Officer	57
Mohamed Zaki	Chief Medical Officer	59
Non-Executive Directors
Ron Squarer	Chairman of the Board of Directors	57
Robert Azelby	Director	56
Jean-Pierre Bizzari	Director	69
Peter Hug	Director	65
Viviane Monges	Director	60
Thomas Pfisterer	Director	42
Tyrell J. Rivers	Director	51
Victor Sandor	Director	57
Executive Officers
Ameet Mallik has been our Chief Executive Officer since May 2022 and a member of our board of directors since June 2022. From 2005 to April 2021, Mr. Mallik served in various positions at Novartis, including as Executive Vice President and Head, U.S. Oncology from November 2017 to April 2021 and as Senior Vice President, Head of Global Marketing, Value and Access from November 2015 to November 2017. Prior to that, Mr. Mallik held various commercial roles at Sandoz and was an Associate Principal at McKinsey. From May 2021 to January 2022, Mr. Mallik served as the Chief Executive Officer of Rafael Holdings. Mr. Mallik also serves on the board of directors of Atara Biotherapeutics. Mr. Mallik holds an M.B.A. from The Wharton School at the University of Pennsylvania, and an M.S. in Biotechnology and B.S. in Chemical Engineering, both from Northwestern University. We believe that Mr. Mallik’s extensive experience in the biotech and biopharma space and leadership of our company make him a valuable addition to our board of directors.
Jose “Pepe” Carmona has been our Chief Financial Officer since December 2022. From October 2020 to November 2022, Mr. Carmona served as Chief Financial Officer of Rubius Therapeutics. From May 2017 to September 2020, Mr. Carmona served as Chief Financial Officer of Radius Health. Prior to that, Mr. Carmona served as the Chief Financial Officer of Innocoll Holdings and its predecessor entity, Innocoll, and Chief Financial Officer of Alcon Europe, Middle East & Africa, a division of Novartis, and served in numerous financial management positions with increasing responsibility at Novartis. Mr. Carmona holds a B.S. in industrial civil engineering from Universidad Tecnica Federico Santa Maria and an M.B.A. from Columbia Business School.
Peter Graham has been our Chief Legal Officer since November 2022. From 2015 until its sale to Halozyme Therapeutics in 2022, Mr. Graham served as Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources and Secretary of Antares Pharma. Previously, he served as Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources at Delcath Systems from 2010 to 2015. Prior to that, Mr. Graham held various senior executive legal and compliance roles at ACIST Medical Systems, E-Z-EM, and AngioDynamics. Mr. Graham received his J.D. from Yeshiva University’s Benjamin N. Cardozo School of Law and his B.A. in Political Science from the University of Wisconsin-Madison.
Mohamed Zaki, M.D., Ph.D., has been our Chief Medical Officer since January 2023. From September 2018 to December 2022, Dr. Zaki served in senior clinical development roles at AbbVie, including as Vice President & Global Head of Oncology Clinical Development and Vice President & Global Head of Hematology Clinical Development. From February 2010 to September 2018, Dr. Zaki served in various senior clinical development roles at Celgene. Prior to that, Dr. Zaki worked at Sanofi-Aventis and Centocor, a subsidiary of Johnson & Johnson. Dr. Zaki holds an M.D. and an M.S. from Ain Shams University School of Medicine and a Ph.D. jointly from the University of Pennsylvania and Ain Shams University School of Medicine. Dr. Zaki also served on the faculty of both institutions and was a practicing physician earlier in his career.
Non-Executive Directors
Ron Squarer has been the Chairman of our board of directors since April 2020. From 2012 to its acquisition by Pfizer in August 2019, he served as the Chief Executive Officer at Array BioPharma. Previously, Mr. Squarer served in various senior positions at Hospira, which was later acquired by Pfizer, including as Chief Commercial Officer. In addition, Mr. Squarer has held leadership roles at Pfizer (focused on oncology) and at SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline). In addition to our board of directors, Mr. Squarer also serves as a member of the board of directors of Deciphera Pharmaceuticals and Travere Therapeutics. Mr. Squarer holds a B.S. in biochemistry from the University of California, Berkeley, and an M.B.A. from Northwestern University’s Kellogg School of Management. We believe that Mr. Squarer’s extensive experience in the biotech and biopharma space makes him a valuable addition to our board of directors.
Robert Azelby has been a Non-Executive Director of our board of directors since June 2023. From October 2020 to February 2023, he served as President and Chief Executive Officer of Eliem Therapeutics. Prior to that, Mr. Azelby served as the Chief Executive Officer of Alder BioPharmaceuticals from June 2018 until its acquisition by H. Lundbeck in 2019. From November 2015 to May 2018, Mr. Azelby served as Executive Vice President, Chief Commercial Officer of Juno Therapeutics. Prior to that, Mr. Azelby served in various positions at Amgen, including vice president and general manager, oncology, vice president, Amgen oncology sales, vice president, commercial effectiveness unit and general manager of Amgen Netherlands. Mr. Azelby currently serves on the board of directors of Autolus Therapeutics and Cardinal Health. He previously served on the board of directors of Eliem Therapeutics, Alder BioPharmaceuticals, Chinook Therapeutics, Clovis Oncology, Cascadian Therapeutics and Immunomedics. Mr. Azelby holds a B.A. in Economics and Religious Studies from the University of Virginia and an M.B.A. from Harvard Business School. We believe that Mr. Azelby’s extensive experience in the biotech and biopharma space makes him a valuable addition to our board of directors.
Jean-Pierre Bizzari, M.D., has been a Non-Executive Director of our board of directors since June 2022. He is a member of the scientific advisory board of France’s National Cancer Institute and a board member of the European Organisation of Research and Treatment of Cancer. From 2008 to 2015, Dr. Bizzari served as Executive Vice President, Group Head of Clinical Development Oncology at Celgene Corporation. Prior to that, he held various senior clinical development positions at Sanofi S.A., Aventis and Rhône-Poulenc. In addition to our board of directors, Dr. Bizzari also serves as a member of the board of directors of Halozyme Therapeutics., Oxford BioTherapeutics, NETRIS Pharma and APREA Therapeutics. Dr. Bizzari holds an M.D. from Nice Medical School. We believe that Mr. Bizzari’s extensive experience in the biotech and biopharma space makes him a valuable addition to our board of directors.
Peter Hug, Ph.D., has been a Non-Executive Director of our board of directors since June 2019. From 1983 to 2018, Dr. Hug served in various positions at F. Hoffmann-La Roche, including as head of Roche Pharma EEMEA region, head of Roche Pharma Europe region and Executive Vice President of Roche Pharma Partnering. In addition to our board of directors, Dr. Hug also serves as a member of the board of directors of Mundipharma MEA and AC BioScience Ltd. Dr. Hug holds a Ph.D. in economics from the University of Basel. We believe that Mr. Hug’s extensive experience in the biotech and biopharma space makes him a valuable addition to our board of directors.
Viviane Monges has been a Non-Executive Director of our board of directors since June 2021. From 2010 to 2017, she served in various senior financial leadership positions at Nestlé S.A., including as Vice President, Finance and Control from 2015 to 2017. Prior to that, Ms. Monges served as Group Chief Financial Officer of Galderma S.A., Global Chief Financial Officer of the OTC Division of Novartis and Chief Financial Officer of the Global Pharma Business Unit at Wyeth Pharmaceuticals, Inc.. In addition to our board of directors, Ms. Monges serves on the board of directors of Novo Holdings, Pharvaris, EUROAPI and Ferring Pharmaceuticals. She holds a B.A. and an M.B.A. in finance and public administration from the École Supérieure de Commerce de Paris. We believe that Ms. Monges’ extensive experience in the biotech and biopharma space makes her a valuable addition to our board of directors.

Thomas Pfisterer has been a Non-Executive Director of our board of directors since October 2016. Since 2015, Mr. Pfisterer has headed the direct investment activities of the WILD Family Investment Office. From 2011 to 2015, Mr. Pfisterer served as the head of strategic development of WILD Flavors, where he directed the company’s global M&A activities. Previously, Mr. Pfisterer also worked in the investment banking division of Morgan Stanley Bank. In addition to our board of directors, Mr. Pfisterer also serves as a member of the board of directors of Sermonix Pharmaceuticals, InSphero, Bloom Diagnostics and Imvax. Mr. Pfisterer holds a B.A. in economics and a B.A. in business administration from the University of St. Gallen and an M.Phil. in finance from Cambridge University. We believe that Mr. Pfisterer’s extensive experience with our company makes him a valuable addition to our board of directors.
Tyrell J. Rivers, Ph.D., has been a Non-Executive Director of our board of directors since June 2018. Since 2014, Dr. Rivers has been an Executive Director within AstraZeneca’s Corporate Development Group. From 2009 to 2014, Dr. Rivers was at MedImmune Ventures specializing in biotechnology investing. In addition to our board of directors, Dr. Rivers also serves as a member of the board of directors of Cerapedics, Quell Therapeutics, BioHealth Innovation Inc. and VaxEquity. Dr. Rivers holds a B.S. in chemical engineering from the Massachusetts Institute of Technology, an M.S. in engineering from the University of Texas at Austin, an M.B.A. from New York University Stern School of Business and a Ph.D. in chemical engineering from the University of Texas at Austin. We believe that Mr. Rivers’ extensive experience in the biotech and biopharma space makes him a valuable addition to our board of directors.
Victor Sandor, M.D. C.M., has been a Non-Executive Director of our board of directors since April 2020. From 2014 to its acquisition by Pfizer in August 2019, he served as the Chief Medical Officer at Array BioPharma. Previously, Dr. Sandor served in various senior positions at Incyte, including as Senior Vice President of Global Clinical Development, at Biogen Idec, including as Vice President and Chief Medical Officer for Oncology, and at AstraZeneca. In addition to our board of directors, Dr. Sandor also serves as a member of the board of directors of Merus, Prelude Therapeutics, Istari Oncology and Kymera Therapeutics. Dr. Sandor holds a M.D. C.M from McGill University and completed a Fellowship in Medical Oncology at the National Cancer Institute in Bethesda Maryland. We believe that Mr. Sandor’s extensive experience in the biotech and biopharma space makes him a valuable addition to our board of directors.
Director Independence
The board of directors has affirmatively determined that each of Robert Azelby, Jean-Pierre Bizzari, Peter Hug, Viviane Monges, Tyrell J. Rivers and Victor Sandor is an independent director within the meaning of NYSE listing standards.
Board Leadership Structure
Ron Squarer serves as chair of the board of directors. The chair of the board of directors, among other responsibilities, chairs meetings of shareholders and meetings of the board of directors, leads the board of directors and coordinates the board of directors’ organization of the supervision of the chief executive officer.
As Mr. Squarer is not an independent director within the meaning of NYSE listing standards, pursuant to our organizational regulations and Corporate Governance Guidelines, the board appointed Peter Hug as lead independent director and vice-chairman. The lead independent director, among other responsibilities, presides over executive sessions of non-employee directors and executive sessions of independent directors, works with the chair of the board of directors and the chief executive officer to develop and review agendas and materials for board of directors meetings, works with the chair of the board of directors to develop and approve the schedule for meetings of the board of directors, liaises and facilitates communications between the independent directors and the chair of the board of directors, the chief executive officer and management, and leads the independent directors to assess the performance of the chair of the board of directors.
The board of directors believes that its current leadership structure is in the best interests of the Company and the shareholders at this time. The board of directors currently believes that separating the roles of chief executive officer role from the board chair role and appointing a lead independent director if the board chair is not an independent director put the board of the directors in the best position to oversee executives, monitor and respond to key risks and strategic initiatives and act in the best interest of shareholders. However, the board of directors does not have a policy with respect to the separation of the roles of chief executive officer and chair of the board of directors. The board of directors believes that this matter should be discussed and determined by the board of directors from time to time, based on all of the then-current facts and circumstances. If the chief executive officer also serves as the chair of the board of directors, as the chief executive officer would not be an independent director within the meaning of NYSE listing standards, pursuant to our organizational regulations and Corporate Governance Guidelines, the board of directors would appoint a lead independent director.
Committees of the Board of Directors
Our board of directors has established four separate committees: an audit committee, a compensation committee, a nomination and corporate governance committee; and a science and technology committee. Each committee’s charter is available on the Investors section of our website at adctherapeutics.com.
Audit Committee
The audit committee consists of Viviane Monges (chair), Robert Azelby and Tyrell Rivers. Our board of directors has determined that all members of the audit committee are financially literate, that each of Vivian Monges, Robert Azelby and Tyrell Rivers is considered an “audit committee financial expert” as defined by the SEC and that all members of the audit committee satisfy the “independence” requirements set forth in NYSE listing standards and Rule 10A-3 under the Exchange Act. The audit committee is governed by a charter that complies with the NYSE listing standards. The audit committee has the responsibility to, among other things:
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subject to recommendation by the board directors to our shareholders and election by our shareholders as required by the laws of Switzerland, select, appoint, retain, terminate and oversee the work of the independent auditor;

•	pre-approve the audit services and non-audit services to be provided by the independent auditor pursuant to pre-approval policies and procedures;
•	evaluate the independent auditor’s qualifications, performance and independence, and present its conclusions with respect to the independent auditor to the board of directors;
•	at least annually, evaluate the performance, responsibilities, budget and staffing of the internal audit function and review and approve the internal audit plan;
•	review and discuss with management and the independent auditor the annual audited consolidated and stand-alone financial statements and unaudited quarterly financial statements;
•	review the type and presentation of information included in the earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•	in conjunction with the chief executive officer and chief financial officer, review disclosure controls and procedures and internal control over financial reporting;
•	review policies and practices with respect to risk assessment and risk management; and
•	review any major litigation or investigations against the Company that may have a material impact on the Company’s financial statements.
The audit committee meets as often as it determines is appropriate to carry out its responsibilities, but in any event meets at least four times per year.
Compensation Committee
The compensation committee consists of Peter Hug (chair), Robert Azelby and Victor Sandor. Our board of directors has determined that all members of the compensation committee satisfy the “independence” requirements set forth in NYSE listing standards. In addition, all members of the compensation committee are non-employee directors under Section 16 of the Exchange Act. The compensation committee is governed by a charter that complies with the NYSE listing standards. The compensation committee has the responsibility to, among other things:
•	review and, subject to the shareholder approval, approve, or make recommendations to the independent directors of the board of directors for approval of, the compensation of the executive committee;
•	review and make recommendations to the board of directors for approval, subject to the shareholder approval, of the compensation of members of the board of directors;

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identify, review and approve the corporate objectives, performance metrics and target values of the compensation of the extended management team, other than members of the executive committee, and review and approve the recommendation of the chief executive officer regarding the fixed and variable compensation of the members of the management team, other than members of the executive committee;

•	review and make recommendations to the board of directors regarding our compensation and benefits policies, strategy and plans;
•	administer our compensation and benefits plans; and
•	review and assess risks arising from our employee compensation policies and practices.
Nomination and Corporate Governance Committee
The nomination and corporate governance committee consists of Jean-Pierre Bizzari (chair), Peter Hug and Viviane Monges. Our board of directors has determined that all members of the nomination and corporate governance committee satisfy the “independence” requirements set forth in NYSE listing standards. The nomination and corporate governance committee is governed by a charter that complies with the NYSE listing standards. The nomination and corporate governance committee has the responsibility to, among other things:
•	oversee searches for and identify qualified individuals for membership on the board of directors;
•	recommend to the board of directors criteria for membership on the board of directors and its committees and recommend individuals for membership on the board of directors and its committees;
•	oversee self-evaluations of the board of directors and its committees;
•	review succession planning for the board of directors and management; and
•	oversee compliance with the Business Code of Conduct and Ethics and Corporate Governance Guidelines.
Science and Technology Committee
The science and technology committee, consists of Victor Sandor (Chair), Jean-Pierre Bizzari and Tyrell J. Rivers. The science and technology committee has the responsibility to, among other things:
•	review and make recommendations to the board of directors regarding our preclinical and clinical research and development activities, strategies and guidelines;
•	provide strategic advice to the board of directors regarding emerging science and technology issues and trends;
•	examine periodically our measures to keep the research and development personnel motivated, productive and entrepreneurially oriented;
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ensure that appropriate research and development objectives are in place that are aligned with our overall research and development strategy, and that progress against these objectives is being appropriately assessed; and

•	ensure that appropriate market potential assessments are being conducted.
Attendance at Board of Directors and Annual Meetings
During 2023, the board of directors held 13 meetings, the audit committee held 11 meetings, the compensation committee held 4 meetings, the nomination and corporate governance committee held 2 meetings and the science and technology committee held 6 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors held during the period for which such director served as a director and (ii) the total number of meetings held by all committees of the board of directors on which such director served during the period of such director’s committee service.
Non-employee directors, as well as independent directors, meet in regularly scheduled sessions, typically after a scheduled board meeting. The board of directors has designated Peter Hug as the lead independent director to preside over executive sessions of non-employee directors and executive sessions of independent directors.

Although we do not have a formal policy regarding attendance by members of the board of directors at annual meetings of shareholders, we encourage directors to attend such meetings. All of our directors attended our 2023 annual general meeting of shareholders.
Role of the Board of Directors in Risk Oversight
One of the key functions of the board of directors is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. The board of directors does not have a standing risk management committee but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, as part of its overall oversight obligation, the board of directors is responsible for monitoring and assessing strategic risk exposure. The audit committee reviews our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including policies and practices with respect to risk assessment and risk management, monitors compliance with legal and regulatory requirements, oversees our cybersecurity risk management and reviews related-party transactions. The compensation committee reviews our compensation policies and programs and their potential to encourage excessive risk-taking. The nomination and corporate governance committee reviews succession planning for the board of directors and management and monitors the effectiveness of our Code of Conduct and Corporate Governance Guidelines.
Hedging and Pledging Policy
Transactions in derivative securities may reflect a short-term and speculative interest in our securities and may create the appearance of impropriety. Trading in derivatives may also focus attention on short-term performance at the expense of our long-term objectives. Therefore, our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions to hedge ownership of our common shares, including publicly traded options, such as puts and calls, and other derivative securities with respect to our common shares. Options and other securities issued pursuant to our compensation plans or other compensatory arrangements with us are not subject to this prohibition. In addition, our Insider Trading Policy also prohibits our directors, officers and employees from pledging our common shares, including purchasing our common shares on margin or holding our common shares in a margin account, unless our board of directors has authorized the pledge.
Director Nomination Process
The nomination and corporate governance committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, the nomination and corporate governance committee will consider the composition of the board of directors and the needs of the board of directors and its committees. Some of the qualifications that the nomination and corporate governance committee considers include, without limitation, experience of particular relevance to us and the board of directors, accomplishments, superior credentials, independence, area of expertise, diversity and the highest ethical and moral standards. In determining whether to recommend a director for re-election, the nomination and corporate governance committee also considers the director’s past attendance and performance at meetings and participation in and contributions to the activities of the board of directors and our company. Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that it should be a diverse body, and the nomination and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nomination and corporate governance committee may take into account such factors as gender, race, ethnicity, differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. After completing its review and evaluation of director candidates, the nomination and corporate governance committee recommends to the board of directors the director nominees for selection.
The nomination and corporate governance committee will consider candidates for director recommended by shareholders who are shareholders of record at the time of the submission of the director recommendation and on the record date for the determination of shareholders entitled to vote at the annual meeting. The nomination and corporate governance committee will evaluate such recommendations in accordance with the regular director nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

A shareholder that wants to recommend a candidate for election to the board of directors should direct the recommendation in writing to ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor. Murray Hill, NJ 07974, Attention: Secretary. The recommendation should include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending shareholder’s ownership of our share capital. Such recommendation should also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for membership on the board of directors. Nominations for directors must comply with our articles of association.
Communications with the Board of Directors
Shareholders and other interested parties may communicate with the board of directors, the independent directors as a group or any of our directors. Shareholders and other interested parties may send written communications addressed to ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor. Murray Hill, NJ 07974, Attention: Secretary. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the board of directors or the applicable director(s). The purpose of this screening is to allow the board of directors and the applicable director(s) to avoid having to consider irrelevant or inappropriate communications such as advertisements, solicitations and product inquiries.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, executive officers and directors. The Code of Conduct is available on the Investors section of our website adctherapeutics.com. The board of directors is responsible for overseeing the Code of Conduct and is required to approve any waivers of the Code of Conduct. We intend to disclose any amendment to, and any waiver from, a provision of the Code of Conduct by posting such information on the Investors section of our website adctherapeutics.com. For the year ended December 31, 2023, we did not grant any waivers of the Code of Conduct.
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”). The Corporate Governance Guidelines are available on the Investors section of our website adctherapeutics.com.

EXECUTIVE COMPENSATION
Named Executive Officers
Our named executive officers (“NEOs”), who consist of (i) all individuals serving as our principal executive officer during fiscal year 2023, (ii) two other of our most highly compensated executive officers who were serving as executive officers at December 31, 2023, and (iii) up to two other of our most highly compensated executive officers for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as an executive officer at December 31, 2023, are:
•	Ameet Mallik, our Chief Executive Officer (who has been our Chief Executive Officer since May 2022);
•	Jose “Pepe” Carmona, our Chief Financial Officer (who has been our Chief Financial Officer since December 2022); and
•	Mohamed Zaki, our Chief Medical Officer (who has been our Chief Medical Officer since January 2023).
Elements of Compensation
Overview
The following discussion provides an overview of our philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our NEOs.
Executive Compensation Philosophy and Objectives
Our compensation philosophy is to reward performance, support our business strategies and offer competitive compensation arrangements to both attract and retain key individuals. In accordance with this philosophy, the compensation committee evaluated our corporate performance in the preceding year when formulating compensation for our NEOs for 2023. This assessment also took into account the individual performance of each executive, prevailing macroeconomic conditions and pertinent data obtained from peer group companies.
Our executive compensation decisions are based on the following fundamental philosophies and objectives of our compensation committee:
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compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they have the increased ability to affect our results;

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target compensation should reflect the value of the position in the marketplace. To attract and retain skilled and experienced executives in the highly competitive and dynamic pharmaceutical and biotech industries, we must offer a competitive compensation package;

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compensation should be variable and our programs are designed to pay for performance. We reward outstanding Company performance with above-target compensation and provide less-than-target compensation when Company objectives are not achieved;

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compensation programs should align the interests of our executive officers with those of our shareholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that we believe are critical to our success and to increase shareholder value; and

•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives by rewarding them for meeting those objectives.
Our compensation committee uses policies and processes to evaluate and assess the compensation of our NEOs. These policies and processes are reflected in our compensation decisions for 2023 and signify our compensation committee’s commitment to align executive compensation with our business objectives and performance. We reward our NEOs in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated NEOs in our peer group and the biotech or life sciences industry. We believe that our approach to goal setting, weighting of targets and evaluation of performance results assists in mitigating excessive risk-taking by our NEOs that could harm our value or reward poor judgment by our NEOs. We believe that several features of our programs reflect sound risk management practices.
Additionally, each NEO has an employment agreement with us that includes base salary and annual and long-term incentives. Further details regarding the terms of the employment agreements are described in “—Employment Agreements.”
Compensation Practices Summary
We believe that our compensation programs and policies reflect best practices to promote shareholders’ interests.
What We Do
✔	Tie significant portions of compensation to Company performance.
✔	We evaluate corporate performance in our annual incentive plans. Performance is compared to our corporate objectives as described under the heading “—Annual Incentive Compensation and Bonuses.”
✔	We maintain a clawback policy as described under the heading “—Clawback Policy.”
✔	Our long-term incentive awards require both a change in control and a qualifying termination of employment (a so-called “double trigger”) to trigger payment.
✔	The compensation committee retains an independent compensation consultant to advise on market practices and specific compensation programs.
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We will conduct an annual advisory say-on-pay vote and actively review the results as we make program decisions. We solicit feedback regarding our compensation programs from shareholders and proxy advisors and consider any other shareholders comments we receive.

✔	We allocate our compensation among base salary and short- and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking.
✔	We apply Company-wide metrics to encourage decision-making that is in the best long-term interests of the Company and our shareholders.
✔	We use a mix of equity award instruments under our long-term incentive program, including both share options and full-value awards.
✔	Our equity awards vest over multi-year periods.
What We Don’t Do
✘	We do not provide single-trigger vesting of non-Board member equity awards upon a change in control.
✘	We do not provide tax gross-ups for NEOs to cover excise taxes under Section 4999 of the Internal Revenue Code.
✘	We do not pay dividends or dividend equivalents on shares or units that are not vested.
✘	No pension benefits provided to NEOs.
Compensation Components
The three primary components of executive compensation are base salary, annual incentive cash bonus and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn greater/incremental rewards when merited by individual and Company performance.
Base Salary. We pay our NEOs a base salary, which our compensation committee reviews and determines annually. Base salaries are used to compensate our NEOs for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the NEO’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results and the length of the NEO’s service at the Company. Decisions regarding base salary increases take into account the NEO’s current base salary, third-party benchmark and survey data, the salary compensation paid to executive officers within the Company, our overall performance and its success in achieving its operational and strategic goals and objectives, the NEO’s contribution to Company performance and, for our non-CEO NEOs, recommendations made by our CEO.

Annual Incentive Cash Bonus. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and our performance. Our Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and our shareholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and our performance, focus participants on critical corporate objectives, offer a competitive cash incentive and encourage and reward performance and competencies critical to our success.
Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our compensation committee views as short-term compensation to reward our NEOs for meeting Company performance objectives, a large portion of our NEOs’ compensation is in the form of long-term equity incentive awards. Our long-term incentive compensation serves to align a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders. To that end, each year the compensation committee provides an annual equity-based incentive award to each of our NEOs that is typically composed of share options and restricted share units (“RSUs”). The annual equity awards are designed to engage Company leaders to focus on our long-term performance, offer participants competitive and market-based long-term incentive award opportunities and strengthen the link between a participant’s compensation and his or her overall performance and our overall performance. We believe that the annual equity awards will further assist us in achieving an appropriate balance between our long- and short-term performance, as well as between the achievement of annual operating objectives and creating long-term value and the delivery of shareholder return by providing compensation commensurate with overall delivery of Company performance. For more information regarding our equity compensation plans, please see “—Long-Term Incentives—Equity Compensation.”
2023 Executive Compensation
Our compensation philosophy is to reward performance, support our business strategies and offer competitive compensation arrangements to both attract and retain key individuals. In accordance with this philosophy, the compensation committee evaluated our corporate performance in the preceding year when formulating compensation for our NEOs for 2023. This assessment also took into account the individual performance of each executive, prevailing macroeconomic conditions and pertinent data obtained from peer group companies.
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We worked with Alpine Rewards, the compensation committee’s independent compensation consultant, to update our compensation study of our executive compensation as compared to the executive compensation of the companies in our peer group, as discussed in more detail in “Setting Executive Pay (Benchmarking)”;

•	We awarded modest salary increases, as discussed in “Base Salary”;
•	We awarded annual cash incentive awards, as discussed in “Annual Incentive Compensation and Bonuses”; and
•	We awarded long-term incentive awards, as discussed in “—Long-Term Incentives—Equity Compensation.”
In determining 2023 compensation for our CEO, the compensation committee also considered his level of experience, the critical role he plays in achieving our strategic goals and his individual performance. The compensation of our other two NEOs, Mr. Carmona and Dr. Zaki, was considered by our compensation committee in connection with their hires in December 2022 and January 2023, respectively.
For 2023, consistent with our pay for performance philosophy, a large portion of the target total direct compensation awarded to our CEO and other NEOs is based on performance. Our CEO is eligible to participate in the same executive programs as the other NEOs; however, a larger proportion of his target total direct compensation is at risk.
Setting Executive Pay (Benchmarking)
Our compensation committee retained Alpine Rewards to conduct a competitive benchmarking analysis for compensation decisions. As an initial step in that process, Alpine reviewed the prior year’s criteria and, based on changes in our headcount, revenue and market capitalization, recommended changes for determining a peer group of companies that each met some or all of the following criteria:
•	Public emerging commercial bio pharma companies with a preference for companies in US biotech “hub” locations and those focused in oncology);

•	Market capitalization generally between $200 million and $2 billion;
•	Annual revenue between $100 million and $250 million; and
•	100 to 1,000 employees.
Based on the criteria set forth above, the final group of peer companies approved by our compensation committee in October 2022 for use in benchmarking to inform Q1 2023 compensation decisions was composed of the following companies:
Agios Pharmaceuticals	G1 Therapeutics	Mirum Pharmaceuticals
Allogene Therapeutics	Heron Therepeutics	MorphoSys AG
Arvinas	ImmunoGen	Nurix Therapeutics
Atara Biotherapeutics	Karyopharm Therapeutics	Rhythm Pharmaceuticals
Deciphera Pharmaceuticals	Kura Oncology	Sorrento Therapeutics
Esperion Therapeutics	MacroGenics	SpringWorks Therapeutics
Fate Therapeutics	Mirati Therapeutics	Y-mAbs Therapeutics
At the compensation committee’s request, Alpine again reviewed the criteria in September 2023 for use in benchmarking to inform Q4 2023 / Q1 2024 compensation decisions. Based on our then-current revenue, headcount and market capitalization profile, Alpine recommended the following criteria to assess the peer group:
•	Public emerging commercial bio pharma companies with a preference for companies in US biotech “hub” locations and those focused in oncology);
•	Market capitalization generally between $100 million and $750 million;
•	Annual revenue between $100 million and $350 million; and
•	100 to 1,000 employees.
Based on the criteria set forth above, the final group of peer companies approved by our compensation committee in September 2023 for use in benchmarking to inform Q4 2023 / Q1 2024 compensation decisions was composed of the following companies:
Aadi Biosciences	FibroGen	Nektar Therapeutics
Akebia Therapeutics	G1 Therapeutics	Puma Biotechnology
Allogene Therapeutics	Heron Therapeutics	Rigel Pharmaceuticals
Atara Biotherapeutics	Karyopharm Therapeutics	Syros Pharmaceuticals
Deciphera Pharmaceuticals	MacroGenics	X4 Pharmaceuticals
Esperion Therapeutics	Mersana Therapeutics	Y-mAbs Therapeutics
Fate Therapeutics	Mirum Pharmaceuticals
Based on our compensation objectives and philosophy and the information provided by Alpine Rewards, the compensation committee determined that overall compensation for our executive officers is aligned with market practice. The compensation committee does not have a specific target compensation level for the NEOs; rather, the compensation committee reviews a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to target total direct compensation, target total cash compensation (including both base salary and the target annual cash incentive) and equity compensation. In making compensation determinations, the compensation committee considers peer group data, general market data, and any other factors the compensation committee deems appropriate.
Role of Our Named Executive Officers in Determining Executive Compensation
The compensation committee has established an annual performance review program for our NEOs pursuant to which annual corporate goals are determined and communicated in writing to each executive at the beginning of each calendar year. As part of this annual performance review, our CEO submits corporate performance goals which are reviewed and approved by the compensation committee at the beginning of each year. Additionally, the CEO conducts an annual performance evaluation for our other NEOs and provides a recommendation for annual salary increases and bonuses, if any, which is then reviewed and approved by the compensation committee. In connection with 2023 compensation, the CEO provided such recommendations regarding each NEO (other than himself) to the compensation committee. While the compensation committee reviewed these recommendations and valued the CEO’s observations with respect to the other NEOs, the ultimate decisions regarding NEO compensation were made by the compensation committee.
The CEO does not make recommendations as to his own compensation. In the case of the CEO, his individual performance evaluation is conducted by the chairman of the board of directors and the compensation committee, which determine his compensation changes and awards.
Base Salary
In February 2023, in connection with the compensation committee’s evaluation of Company and NEO performance during 2023, the compensation committee approved a modest base salary increase for our CEO as set forth in the table below. Mr. Carmona and Dr. Zaki were not eligible to receive a salary increase because they joined the Company at the end of 2022 and the beginning of 2023, respectively. The CEO’s base salary was increased to better align to median market practice, as indicated by the peer group compensation reports from Alpine Rewards and other third-party compensation studies.
	2022 Salary	2023 Salary	% Increase
Ameet Mallik	$700,000	$721,000	3%
Jose “Pepe” Carmona	$480,000	$480,000	N/A
Mohamed Zaki	N/A	$650,000	N/A
(1)	Neither Mr. Carmona nor Dr. Zaki were eligible for base salary increases because of their start dates in December 2022 and January 2023, respectively.
Annual Incentive Compensation and Bonuses
The performance goals of the AIP vary year to year, as approved by the compensation committee. Our principal objective in providing annual incentive compensation and bonuses is to reward strong Company performance. While we target our opportunities for annual incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels and actual payouts to the NEOs can vary significantly based on actual performance.
We set target award levels for our executives based on a percentage of their base salary, as reflected in each NEO’s employment agreement or as otherwise determined by the compensation committee. For Mr. Mallik, the target annual incentive award was 60% of base salary, and for Mr. Carmona and Dr. Zaki, their target annual incentive awards were 50% of base salary. The compensation committee reviewed the Company performance goals for the NEOs at its February 2023 meeting and finalized and approved the goals shortly thereafter. In setting the goals for 2023, the compensation committee determined the weight that any particular Company performance goal carried within the applicable category.
For the CEO and all other NEOs, the achievement of the foregoing Company performance goals account for 100% of their annual incentive compensation. Payout is capped at 150% of target for Company performance goals. With respect to the 2023 AIP, our compensation committee had discretion to increase or reduce any payment amount, including down to zero, that would otherwise be earned or payable to any executive and to take into account assessment of any other additional factors. The following table sets forth our 2023 corporate performance goals, the relative weighting of each goal and the year-end results.
Performance Goals	Weighting	Actual	Achieved
Zynlonta Revenue and Advance Clinical Trials	40% (25% revenue)	• Achieved $69.1 million in net sales • LOTIS 7: Initiated trial and cleared first dosing cohort with no DLT • LOTIS 5: Progressed the trial and accelerated subject enrollment in 2023	24%

Advance PBD-Based Pipeline on Solid Tumor	25%	• ADCT-601: Advanced trial; reached MTD and currently in dose optimization	25%

Performance Goals	Weighting	Actual	Achieved
		• ADCT-901: Advanced trials; completed dose expansion and discontinued due to limited signs of efficacy in dose escalation. Reallocating capital to prioritized programs

Advance Non-PBD Early Research Platform in Solid Tumor	15%	• Identified multiple targets and advanced several projects towards candidate selection stage	23%

Extend Cash Runway, Complete Business Development Transaction and Drive Employee Engagement	20%	• Extended cash runway into 4Q 2025 by implementing cost reductions and capital allocation strategy • Business Development transaction not yet completed • Employee turnover and engagement achieved at above target	13%
TOTAL			85%
At the February 2024 meeting, the compensation committee assessed whether and to what extent the applicable performance goals were achieved for 2023. As discussed above, the compensation committee and our board of directors determined that our performance goals were achieved at a level of 85% as a result of the accomplishments during 2023. Based on this level of achievement for 2023, Mr. Mallik received a bonus payout of $367,710, Mr. Carmona received a bonus payout of $204,000 and Dr. Zaki received a bonus payout of $276,250.
Special First-Year Bonuses
Dr. Zaki received a guaranteed additional bonus for the first year of his employment in the amount of $1,475,000 in order to compensate Dr. Zaki for cash and equity compensation opportunities he lost in his previous employment, to be paid in three equal monthly installments beginning in February 2023, subject to his continued employment through January 2024, under his amended and restated employment agreement (described in “—Employment Agreements”). If Dr. Zaki were terminated by the Company without Cause (as defined in his employment agreement) or if he resigned without Good Reason (as defined in his employment agreement) before the bonus was paid in full, he would have forfeited any unpaid installment. If Dr. Zaki’s employment were terminated before December 2024, he would be obligated to repay a pro-rated after-tax portion of the bonus based on the number of days he was employed between December 2023 and December 2024.
Mr. Mallik received a guaranteed additional bonus for the first year of his employment in the amount of $1,000,000 total, payable in 12 monthly installments beginning in June 2022, subject to his continued employment until May 6, 2023, under his employment agreement (described in “—Employment Agreements”). If Mr. Mallik were terminated by the Company without Cause (as defined in his employment agreement) or if he resigned without Good Reason (as defined in his employment agreement) before the bonus was paid in full, he would have forfeited any unpaid installment. If Mr. Mallik’s employment were terminated before May 2025, he would be obligated to repay a pro-rated after-tax portion of the bonus based on the number of days he was employed between May 2022 and May 2025.
Retention Bonuses
In order to incentivize Mr. Mallik and Mr. Carmona to remain employed with us and continue making positive contributions to our business, Mr. Mallik and Mr. Carmona each received cash retention bonuses in December 2023. The retention bonus shall be paid in two equal installments with 50% paid in December 2023 and the other 50% to be paid in June 2024, subject to the NEO continuing to remain employed and perform in a satisfactory manner until that date. Mr. Mallik received a retention bonus of $576,800 and Mr. Carmona received a retention bonus of $360,000. The retention bonuses are additionally subject to a clawback: the NEO must pay back all or a portion of the retention bonus if the NEO’s employment is terminated by the Company for “Cause” or if the NEO resigns for any reason other than “Good Reason”, each as defined in their employment agreements, which are summarized in “—Employment Agreements.” The NEO must also pay back 100% of the retention bonus if he is terminated by the Company for Cause or resigns without Good Reason prior to December 31, 2024. The NEO must pay back 50% of the retention bonus if his employment is terminated by the Company for Cause or resigns without Good Reason on or after December 31, 2024 and prior to December 31, 2025. The repayments, if applicable, will be made on an after-tax basis.
Long-Term Incentives – Equity Compensation
We maintain the 2019 Equity Incentive Plan, the Conditional Share Capital Plan and the Inducement Plan, all of which are broad-based omnibus equity compensation programs that permit the compensation committee to award various types of equity-based awards. In 2023, following a review with Alpine Rewards and benchmark data, the compensation committee determined the targeted number of shares based on a review of market practices and market grant levels as measured as a percent of common shares outstanding. The targeted positioning versus market aligns our long-term incentive philosophy to norms within our industry. For the March 2023 awards, our compensation committee determined to use 100% options for Mr. Mallik’s award. In determining the March 2023 award, the compensation committee considered market data and grant practices as well as Mr. Mallik’s critical role in furthering our strategic corporate goals, the desire to ensure alignment with building long-term value for our shareholders and our retention goals.
In March 2023, Mr. Mallik received an award of 625,000 options under the 2019 Equity Incentive Plan, which vests 25% on the one-year anniversary of the grant date and thereafter monthly over the remaining 36 months and is otherwise granted on the same terms and conditions as other options granted pursuant to the 2019 Equity Incentive Plan. Mr. Carmona and Dr. Zaki were not eligible to receive an annual equity award in March 2023, as they had each received equity awards when they were hired. Mr. Carmona received an award of 460,000 options under the 2019 Equity Incentive Plan in December 2022. Dr. Zaki received an award of 700,000 options under the 2019 Equity Incentive Plan in January 2023. The share options granted to Mr. Carmona and Dr. Zaki pursuant to the 2019 Equity Incentive Plan (i) have a 10-year term, (ii) have an exercise price equal to the closing price of our common shares, as reported on NYSE on the date of grant, (iii) vest 25% on the grant date and monthly over the remaining 36 months and (iv) are otherwise granted on the same standard terms and conditions as other share options granted pursuant to the 2019 Equity Incentive Plan, including the double trigger vesting provisions.
Our compensation committee elected to make the annual awards for 2024 in December 2023 in order to better align our executive officers and employees with shareholders and encourage retention of the team. In December 2023, we granted 990,000 RSUs to Mr. Mallik, 350,000 RSUs to Mr. Carmona and 270,000 RSUs to Dr. Zaki under the Conditional Share Capital Plan. These RSUs vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Instead of making annual equity awards in March 2024, we made the annual equity grants in December 2023, which resulted in two equity grants in one year due to the changed schedule.
We utilize double trigger vesting. Accordingly, unless the compensation committee determines otherwise with respect to a particular grant, to the extent a change in control of the Company occurs and the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) and if the awards are assumed by, or replaced with awards with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation), the awards will vest or become fully exercisable, as applicable on the date that the grantee is terminated by the Company without cause or the executive terminates his or her employment with good reason if such termination is upon or within 12 months following the change in control.
The compensation committee, in the case of Dr Zaki, and the board of directors, in the case of Mr. Mallik and Mr. Carmona, approve all equity grants to employees, including our NEOs. The compensation committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We strictly refrain from retroactively granting share options or common share grants and avoid aligning grant timing with the disclosure of material nonpublic information about our Company. We believe that our grant practices are appropriate and minimize questions regarding timing of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.
Perquisites
We do not engage in programs that offer personal benefit perquisites to our NEOs.

Broad-Based Programs
Our NEOs participate in our broad-based group health plan and 401(k) savings plan (the “401(k) Plan”) offered to all of our full-time U.S. based employees. Our 401(k) Plan provides a discretionary company matching contribution, currently equal to 100% of each employee’s contribution up to the first 5% of the employee’s deferral into the 401(k) Plan up to the maximum deferrals permitted under the Internal Revenue Code. Additionally, the match is contributed with each semimonthly payroll.
Employees can designate the investment of their 401(k) Plan accounts from among a broad range of mutual funds. We do not allow investment in our common shares through the 401(k) Plan. We pay the premiums for group term life and disability insurance coverage for the NEOs on the same terms that apply to all Company employees.
Compensation Adviser Independence
In connection with the compensation reviews conducted throughout 2023, the compensation committee worked directly with Alpine Rewards. Alpine Rewards reported directly to the compensation committee, and all endeavors undertaken by Alpine Rewards on behalf of the Company were executed under the explicit direction and authority vested in them by the compensation committee. Alpine Rewards was engaged principally to provide an executive compensation analysis for 2023. Alpine Rewards also provided guidance with respect to employee and non-employee director equity compensation. Alpine Rewards has no other direct or indirect business relationships with the Company or any of its affiliates.
After examining whether there was a conflict of interest present between the Company and Alpine Rewards, the compensation committee concluded that Alpine Rewards did not have any conflicts of interest during 2023. In reaching this conclusion, the compensation committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.
Clawback Policy
The ADC Therapeutics SA Clawback Policy (the “Clawback Policy”), enacted in 2023, applies to each of our NEOs, as well as other current and former executive officers. We adopted the Clawback Policy pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. All awards granted under our 2019 Equity Incentive Plan, Conditional Share Capital Plan and Inducement Plan are subject to “clawback” in accordance with the Clawback Policy. The Clawback Policy requires the Company to clawback compensation that is (i) incentive-based, (ii) erroneously awarded and (iii) received by an executive officer during the three years preceding the date an accounting restatement was required. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities law in order to correct a material error to previously issued financial statements or an error that would result in a material misstatement if corrected in the current period or left uncorrected in the current period, we will seek repayment of incentive compensation or require the forfeiture or reduction of outstanding or future equity-based incentive compensation, as may be determined by the compensation committee.
Ongoing and Post-Employment Compensation
Please see “—Employment Agreements” below for a description of the NEO employment agreements.
Tax Considerations
One of the factors that the compensation committee considers when determining compensation is the anticipated tax treatment to the Company and to the executives of the various payments and benefits.
Equity Compensation Plans
2019 Equity Incentive Plan
Plan Administration. The 2019 Equity Incentive Plan is administered by the compensation committee of our board of directors, subject to the board of directors’ discretion to administer or appoint another committee to administer it.

Awards. Equity incentive awards under the 2019 Equity Incentive Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards but not “incentive stock options” for purposes of U.S. tax laws. Options and share appreciation rights will have an exercise price determined by the administrator but will not be less than fair market value of the underlying common shares on the date of grant.
Vesting. The vesting conditions for grants under the equity incentive awards under the 2019 Equity Incentive Plan are set forth in the applicable award documentation.
Termination of Service and Change in Control. In the event of a participant’s termination of employment, the compensation committee may, in its discretion, determine the extent to which an equity incentive award may be exercised, settled, vested, paid or forfeited. In the event of our termination of a participant’s employment without Cause or a participant’s resignation for Good Reason (as defined in the 2019 Equity Incentive Plan) upon or within 18 months following a change in control of the company (as defined in the 2019 Equity Incentive Plan), any awards outstanding to the participant (unless otherwise provided in the award agreement) will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In the event of a change in control that involves a merger, acquisition or other corporate transaction, any outstanding award not assumed, substituted, replaced or continued in connection with the transaction will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In connection with a change of control, the compensation committee may, in its discretion, take any one or more of the following actions with respect to outstanding awards: (i) cancel any such award, in exchange for a payment in cash, securities or other property or any combination thereof with a value equal to the value of such award based on the per share value of common shares received or to be received by other shareholders in the event (or without payment of consideration if the committee determines that no amount would have been realized upon the exercise of the award or other realization of the participant’s rights); (ii) require the exercise of any outstanding option; (iii) provide for the assumption, substitution, replacement or continuation of any award by the successor or surviving corporation, along with appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation, subject to any replacement awards, the terms and conditions of the replacement awards (including performance targets) and the grant, exercise or purchase price per share for the replacement awards; (iv) make any other adjustments in the number and type of securities (or other consideration) subject to (a) such awards and in the terms and conditions of such awards in order to prevent the dilution or enlargement of benefits intended to be made available under the 2019 Equity Incentive Plan and (b) awards that may be granted in the future; (v) provide that any such award shall be accelerated and become exercisable, payable and/or fully vested with respect to all shares covered thereby or (vi) provide that any award shall not vest, be exercised or become payable as a result of such event.
Termination and Amendment. Unless terminated earlier, the 2019 Equity Incentive Plan will continue for a term of ten years. Our board of directors has the authority to amend or terminate the 2019 Equity Incentive Plan subject to shareholder approval with respect to certain amendments. However, no such action may impair the rights of the recipient of any options unless agreed to by the recipient.
Conditional Share Capital Plan
Plan Administration. The Conditional Share Capital Plan is administered by the compensation committee of our board of directors, subject to the board of directors’ discretion to administer or appoint another committee to administer it.
Awards. Equity incentive awards under the Conditional Share Capital Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards but not “incentive stock options” for purposes of U.S. tax laws. Options and share appreciation rights will have an exercise price determined by the administrator but will not be less than fair market value of the underlying common shares on the date of grant.
Vesting. The vesting conditions for grants under the equity incentive awards under the Conditional Share Capital Plan are set forth in the applicable award documentation.
Termination of Service and Change in Control. In the event of a participant’s termination of employment, the compensation committee may, in its discretion, determine the extent to which an equity incentive award may be exercised, settled, vested, paid or forfeited. In the event of our termination of a participant’s employment without

Cause or a participant’s resignation for Good Reason (as defined in the Conditional Share Capital Plan) upon or within 18 months following a change in control of the company (as defined in the Conditional Share Capital Plan), any awards outstanding to the participant (unless otherwise provided in the award agreement) will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In the event of a change in control that involves a merger, acquisition or other corporate transaction, any outstanding award not assumed, substituted, replaced or continued in connection with the transaction will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In connection with a change of control, the compensation committee may, in its discretion, take any one or more of the following actions with respect to outstanding awards: (i) cancel any such award, in exchange for a payment in cash, securities or other property or any combination thereof with a value equal to the value of such award based on the per share value of common shares received or to be received by other shareholders in the event (or without payment of consideration if the committee determines that no amount would have been realized upon the exercise of the award or other realization of the participant’s rights); (ii) require the exercise of any outstanding option; (iii) provide for the assumption, substitution, replacement or continuation of any award by the successor or surviving corporation, along with appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation, subject to any replacement awards, the terms and conditions of the replacement awards (including performance targets) and the grant, exercise or purchase price per share for the replacement awards; (iv) make any other adjustments in the number and type of securities (or other consideration) subject to (a) such awards and in the terms and conditions of such awards in order to prevent the dilution or enlargement of benefits intended to be made available under the Conditional Share Capital Plan and (b) awards that may be granted in the future; (v) provide that any such award shall be accelerated and become exercisable, payable and/or fully vested with respect to all shares covered thereby or (vi) provide that any award shall not vest, be exercised or become payable as a result of such event.
Termination and Amendment. Unless terminated earlier, the Conditional Share Capital Plan will continue for a term of ten years. Our board of directors has the authority to amend or terminate the Conditional Share Capital Plan subject to shareholder approval with respect to certain amendments. However, no such action may impair the rights of the recipient of any options unless agreed to by the recipient.
2022 Employee Stock Purchase Plan
Under the terms of our 2022 Employee Stock Purchase Plan (the “ESPP”), eligible employees are provided the opportunity to purchase our common shares during offering periods established by the administrator based on participants’ applied payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation. The purchase price per share will equal 85% of the lower of either (a) the common shares’ fair market value on the first trading day of an offering period (in either case, the “enrollment date”) or (b) the common shares’ fair market value on the applicable “purchase date” of the offering period.
Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase common shares. Participation will end automatically upon a participant’s termination of employment.
Inducement Plan
Plan Administration. The Inducement Plan is administered by the compensation committee of our board of directors, subject to the board of directors’ discretion to administer or appoint another committee to administer it.
Awards. Equity incentive awards under the Inducement Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards but not “incentive stock options” for purposes of U.S. tax laws. Options and share appreciation rights will have an exercise price determined by the administrator but will not be less than fair market value of the underlying common shares on the date of grant.
Vesting. The vesting conditions for grants under the equity incentive awards under the Inducement Plan are set forth in the applicable award documentation.
Termination of Service and Change in Control. In the event of a participant’s termination of employment, the compensation committee may, in its discretion, determine the extent to which an equity incentive award may be exercised, settled, vested, paid or forfeited. In the event of our termination of a participant’s employment without

Cause or a participant’s resignation for Good Reason (as defined in the Inducement Plan) upon or within 18 months following a change in control of the company (as defined in the Inducement Plan), any awards outstanding to the participant (unless otherwise provided in the award agreement) will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In the event of a change in control that involves a merger, acquisition or other corporate transaction, any outstanding award not assumed, substituted, replaced or continued in connection with the transaction will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In connection with a change of control, the compensation committee may, in its discretion, take any one or more of the following actions with respect to outstanding awards: (i) cancel any such award, in exchange for a payment in cash, securities or other property or any combination thereof with a value equal to the value of such award based on the per share value of common shares received or to be received by other shareholders in the event (or without payment of consideration if the committee determines that no amount would have been realized upon the exercise of the award or other realization of the participant’s rights); (ii) require the exercise of any outstanding option; (iii) provide for the assumption, substitution, replacement or continuation of any award by the successor or surviving corporation, along with appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation, subject to any replacement awards, the terms and conditions of the replacement awards (including performance targets) and the grant, exercise or purchase price per share for the replacement awards; (iv) make any other adjustments in the number and type of securities (or other consideration) subject to (a) such awards and in the terms and conditions of such awards in order to prevent the dilution or enlargement of benefits intended to be made available under the Inducement Plan and (b) awards that may be granted in the future; (v) provide that any such award shall be accelerated and become exercisable, payable and/or fully vested with respect to all shares covered thereby or (vi) provide that any award shall not vest, be exercised or become payable as a result of such event.
Termination and Amendment. Unless terminated earlier, the Inducement Plan will continue for a term of ten years. Our board of directors has the authority to amend or terminate the Inducement Plan. However, no such action may impair the rights of the recipient of any options unless agreed to by the recipient.
Employment Agreements
Employment Agreement with Ameet Mallik
Ameet Mallik serves as the Company’s President and Chief Executive Officer under an executive employment agreement with ADC Therapeutics America, Inc. (the “Employer”) dated as of May 6, 2022 (as amended by letter dated December 20, 2023). Pursuant to such employment agreement, Mr. Mallik is entitled to receive an annual base salary of $700,000, subject to increase if approved by the compensation committee, and is eligible to receive an annual target cash bonus of 60% of his base salary, payable based on the achievement of performance goals as established by the compensation committee. Mr. Mallik is eligible to be considered for an annual equity grant subject to approval by the compensation committee. For a summary of Mr. Mallik’s equity awards, please see “—Long-Term Incentives—Equity Compensation”.
If Mr. Mallik’s employment is terminated for any reason (including by reason of death or disability (as defined in his employment agreement)), he is entitled to receive (i) accrued base salary through the termination date, (ii) payment of any earned, but unused, paid time off, and (iii) reimbursement of expenses in accordance with the Employer’s reimbursement policy (the “Accrued Amounts”).
If the Employer terminates Mr. Mallik’s employment without “Cause”, or if Mr. Mallik terminates his employment with “Good Reason” (as these terms are defined in his employment agreement) between the date of the notice of termination and the effective termination date, the Employer has agreed to pay Mr. Mallik, in addition to the Accrued Amounts and to the extent permitted by Swiss law, all base salary, benefits and continued vesting of unvested options and RSUs. The Employer may elect to place Mr. Mallik on garden leave between the date of the notice of termination and the effective termination date, during which time he will receive all base salary, benefits and continued vesting of unvested options and RSUs. Following termination, Mr. Mallik will receive (i) a pro-rata target bonus for the fiscal year of termination, payable on the first payroll date following 60 days post-termination and (ii) reimbursement to cover out-of-pocket costs to continue group health insurance benefits under COBRA for 12 months post-termination.
If the Employer terminates Mr. Mallik’s employment without “Cause” or if Mr. Mallik terminates with “Good Reason”, the notice period is one year. However, in either case Mr. Mallik may elect to leave any time after

60 days following the date of the notice of termination. If the Employer terminates Mr. Mallik’s employment with “Cause”, the termination may be effective immediately. If Mr. Mallik terminates without “Good Reason”, the notice period is 60 days.
Following the end of Mr. Mallik’s employment, he will be subject to a non-compete obligation for 12 months, during which time he will be paid a monthly gross amount equal to 50% of the sum of (i) his base salary in the last month prior to the date of his termination and (ii) one twelfth of his target bonus for the financial year in which the date of his termination occurs. The Employer may waive the post-employment non-compete at any time by giving one months’ written notice to Mr. Mallik.
In addition, if the Employer terminates Mr. Mallik’s employment without “Cause”, or if Mr. Mallik terminates his employment with “Good Reason”, in either case within 18 months following a change in control (as defined in his employment agreement), Mr. Mallik’s outstanding unvested equity awards, including options and RSUs, become fully and immediately vested.
The payment of the pro-rata target bonus and the employer portion of COBRA payments following termination is conditioned on the execution by Mr. Mallik of a release in favor of the Company and compliance with the restrictive covenant provisions applicable to Mr. Mallik under his employment agreement.
Employment Agreement with Jose (Pepe) Carmona
Jose (Pepe) Carmona serves as the Company’s Chief Financial Officer under an executive employment agreement with the Employer dated as of December 19, 2022. Pursuant to such employment agreement, Mr. Carmona is entitled to receive an annual base salary of $480,000, subject to increase if approved by the compensation committee, and is eligible to receive an annual target cash bonus of 50% of his base salary, payable based on the achievement of performance goals as established by the compensation committee. Mr. Carmona is eligible to be considered for an annual equity grant subject to approval by the compensation committee. For a summary of Mr. Carmona’s equity awards, please see “—Long-Term Incentives—Equity Compensation”.
If Mr. Carmona’s employment is terminated for any reason (including by reason of death or disability (as defined in his employment agreement)), he is entitled to receive the Accrued Amounts.
If the Employer terminates Mr. Carmona’s employment without “Cause”, or if Mr. Carmona terminates his employment with “Good Reason” (as these terms are defined in his employment agreement) between the date of the notice of termination and the effective termination date, the Employer has agreed to pay Mr. Carmona, in addition to the Accrued Amounts and to the extent permitted by Swiss law, all base salary, benefits and continued vesting of unvested options and RSUs. The Employer may elect to place Mr. Carmona on garden leave between the date of the notice of termination and the effective termination date, during which time he will receive all base salary, benefits and continued vesting of unvested options and RSUs. Following termination, Mr. Carmona will receive (i) a pro-rata target bonus for the fiscal year of termination, payable on the first payroll date following 60 days post-termination and (ii) reimbursement to cover out-of-pocket costs to continue group health insurance benefits under COBRA for 12 months post-termination.
If the Employer terminates Mr. Carmona’s employment without “Cause” or if Mr. Carmona terminates with “Good Reason”, the notice period is one year. However, in either case Mr. Carmona may elect to leave any time after 60 days following the date of the notice of termination. If the Employer terminates Mr. Carmona’s employment with “Cause”, the termination may be effective immediately.
The payment of the pro-rata target bonus and the employer portion of COBRA payments following termination is conditioned on the execution by Mr. Carmona of a release in favor of the Company and compliance with the restrictive covenant provisions applicable to Mr. Carmona under his employment agreement.
Employment Agreement with Mohamed Zaki
Dr. Mohamed Zaki serves as the Company’s Chief Medical Officer under an executive employment agreement dated as of December 22, 2023. Pursuant to such employment agreement, Dr. Zaki is entitled to receive an annual base salary of $650,000, subject to increase if approved by the compensation committee, and is eligible to receive an annual target cash bonus of 50% of his base salary, payable based on the achievement of performance goals as established by the compensation committee. Dr. Zaki is also eligible to be considered for an annual equity award subject to approval by the compensation committee. For a summary of Dr. Zaki’s equity awards, please see “—Long-Term Incentives—Equity Compensation”.

If Dr. Zaki’s employment is terminated for any reason (including by reason of death or disability (as defined in his employment agreement)), regardless of whether he signs a release of claims against the Company, he is entitled to receive the Accrued Amounts and the payment of any earned but unpaid annual bonus from the prior fiscal year (the “Prior Year Bonus”).
If the Employer terminates Dr. Zaki’s employment without “Cause”, or if Dr. Zaki terminates his employment with “Good Reason” (as these terms are defined in his employment agreement), in addition to the Accrued Amounts and the Prior Year Bonus, the Employer has agreed to pay Dr. Zaki a severance payment equivalent to (i) the sum of Dr. Zaki’s base salary and target bonus for the year in which termination occurs, divided by 12, (“Monthly Severance”) multiplied by 15 and paid in equal installments over the 15 month period following the date of termination (ii) a pro-rata target bonus for the fiscal year of termination, payable within 60 days post-termination, (iii) reimbursement to cover out-of-pocket costs to continue group health insurance benefits under COBRA for 15 months and (iv) all outstanding equity grants held by Dr. Zaki which vest based on his continued service over time shall accelerate, become fully vested and/or exercisable over the 15 month period following a termination of employment. The Employer may elect to place Dr. Zaki on garden leave between the date of the notice of termination and the effective termination date (which will be at least 60 days following the date of the notice of termination other than a termination for cause), during which time he will continue to receive base salary and benefits, and his outstanding equity awards will continue to vest.
In addition, if the Employer terminates Dr. Zaki’s employment without “Cause”, or if Dr. Zaki terminates his employment with “Good Reason”, in each case within 12 months following a change in control (as defined in his employment agreement), the Employer has agreed to pay Dr. Zaki a severance payment of (i) the Monthly Severance amount multiplied by 18 and paid in equal installments over 18 months, (ii) a pro-rata target bonus for the fiscal year of termination, payable within 60 days post-termination, (iii) reimbursement to cover out-of-pocket costs to continue group health insurance benefits under COBRA for 18 months and (iv) all outstanding equity grants held by Dr. Zaki shall accelerate, become fully vested and/or exercisable as of the date of the change in control. The severance payment is conditioned on the execution by Dr. Zaki of a release and compliance with the restrictive covenant provisions applicable to Dr. Zaki under his employment agreement.
Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Non- Qualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Ameet Mallik Chief Executive Officer	2023	$721,000	$705,065	$1,059,300	$881,250	$367,710	$—	$45,100	$3,779,425
Jose “Pepe” Carmona Chief Financial Officer	2023	$480,000	$180,000	$374,500	$—	$204,000	$—	$20,857	$1,259,357
Mohamed Zaki(5) Chief Medical Officer	2023	$647,292	$1,475,000	$288,900	$1,701,000	$276,250	$—	$15,409	$4,403,851
(1)
The amounts disclosed in this column represent the portion of retention bonuses paid in 2023 to Mr. Mallik and Mr. Carmona, 50% of which was paid in December 2023 and 50% of which will be paid in June 2024. Mr. Mallik was also paid a portion of his special first-year bonus originally awarded upon his hire in May 2022 pursuant to his employment agreement as described below. Dr. Zaki was paid the special first-year bonus awarded upon his hire in January 2023 pursuant to his employment agreement as described below.

(2)
The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our NEOs during 2023, as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 19, “Share-based compensation” to our audited consolidated financial statements.

(3)
The amounts reported in this column represent the aggregate grant date fair value of options granted to our NEOs during 2023, as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the option awards are described in Note 19, “Share-based compensation” to our audited consolidated financial statements.

(4)
The amounts in this column represent health insurance benefits, life and disability insurance, 401(k) matching contributions and other wellness benefits. For Mr. Mallik: health insurance, $35,345; 401(k) matching contributions, $7,510; life and disability insurance, $1,645; and other, $600. For Mr. Carmona: 401(k) matching contributions, $19,212; and life and disability insurance, $1,645. For Dr. Zaki: health insurance, $13,764; and life and disability insurance, $1,645.

(5)	Dr. Zaki, the Company’s Chief Medical Officer, began employment with the Company on January 3, 2023.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for our NEOs as of December 31, 2023.
		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(1)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(2)	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Ameet Mallik	5/6/2022	422,735	645,226	$10.95	5/6/2032	156,250	$259,375	—	$—
	3/22/2023	—	625,000	$1.99	3/22/2033	—	$—	—	$—
	12/6/2023	—	—	$—	—	990,000	$1,643,400	—	$—
Jose Carmona	12/19/2022	115,000	345,000	$3.04	12/19/2032	—	$—	—	$—
	12/6/2023	—	—	$—	—	350,000	$581,000	—	$—
Mohamed Zaki	1/3/2023	—	700,000	$3.59	1/3/2033	—	$—	—	$—
	12/6/2023	—	—	$—	—	270,000	$448,200	—	$—
(1)
For Mr. Mallik and Mr. Carmona: These option vests over four years from the date of grant, with 1/4 vesting on the first anniversary of such date, and the remainder vesting monthly in 36 equal installments, subject to continued service through each such vesting date. For Dr. Zaki: The options will vest over three years from the date of grant with 33% vesting after one year and in equal monthly installments thereafter.

(2)
For the RSU grants issued on December 6, 2023: Represent RSUs which vest 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date. For Mr. Mallik’s RSU grant issued on May 6, 2022: These grants vest 1/3 on each of the first three anniversaries of the grant date.

Pension Benefits
Our NEOs are eligible to participate in our 401(k) Plan, which is a defined contribution plan offered to all of our full-time U.S. based employees. There are no other pension benefit arrangements covering our NEOs.
Potential Payments upon Termination or Change in Control
The material terms of the contracts with each of our NEOs are summarized under “—Employment Agreements” above, including payments to NEOs at, following or in connection with the resignation, retirement or other termination of an NEO, or a change in the NEO’s responsibilities following a change in control.

Pay Versus Performance
The following summarizes the relationship between the total compensation paid to our CEO and other Named Executives Officers (“NEOs”), and our financial performance. In this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our NEOs other than our CEO are referred to as our “Non-PEO NEOs”):
Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(2)	Average summary compensation table total for non-PEO NEOs(1)	Average compensation actually paid to non- PEO NEOs(2)	Value of initial fixed $100 investment based on total shareholder return(3)	Net income (loss) in millions
2023	$3,779,425	$2,678,585	$2,831,604	$2,155,670	$43.23	$(240.1)
(1)	See the “Summary Compensation Table” above for detail. The Average compensation of our Non-PEOs was also derived from the “Summary Compensation Table” above.
(2)
For purposes of this table, the compensation actually paid (“Compensation Actually Paid”, or “CAP”) means the total compensation as reflected in the “Summary Compensation Table” less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, and adjusted for the following with respect to equity awards granted:

•	Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•
Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,

•	Plus the vesting date value of awards which were granted and vested during the same covered fiscal year (none of the equity awards held by NEOs were granted and vested in the same year),
•	Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year,
•
Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year (none of the equity awards held by NEOs were forfeited during the year covered in the table),

•
Plus the dollar value of any dividends or other earnings paid during the year on outstanding and unvested awards (no dividends or other earnings were paid by the Company during the year covered in the table),

•
Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the equity awards held by the NEOs were materially modified during the year covered in the table).

In making each of these adjustments, the value of an award is the fair value of the award on the applicable date determined in accordance with FASB’s ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table.
The tables below reflect the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEO and provide a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our PEO and Non-PEOs for the fiscal year 2023.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2023
Summary of Compensation Table Total	$3,779,425
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,940,550)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted In Fiscal Year	2,412,775
Plus (Less): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(936,169)
Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	—
Plus (Less): Change in Fair Value of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	(636,896)
Compensation Actually Paid	$2,678,585

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2023
Summary of Compensation Table Total	$2,831,604
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,182,200)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted In Fiscal Year	897,150
Plus (Less): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(244,260)
Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year	—
Plus (Less): Change in Fair Value of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	(146,624)
Compensation Actually Paid	$2,155,670
(3)	Total Shareholder Return represents the return on a fixed investment of $100 in ADC Therapeutics SA (ADCT) stock for the period beginning on the last trading day of 2022 through the end of 2023.
CAP versus Company Total Shareholder Return
The Company’s Total Shareholder Return in 2023 was $43.23 based on a $100 initial fixed investment and the PEO CAP was $2.7 million. The non-PEO CAP was $2.2 million. The Company does not use Total Shareholder Return as a primary metric to determine compensation levels or incentive plan payout. In future years we will determine whether there are any trends in the relationship between Total Shareholder Return and CAP over time.
CAP versus Net Income (Loss)
As shown in the chart above, the Company’s net loss in 2023 was $240.1 million and the PEO CAP was $2.7 million. The non-PEO CAP was $2.2 million. The Company does not use net income/loss as a primary metric to determine compensation levels or incentive plan payout. In future years we will determine whether there are any trends in the relationship between net income/loss and CAP over time.
Actions to Recover Erroneously Awarded Compensation
None.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Each of our non-employee directors is entitled to receive the following compensation pursuant to our current director compensation policy, as applicable:
The compensation of the non-executive members of the board of directors may consist of fixed and variable compensation elements. Total compensation shall take into account the position and level of responsibility of the recipient. Additionally, the Company pays the employer’s portion of social security contributions due on these amounts, as applicable.
Compensation may be paid in the form of cash, shares, options or other share-based instruments or units, or in the form of other types of benefits. The board of directors or, to the extent delegated to it, the Compensation Committee, shall determine grant, vesting, exercise, restriction and forfeiture conditions and periods. In particular, it may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change of control or termination of a service or mandate agreement. The Company may procure the required shares or other securities through purchases in the market, from treasury shares or by using conditional or authorized share capital. Compensation may be paid by the Company or companies controlled by it.
Non-Employee Director Compensation
The following table sets forth information concerning the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2023.
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(2)(3)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Ron Squarer	$440,519(5)	$45,800	$—	$—	$—	$40,407	$526,726
Robert Azelby	$33,195	$45,800	$48,670	$—	$—	$—	$127,665
Jean-Pierre Bizzari	$60,010	$137,800	$—	$—	$—	$—	$197,810
Peter Hug	$74,807	$137,800	$—	$—	$—	$—	$212,607
Viviane Monges	$80,071	$137,800	$—	$—	$—	$13,459	$231,330
Thomas Pfisterer	$56,495	$137,800	$—	$—	$—	$—	$194,295
Tyrell J. Rivers	$—	$—	$—	$—	$—	$—	$—
Victor Sandor	$59,923	$137,800	$—	$—	$—	$30,000	$227,723
Stephen Evans-Freke*	$31,819	$92,000	$—	$—	$—	$—	$123,819
Michael Forer*	$573,358(6)	$—	$—	$60,919	$—	$212,284	$846,561
Christopher Martin*	$414,746(7)	$—	$—	$—	$—	$97,710	$512,456
Jacques Theurillat*	$30,547	$92,000	$—	$—	$—	$—	$122,547
*	Stephen Evans-Freke, Michael Forer, Christopher Martin and Jacques Theurillat did not stand for re-election at our 2023 annual shareholders meeting and thus ceased being directors on June 14, 2023.
(1)
The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our NEOs during 2023, as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 19, “Share-based compensation” to our audited consolidated financial statements.

(2)
As of December 31, 2023: Mr. Squarer held 20,000 unvested RSUs. Mr. Azelby held 20,000 unvested RSUs and 31,000 unvested options. Mr. Bizarri held 20,000 unvested RSUs and 19,980 unvested options. Mr. Hug held 20,000 unvested RSUs. Ms. Monges held 20,000 unvested RSUs and 9,226 unvested options. Mr. Pfisterer held 20,000 unvested RSUs. Mr. Rivers did not hold any unvested RSUs or unvested options. Mr. Sandor held 20,000 unvested RSUs and 2,593 unvested options. Mr. Evans-Freke held 1,206 unvested options. Mr. Forer held 22,339 unvested RSUs and 126,076 unvested options. Mr. Martin held 53,441 unvested RSUs and 281,606 unvested options. Mr. Theurillat did not hold any unvested RSUs or options.

(3)
The amounts reported in this column represent the aggregate grant date fair value of options granted to our NEOs during 2023, as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the option awards are described in Note 19, “Share-based compensation” to our audited consolidated financial statements.

(4)
The amounts in this column represent social security contributions as required by applicable laws as well as certain non-mandatory benefits under local social security schemes, matching contributions to 401(k) plans and health insurance and medical benefits. For Mr. Squarer: Health insurance benefits, $31,690; and 401(k) matching contributions: $8,717. For

Ms. Monges: Pension benefit: $13,459. For Mr. Martin: Pension benefit, $76,895; Health insurance benefits, $9,738; death and disability benefits, $3,844 and wellness benefit, $1,114. Certain payments that were made during his garden leave also included $6,119 for a company car. For Mr. Forer: Pension benefit, $104,520; Health insurance, $16,694; and death/disability benefits, $7,855. Certain payments that were made during his garden leave also included ($66,776 for children’s education related benefits and $16,439 for a company car). For Dr. Sandor: Consulting fees of $30,000.
(5)
Includes amounts paid to Mr. Squarer for his service on the board of directors starting October 2023 ($18,750) and for services as a non-executive employee in 2023 under an Employment Transition Letter ($421,769) as described below.

(6)	Includes amounts paid to Mr. Forer in 2023 under an Employment Transition Letter as described below.
(7)	Includes amounts paid to Mr. Martin in 2023 under an Employment Transition Letter as described below.
Annual Retainers for Non-Employee Directors
The Non-Employee Directors Azelby, Bizzari, Hug, Monges and Sandor receive the following fees effective following the Annual General Meeting in June 2023:
Membership Fees (in US $)
	Chairman	Member	Vice Chair & Lead Independent Director
Board	$85,000(1)	$45,000	$70,000
Audit	$30,000	$15,000	N/A
Compensation	$15,000	$7,500	N/A
Nomination & Corporate Governance	$10,000	$5,000	N/A
Science & Technology	$15,000	$7,500	N/A
(1)	The fees for the Board Chairman was $75,000 following the Annual General Meeting in June 2023 until October 10, 2023. On October 11, 2023, the fees were increased to $85,000.
Until June 2023, Mr. Hug received an annual retainer fee of $45,000 and reimbursement for reasonable out-of-pocket expenses. Beginning in the third quarter of 2023, Mr. Hug’s annual retainer fee increased to $70,000 due to his role as lead independent director.
Mr. Squarer served as a non-executive employee as the Chairman of the Board until October 2022 and was paid his base salary and annual bonus from October 2022 until October 2023 while transitioning from employee to non-employee director (the “Transition Period”) pursuant to an Employment Transition Letter dated as of October 10, 2022. In addition to continuing to serve as a non-employee Chairman of the Board, pursuant to such Employment Transition Letter, during the Transition Period, Mr. Squarer was entitled to receive (i) continued payments of his annual base salary of $339,179, (ii) his annual bonus for fiscal year 2022, (iii) an additional annual bonus for fiscal year 2023, (iv) continued vesting of all equity awards, and (v) continued entitlement to benefits, to the extent permitted by Swiss law. Following the end of his Transition Period, Mr. Squarer shall be eligible to continue to participate in the Company’s health insurance program for so long as he remains a member of the Board, provided that Mr. Squarer shall be responsible for 100% of the cost of such coverage. He will be given the opportunity to elect COBRA continuation of health coverage for 18 months following departure from the board.
In addition to serving as a director, pursuant to an Employment Transition Letter dated as of April 20, 2023, Mr. Forer’s employment role changed from Executive Vice President to Managing Director, and he continued to serve as a director until the 2023 Annual General Meeting. After the 2023 Annual General Meeting, Mr. Forer served as a board observer for which he was not compensated other than reimbursement for travel costs to board meetings. Mr. Forer began a period of garden leave starting on April 1, 2023 while continuing to be employed as a Managing Director, and is entitled to receive (i) his salary of $573,358, (ii) a pro-rated bonus for 2023, (iii) continued vesting of his equity awards and (iv) benefits per his previous employment agreement until March 31, 2024, when his employment with the Company will terminate.
In addition to serving as a director, pursuant to letter agreement dated as of May 6, 2022, Mr. Martin’s employment role changed from Chief Executive Officer to advisor as of May 9, 2022. He served as an advisor to the Company until July 31, 2022. He was paid a pro-rated bonus for 2022 at the same time other employees were paid their bonuses in Q1 2023. After July 31, 2022, he received garden leave benefits including (i) his salary of $687,622, (ii) a pro-rated bonus for 2023, (iii) continued vesting of his equity awards and (iv) benefits per his previous employment agreement until July 31, 2023, when his employment with the Company terminated.

Mr. Martin then served as special consultant to the Company starting on August 1, 2023 pursuant to a consulting agreement dated as of June 19, 2023. As a consultant, he received a payment of $1,500 per quarter with continued vesting of his equity awards until March 31, 2024, after which any unvested equity awards will be forfeited.
Dr. Sandor serves as a consultant to the Company under a Consulting Agreement dated October 1, 2022. Pursuant to such Consulting Agreement, Mr. Sandor was entitled to a consulting fee of $30,000 per month from October 1, 2022 until January 31, 2023.
2023 Equity Awards for Non-Employee Directors
On June 14, 2023, the Company granted Mr. Azelby a one-time stock option award under the 2019 Equity Incentive Plan to purchase 31,000 shares of common shares with an exercise price of $2.29 that vests 25% on the one year anniversary of the date of grant and thereafter in equal monthly installments until the fourth anniversary of the date of grant. The exercise price for these options was the closing market price of the common shares on the date of grant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table is a summary of the common shares authorized for issuance under equity compensation plans as of December 31, 2023:
Plan Category	Number of common shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of common shares remaining available for future issuance under equity compensation plans (excluding common shares to be issued upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by security holders:
2022 Employee Stock Purchase Plan	—	—	— *
Conditional Share Capital Plan
Options	—	N/A	N/A
Restricted share units	5,596,166	N/A	N/A
Total for Conditional Share Capital Plan	5,596,166	N/A	2,403,834
Equity compensation plans not approved by security holders:
2019 Equity Incentive Plan:
Options	10,744,406	$11.00	N/A
Restricted share units	6,533,843	N/A	N/A
Total for 2019 Equity Incentive Plan	17,278,249	N/A	3,411,804
Inducement Plan:
Options	N/A	N/A	N/A
Restricted share units	N/A	N/A	N/A
Total for Inducement Plan	N/A	N/A	1,000,000
*
The aggregate number of shares that may be issued pursuant to rights granted under the 2022 Employee Stock Purchase Plan is equal to 1% of our common share capital at the plan’s adoption. In addition to the foregoing, on the first day of each calendar year beginning on January 1, 2023 and ending on and including January 1, 2032, the number of common shares available for issuance under the 2022 Employee Stock Purchase Plan is increased by that number of common shares equal to the least of (a) 1% of the common shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of common shares as determined by the board of directors. The number of shares reported in this column represents the number of common shares available for future issuance as of December 31, 2023.

The material features of the equity compensation plans adopted without shareholder approval are described below. Any such material plans under which awards in Company shares may currently be granted are included as exhibits to this Annual Report.
2019 Equity Incentive Plan
Plan Administration. The 2019 Equity Incentive Plan is administered by the compensation committee of our board of directors, subject to the board of directors’ discretion to administer or appoint another committee to administer it.
Eligible Participants. The administrator is able to offer equity awards at its discretion under the 2019 Equity Incentive Plan to: (1) any employees of us or any of our subsidiaries; (2) any non-employee directors serving on our board of directors; and (3) any consultants or other advisors to us or any of our subsidiaries. The administrator of the plan may determine that an award for the benefit of a non-employee director will be granted to an affiliate of such director, but only to the extent consistent with the registration of shares offered under the plan on Form S-8 under the Securities Act.
Awards. The maximum number of common shares in respect of which awards may be granted under the 2019 Equity Incentive Plan is 17,741,355 common shares (including share-based equity awards granted to date, less awards forfeited), subject to adjustment in the event of certain corporate transactions or events if necessary to prevent dilution or enlargement of the benefits made available under the plan. Equity incentive awards under the 2019 Equity Incentive Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards but not “incentive stock options” for purposes of U.S. tax laws. Options and share appreciation rights will have an exercise price determined by the administrator but will not be less than fair market value of the underlying common shares on the date of grant.
Vesting. The vesting conditions for grants under the equity incentive awards under the 2019 Equity Incentive Plan are set forth in the applicable award documentation.
Termination of Service and Change in Control. In the event of a participant’s termination of employment, the compensation committee may, in its discretion, determine the extent to which an equity incentive award may be exercised, settled, vested, paid or forfeited. In the event of our termination of a participant’s employment without Cause or a participant’s resignation for Good Reason (as defined in the 2019 Equity Incentive Plan) upon or within 18 months following a change in control of the company (as defined in the 2019 Equity Incentive Plan), any awards outstanding to the participant (unless otherwise provided in the award agreement) will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In the event of a change in control that involves a merger, acquisition or other corporate transaction, any outstanding award not assumed, substituted, replaced or continued in connection with the transaction will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In connection with a change of control, the compensation committee may, in its discretion, take any one or more of the following actions with respect to outstanding awards: (i) cancel any such award, in exchange for a payment in cash, securities or other property or any combination thereof with a value equal to the value of such award based on the per share value of common shares received or to be received by other shareholders in the event (or without payment of consideration if the committee determines that no amount would have been realized upon the exercise of the award or other realization of the participant’s rights); (ii) require the exercise of any outstanding option; (iii) provide for the assumption, substitution, replacement or continuation of any award by the successor or surviving corporation, along with appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation, subject to any replacement awards, the terms and conditions of the replacement awards (including performance targets) and the grant, exercise or purchase price per share for the replacement awards; (iv) make any other adjustments in the number and type of securities (or other consideration) subject to (a) such awards and in the terms and conditions of such awards in order to prevent the dilution or enlargement of benefits intended to be made available under the 2019 Equity Incentive Plan and (b) awards that may be granted in the future; (v) provide that any such award shall be accelerated and become exercisable, payable and/or fully vested with respect to all shares covered thereby or (vi) provide that any award shall not vest, be exercised or become payable as a result of such event.
Termination and Amendment. Unless terminated earlier, the 2019 Equity Incentive Plan will continue for a term of ten years. Our board of directors has the authority to amend or terminate the 2019 Equity Incentive Plan subject to shareholder approval with respect to certain amendments. However, no such action may impair the rights of the recipient of any options unless agreed to by the recipient.
Inducement Plan
Plan Administration. The Inducement Plan is administered by the compensation committee of our board of directors, subject to the board of directors’ discretion to administer or appoint another committee to administer it.
Eligible Participants. The administrator is able to offer equity awards at its discretion under the Inducement Plan to any employee who is eligible to receive an employment inducement grant in accordance with NYSE Listed Company Manual 303A.08.
Awards. The maximum number of common shares in respect of which awards may be granted under the Inducement Plan is 1,000,000 common shares (including share-based equity awards granted to date, less awards forfeited), subject to adjustment in the event of certain corporate transactions or events if necessary to prevent dilution or enlargement of the benefits made available under the plan. Equity incentive awards under the Inducement Plan may be granted in the form of options, share appreciation rights, restricted shares, restricted share units, performance awards or other share-based awards but not “incentive stock options” for purposes of U.S. tax laws. Options and share appreciation rights will have an exercise price determined by the administrator but will not be less than fair market value of the underlying common shares on the date of grant.
Vesting. The vesting conditions for grants under the equity incentive awards under the Inducement Plan are set forth in the applicable award documentation.

Termination of Service and Change in Control. In the event of a participant’s termination of employment, the compensation committee may, in its discretion, determine the extent to which an equity incentive award may be exercised, settled, vested, paid or forfeited. In the event of our termination of a participant’s employment without Cause or a participant’s resignation for Good Reason (as defined in the Inducement Plan) upon or within 18 months following a change in control of the company (as defined in the Inducement Plan), any awards outstanding to the participant (unless otherwise provided in the award agreement) will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In the event of a change in control that involves a merger, acquisition or other corporate transaction, any outstanding award not assumed, substituted, replaced or continued in connection with the transaction will immediately vest and settle, and options and share appreciation rights will become fully exercisable. In connection with a change of control, the compensation committee may, in its discretion, take any one or more of the following actions with respect to outstanding awards: (i) cancel any such award, in exchange for a payment in cash, securities or other property or any combination thereof with a value equal to the value of such award based on the per share value of common shares received or to be received by other shareholders in the event (or without payment of consideration if the committee determines that no amount would have been realized upon the exercise of the award or other realization of the participant’s rights); (ii) require the exercise of any outstanding option; (iii) provide for the assumption, substitution, replacement or continuation of any award by the successor or surviving corporation, along with appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation, subject to any replacement awards, the terms and conditions of the replacement awards (including performance targets) and the grant, exercise or purchase price per share for the replacement awards; (iv) make any other adjustments in the number and type of securities (or other consideration) subject to (a) such awards and in the terms and conditions of such awards in order to prevent the dilution or enlargement of benefits intended to be made available under the Inducement Plan and (b) awards that may be granted in the future; (v) provide that any such award shall be accelerated and become exercisable, payable and/or fully vested with respect to all shares covered thereby or (vi) provide that any award shall not vest, be exercised or become payable as a result of such event.
Termination and Amendment. Unless terminated earlier, the Inducement Plan will continue for a term of ten years. Our board of directors has the authority to amend or terminate the Inducement Plan. However, no such action may impair the rights of the recipient of any options unless agreed to by the recipient.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information relating to the beneficial ownership of our common shares as of April 1, 2024:
•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding common shares;
•	each of our executive officers and directors; and
•	all executive officers and directors as a group.
The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any common shares over which the individual has sole or shared voting power or investment power as well as any common shares that the individual has the right to acquire within 60 days from April 1, 2024 through the exercise of any option or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power.
The percentage of outstanding common shares beneficially owned is computed based on 82,777,226 common shares outstanding as of April 1, 2024. Common shares that a person has the right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and directors as a group. Unless otherwise indicated below, the business address for each beneficial owner is ADC Therapeutics SA, Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland.
Principal Shareholders	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
5% Shareholders
Redmile Group LLC(1)	15,328,317	18.5%
Entities affiliated with Dr. Hans-Peter Wild(2)	9,788,944	11.8%
Prosight Management L.P.(3)	6,471,800	7.8%
Entities affiliated with Auven Therapeutics GP Ltd.(4)	6,330,548	7.6%
Executive Officers and Directors
Robert Azelby	—	*
Jean-Pierre Bizzari	40,676	*
Jose “Pepe” Carmona	162,917	*
Peter Hug	123,837	*
Ameet Mallik	845,226	1.0%
Viviane Monges	72,997	*
Thomas Pfisterer	607,193	*
Tyrell J. Rivers(5)	—	*
Victor Sandor	58,993	*
Ron Squarer(6)	1,538,432	1.9%
Mohamed Zaki	233,333	*
All executive officers and directors as a group (11 persons)	3,683,604	4.5%
*	Less than 1% of our total outstanding common shares.
(1)
This information is based on a Schedule 13G/A filed with the SEC on February 14, 2024 by Redmile Group, LLC and Jeremy C. Green. The common shares are owned by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC. The reported securities may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and/or separately managed accounts, as well as by Jeremy C. Green as the principal of Redmile

Group, LLC. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The business address of each of Redmile Group, LLC and Mr. Green is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, California 94129.
(2)
The principal business of HPWH TH AG (“HPWH”) is holding investment rights in, directly or indirectly, ADC Therapeutics. HP WILD Holding AG (“HPW Holding”) is an intermediary holding company. Dr. Hans-Peter Wild is the chairman of HPWH and HPW Holding. Thomas Pfisterer is a board member of HPWH and an investment manager. By reason of a stockholders’ agreement by and among Mr. Pfisterer and HPW Holding and their joint indirect minority equity interest in HPWH via their joint ownership of HPWH MH AG (“MH”), which owns a 12.5% interest in HPWH, Mr. Pfisterer may be deemed to have shared voting and investment power with respect to such shares held of record by HPWH. However, Mr. Pfisterer disclaims beneficial ownership of all common shares held of record by HPWH other than the shares indirectly represented by his 41.7% interest in MH. The business address of each of HPWH, HPW Holding, Dr. Wild and Mr. Pfisterer is HPWH is Neugasse 22, 6300 Zug, Switzerland.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 13, 2023 by Prosight Management, LP, Prosight Fund, LP, Prosight Plus Fund, LP, Prosight Partners, LLC, and W. Lawrence Hawkins. The business address of each of the foregoing persons and entities is c/o Prosight Management, LP, 5956 Sherry Lane, Suite 1365, Dallas, Texas 75225.

(4)
This information is based on a Schedule 13D/A filed with the SEC on April 28, 2023 by A.T. Holdings II Sarl. C.T. Phinco Sarl, ADC Products Switzerland Sarl, Auven Therapeutics Holdings L.P., Auven Therapeutics General L.P., Auven Therapeutics GP Ltd., Stephen Evans-Freke and Peter B. Corr. The business address of each of each of the foregoing persons and entities is 71 Main Street, Road Town, Tortola, British Virgin Islands VG1110.

(5)	Mr. Rivers, an executive director within AstraZeneca’s corporate development group, disclaims beneficial ownership with respect to common shares held of record by AstraZeneca.
(6)	Includes 159,026 shares held by a trust in which Mr. Squarer serves as a settlor and trustee.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Related-Party Transactions
The following is a description of transactions requiring disclosure pursuant to Item 404 of Regulation S-K that we have entered into since January 1, 2022 with any of our executive officers, directors or their affiliates and holders of more than 5% of any class of our voting securities in the aggregate, which we refer to as related parties, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”
Indemnification Agreements
We have entered into indemnification agreements with our executive officers and directors. The indemnification agreements and our amended and restated articles of association require us to indemnify our executive officers and directors to the fullest extent permitted by law.
Redmile Agreement
On January 18, 2024, we entered into an agreement (the “Redmile Agreement”) with the Redmile Group, LLC (“Redmile”) regarding preemptive rights and advance subscription rights with respect to shares of the Company. The Company agreed that the Company’s board of directors will not restrict the preemptive rights of Redmile or its affiliates based on Article 4a(4)(g) of the Company’s articles of association or restrict the advance subscription rights of Redmile or its affiliates based on Article 4c(3) of the Company’s articles of association as long as (i) Redmile (including its affiliates and any other person or entity forming a “group” (as defined in Rule 13d-5 under the Exchange Act)) does not directly or indirectly control, own or have the right to control or own, collectively, shares representing more than 20% of the Company’s share capital or (ii) Redmile (including its affiliates and any other person or entity forming a “group” (as defined in Rule 13d-5 under the Exchange Act)) directly or indirectly controls, owns or has the right to control or own, collectively, shares representing more than 20% of the Company’s share capital but the Company’s board of directors determines that Redmile does not have an intent to effect a change of control of the Company. If, at any time, Redmile (including its affiliates and any other person or entity forming a “group” (as defined in Rule 13d-5 under the Exchange Act)) directly or indirectly controls, owns or has the right to control or own, collectively, shares representing more than 20% of the Company’s share capital and the Company’s board of directors determines that Redmile has an intent to effect a change of control of the Company, the Company’s board of directors will provide a reasonable opportunity to Redmile to explain its intentions. Thereafter, if the Company’s board of directors determines that Redmile does not intend to effect a change of control of the Company, the Company’s board of directors will not restrict the preemptive rights of Redmile or its affiliates based on Article 4a(4)(g) of the Company’s articles of association or restrict the advance subscription rights of Redmile or its affiliates based on Article 4c(3) of the Company’s articles of association. However, if the Company’s board of directors maintains its determination that Redmile has an intent to effect a change of control of the Company, the Company’s board of directors may restrict the preemptive rights of Redmile and its affiliates based on Article 4a(4)(g) of the Company’s articles of association and restrict the advance subscription rights of Redmile and its affiliates based on Article 4c(3) of the Company’s articles of association.
Auven Letter
On February 2, 2023, we entered into a letter agreement with A.T. Holdings II Sàrl (“A.T. Holdings II”), pursuant to which we agreed to assist A.T. Holdings II effect the registration under the Securities Act, of at least 12,000,000 common shares held by it and to facilitate the potential public offering of such common shares. No other registration rights have been granted to A.T. Holdings II for any other shares. The public offering contemplated by the Auven Agreement occurred on February 2, 2023.
Related-Party Transaction Policy
We have adopted a related-party transaction policy, which states that any related-party transaction must be approved or ratified by the audit committee or board of directors. In determining whether to approve or ratify a transaction with a related party, the audit committee or board of directors will consider all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to us, the opportunity costs of an alternative transaction, the materiality and character of the related party’s direct or indirect interest and the actual or apparent conflict of interest of the related party. The audit committee or board of directors will not approve or ratify a related-party transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES
For the years ended December 31, 2023 and 2022, PricewaterhouseCoopers SA was the Company’s independent registered public accounting firm.
Fees
	For the Years Ended December 31,
(in thousands)	2023	2022
Audit fees	$2,336	$1,264
Audit-related fees	104	14
Tax fees	51	157
Total Fees	$2,491	$1,435
Audit fees include the standard audit work performed each fiscal year necessary to allow the auditor to issue an opinion on our financial statements and to issue an opinion on the local statutory financial statements. Audit fees also include services that can be provided only by the external auditor such as reviews of quarterly financial results and review of our securities offering documents.
Audit-related fees consisted of fees billed for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements or for services that were traditionally performed by the external auditor.
Tax fees are fees billed for professional services for tax compliance and tax advice.
Pre-Approval Policies and Procedures
In accordance with the requirements of the Sarbanes-Oxley Act and rules issued by the SEC, the audit committee reviews and pre-approves of any services performed by PricewaterhouseCoopers SA. The procedures require that all proposed future engagements of PricewaterhouseCoopers SA for audit and permitted non-audit work are submitted to the audit committee for approval prior to the beginning of any such service. In accordance with this policy, all services performed by and fees paid to PricewaterhouseCoopers SA in this “Principal Accounting Fees and Services” section were approved by the audit committee.

AUDIT COMMITTEE REPORT
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
The audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2023 with management. The audit committee has discussed with PricewaterhouseCoopers SA the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The audit committee received the written disclosures and the letter from PricewaterhouseCoopers SA required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers SA’s communications with the audit committee concerning independence and discussed with PricewaterhouseCoopers SA its independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the audit committee:

Viviane Monges (chair)
Robert Azelby
Tyrell Rivers

PROPOSAL NO. 1: APPROVING THE MANAGEMENT REPORT, ANNUAL FINANCIAL STATEMENTS AND CONSOLIDATED FINANCIAL STATEMENTS
Explanation
Under Swiss law, a company must submit a management report, its annual financial statements and its consolidated financial statements to shareholders for approval or disapproval at each annual general meeting.
The 2023 Annual Report, the statutory annual financial statements for the year ended December 31, 2023, including the auditors’ report thereon, and the consolidated financial statements for the year ended December 31, 2023, including the auditors’ report thereon, are available on the Investors section of our website at adctherapeutics.com. You may also obtain a printed copy of these documents at no cost, upon written or oral request, by contacting us at Investor Relations, ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor, Murray Hill, NJ 07974 or by calling (908) 731-5556.
Proposal
The board of directors proposes that the management report, the annual financial statements and the consolidated financial statements for the year ended December 31, 2023, be approved and the auditors’ report for the year ended December 31, 2023, be acknowledged.
Voting Requirement
The affirmative vote of a majority of votes represented is required for this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. This is a “routine” item and thus we do not expect any broker non-votes.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 2: APPROVING, ON AN ADVISORY BASIS UNDER SWISS LAW, THE COMPENSATION REPORT
Explanation
Under Swiss law, we are required to prepare a separate compensation report each year that contains specific items in a presentation format determined by Swiss law. Under the new Swiss corporate law that became effective on January 1, 2023, our compensation report must be submitted to shareholders for approval in an advisory vote.
The Proposal
The board of directors proposes that the Company’s compensation report for the year ended December 31, 2023, be approved in a non-binding advisory vote.
Voting Requirement
The affirmative vote of a majority of votes cast is required for this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the result of this proposal.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 3: DISCHARGING THE MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE COMMITTEE FROM LIABILITY
Explanation
As is customary for Swiss corporations and in accordance with the Swiss Code of Obligations, shareholders are requested to release the members of the board of directors and the executive committee from liability for the year ended December 31, 2023. Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that the shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within six months after the approval of the proposal. After the expiration of the six-month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against members of the board of directors or the executive committee with respect to activities during the year ended December 31, 2023.
Proposal
The board of directors proposes that the members of the board of directors and the executive committee be discharged from liability for the year ended December 31, 2023.
Voting Requirement
The affirmative vote of a majority of votes represented is required for this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the result of this proposal. Members of the board of directors and the executive committee and their representatives and entities controlled by them are not allowed to vote on this proposal.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 4: APPROVING THE APPROPRIATION OF THE FINANCIAL RESULTS
Explanation
Under Swiss law, the appropriation of the financial results as set forth in the Company’s statutory financial statements must be submitted to shareholders for approval at each annual general meeting of shareholders.
Proposal
The board of directors proposes that the net loss for the year ended December 31, 2023, be carried forward as follows:
Loss carried forward from the year ended December 31, 2022	CHF968,963,858
Loss for the year ended December 31, 2023	CHF144,426,257
Loss to be carried forward	CHF 1,113,390,115
Voting Requirement
The affirmative vote of a majority of votes represented is required for this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. This is a “routine” item and thus we do not expect any broker non-votes.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 5: REELECTING DIRECTORS
Explanation
Under Swiss law, members of the board of directors may only be elected by shareholders. The board of directors is presently composed of nine members. Each director, as well as the chair of the board of directors, must be elected annually and individually for a term extending until the completion of the next annual general meeting of shareholders.
At the recommendation of the nomination and corporate governance committee, the board of directors has nominated the nine individuals below to serve as directors for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders. All of the nominees currently serve as members of the board of directors. Their current terms expire upon the closing of the Annual Meeting. Each of the nominated individuals below has consented to being named as a director nominee and agreed to continue to serve if elected.
For information concerning the director nominees, see “Board of Directors, Executive Officers and Corporate Governance Matters.”
The Proposals
There will be a separate vote on each nominee.
Proposal #5a: The board of directors proposes that Ron Squarer be reelected as the chair of the board of directors and a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5b: The board of directors proposes that Robert Azelby be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5c: The board of directors proposes that Jean-Pierre Bizzari be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5d: The board of directors proposes that Peter Hug be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5e: The board of directors proposes that Ameet Mallik be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5f: The board of directors proposes that Viviane Monges be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5g: The board of directors proposes that Thomas Pfisterer be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5h: The board of directors proposes that Tyrell Rivers be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #5i: The board of directors proposes that Victor Sandor be reelected as a director for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Voting Requirement
The affirmative vote of a majority of votes represented is required for these proposals. Abstentions will have the same effect as votes “AGAINST” the applicable proposal. Broker non-votes will have no effect on the result of the applicable proposal.
Recommendation
The board of directors recommends that you vote “FOR” all director nominees.

PROPOSAL NO. 6: REELECTING COMPENSATION COMMITTEE MEMBERS
Explanation
Under Swiss law, members of the compensation committee of the board of directors may only be elected by shareholders. The compensation committee is presently composed of three members. Each member must be elected annually and individually for a term extending until the completion of the next annual general meeting of shareholders.
At the recommendation of the nomination and corporate governance committee, the board of directors has nominated the three individuals below to serve as members of the compensation committee for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders. All of the nominees currently serve as members of the compensation committee. Their current terms expire upon the closing of the Annual Meeting. Each of the nominated individuals below has consented to being named as a nominee and agreed to continue to serve if elected.
For information concerning the nominees, see “Board of Directors, Executive Officers and Corporate Governance Matters.”
The Proposals
There will be a separate vote on each nominee.
Proposal #6a: The board of directors proposes that Robert Azelby be reelected as a member of the compensation committee for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #6b: The board of directors proposes that Peter Hug be reelected as a member of the compensation committee for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Proposal #6c: The board of directors proposes that Victor Sandor be reelected as a member of the compensation committee for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Voting Requirement
The affirmative vote of a majority of votes represented is required for these proposals. Abstentions will have the same effect as votes “AGAINST” the applicable proposal. Broker non-votes will have no effect on the result of the applicable proposal.
Recommendation
The board of directors recommends that you vote “FOR” all nominees.

PROPOSAL NO. 7: REELECTING THE INDEPENDENT PROXY
Explanation
Under Swiss law, the independent representative of the shareholders (Independent Proxy) must be elected at each annual general meeting for a one-year term ending at the completion of the following annual general meeting.
Shareholders may either represent their shares themselves, have them represented by a third party, whether or not a shareholder, if the latter is given a written proxy, or have them represented by the Independent Proxy. Under Swiss law, the Independent Proxy must satisfy strict independence requirements. In the absence of instructions, the Independent Proxy must abstain from voting.
The Proposal
The board of directors proposes that PHC Notaires, in Lausanne, Switzerland be reelected as the Independent Proxy for a one-year term, beginning as of the Annual Meeting and ending at the closing of the 2025 annual general meeting of shareholders.
Voting Requirement
The affirmative vote of a majority of votes represented is required for this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. This is a “routine” item and thus we do not expect any broker non-votes.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 8: REELECTING THE AUDITORS
Explanation
Under our articles of association, the auditors must be elected at each annual general meeting of shareholders.
Upon recommendation of the audit committee, the board of directors proposes that PricewaterhouseCoopers SA be reelected as statutory auditor and independent registered public accounting firm for the year ending December 31, 2024. PricewaterhouseCoopers SA has served as our auditors since 2015. A representative of PricewaterhouseCoopers SA is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from shareholders.
The Proposal
The board of directors proposes that PricewaterhouseCoopers SA be reelected as the statutory auditor and independent registered public accounting firm for the year ending December 31, 2024.
Voting Requirement
The affirmative vote of a majority of votes represented is required for this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. This is a “routine” item and thus we do not expect any broker non-votes.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 9: APPROVING, ON A BINDING BASIS UNDER SWISS LAW, THE COMPENSATION OF THE BOARD OF DIRECTORS AND THE EXECUTIVE COMMITTEE
Explanation
Under Swiss law and our articles of association, we must submit the following items for approval or disapproval at each annual general meeting: (i) the maximum aggregate amount of compensation for the members of the board of directors for the period between the current and the following annual general meeting of shareholders, (ii) the maximum aggregate amount of fixed compensation for the members of the executive committee for the following year, and (iii) the maximum aggregate amount of variable compensation for the members of the executive committee for the current year.
The compensation for the members of the board of directors and its committees is comprised of cash board fees and equity awards in the Company’s long-term equity incentive plan. The chair of the board of directors is paid both board fees and fees as an advisor to the Company, both of which are included in the maximum aggregate amount.
The executive committee is comprised of Ameet Mallik, Jose Carmona and Patrick van Berkel. The fixed compensation for the executive committee members is comprised of annual salary and social security and pension contributions paid by the Company. The variable compensation for the executive committee members is comprised of annual cash bonus payments and participation in the Company’s long-term equity incentive plan, including stock options and RSUs. The proposal assumes the Company pays the maximum bonus which is 150% of target. The target bonus ranges (at 100% target achievement) are between 50% and 60% of base salary. The Company’s compensation programs are designed to support a philosophy of pay for performance for the members of the executive committee while maintaining an overall level of compensation that is competitive with our peers and the biotech industry as a whole. Moreover, the board of directors plans to allocate a significant portion of the variable compensation to equity awards in order to help incentivize the executive committee members to create long-term value for the Company and strengthen the alignment of the interests of our executive committee members with our shareholders.
For more information concerning executive and director compensation, see “Executive Compensation” and “Director Compensation” and the compensation report for the year ended December 31, 2023.
The Proposals
There will be a separate vote on each proposal.
Proposal #9a: The board of directors proposes that the maximum aggregate amount of compensation for the members of the board of directors for the period between the Annual Meeting and the 2025 annual general meeting of shareholders be set at $2,000,000.
Proposal #9b: The board of directors proposes that the maximum aggregate amount of fixed compensation for the members of the executive committee for the year ending December 31, 2025, be set at $3,000,000.
Proposal #9c: The board of directors proposes that the maximum aggregate amount of variable compensation for the members of the executive committee for the year ending December 31, 2024, be set at $10,000,000.
Voting Requirement
The affirmative vote of a majority of votes represented is required for these proposals. Abstentions will have the same effect as votes “AGAINST” the applicable proposal. Broker non-votes will have no effect on the result of the applicable proposal.
Recommendation
The board of directors recommends that you vote “FOR” all proposals.

PROPOSAL NO. 10: APPROVING, ON AN ADVISORY BASIS UNDER U.S. LAW, THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS
Explanation
Under SEC rules, we are required to seek shareholder approval of an advisory resolution (commonly referred to as a “say-on-pay” vote) on our named executive compensation as reported in this Proxy Statement. The say-on-pay vote generally covers the calendar year prior to the date of our proxy statement. The SEC say-on-pay vote provides for a look-back to the calendar year before the date of the applicable proxy statement. This is in addition to the Swiss rules on executive say-on-pay and our articles of association, which require that we submit (i) the maximum aggregate amount of compensation of the members of each of the board of directors and the executive committee to a binding vote (Proposal #9) and (ii) the compensation report to a non-binding advisory vote (Proposal #2).
As the say-on-pay vote required under SEC rules is advisory, it will not be binding upon the board of directors or the compensation committee and neither the board of directors nor the compensation committee will be required to take any action as a result of the outcome of this vote. However, the board of directors and the compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies.
We expect to hold the next advisory say-on-pay vote at our 2025 annual general meeting of shareholders.
The Proposal
The board of directors is proposing that the following proposal be approved: “RESOLVED, that the Company’s shareholders approve, on an advisory basis under U.S. law, the compensation of the Company’s named executive officers, as disclosed in “Executive Compensation” and the related compensation tables and narrative disclosure in this proxy statement.”
Voting Requirement
The affirmative vote of a majority of votes cast is required for the approval of this proposal. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the result of this proposal.
Recommendation
The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL NO. 11: APPROVING, ON AN ADVISORY BASIS UNDER U.S. LAW, THE FREQUENCY OF FUTURE VOTES ON THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS
Explanation
Under SEC rules, at least once every six years, we are required to seek a shareholder advisory vote (commonly referred to as a “say-when-on-pay” vote) on the frequency of future advisory votes on named executive officer compensation. This proposal allows shareholders to express their views on whether future advisory votes on named executive compensation of the nature reflected in Proposal #10 should occur every one, two or three years.
The board of directors recommends an advisory vote on named executive officer compensation each year. An annual vote provides shareholders with an opportunity to provide input on compensation decisions and allows the board of directors to promptly reevaluate compensation policies and practices and reflect on shareholder feedback. This is also the preferred approach by many investors and institutional shareholder advisory service firms.
As this vote is advisory, it will not be binding upon the board of directors. However, the board of directors will carefully consider the outcome of this vote when deciding on the frequency of the advisory vote. Notwithstanding the board of directors’ recommendation and the outcome of the shareholder vote, the board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
We expect to hold the next advisory say-when-on-pay vote at our 2030 annual general meeting of shareholders.
The Proposal
The board of directors is proposing that the shareholders advise on the frequency of future advisory votes on named executive compensation by voting for either “ONE YEAR”, “TWO YEARS” OR “THREE YEARS”.
Voting Requirement
The affirmative vote of a majority of votes cast is required for the approval of the frequency. If none of the options receive a majority vote, the option that receives the highest number of votes cast will be considered to be the frequency selected by shareholders. Abstentions will not be counted as votes cast for any frequency choice but will be counted as present or represented for determining whether any option receives a majority vote. Broker non-votes will have no effect on the result of this proposal and will not be counted as present or represented for determining whether any option receives a majority vote.
Recommendation
The board of directors recommends that you vote “ONE YEAR” for this proposal.

PROPOSAL NO. 12: APPROVING AMENDMENTS TO THE ARTICLES OF ASSOCIATION
Explanation
Proposal #12a: Amendments Relating to Shares, Shareholder Rights and General Meetings
The board of directors proposes amendments to the articles of association, among other things, to align them with new statutory provisions of Swiss corporate law pertaining to shares, shareholder rights and general meeting of shareholders matters that became effective on January 1, 2023. Swiss companies are required to amend their articles of association to conform to the revised corporate law by the end of 2024.
The main provisions of the proposed amendments are summarized below, which include amendments to align the articles of association with Swiss corporate law and administrative updates to our articles of association. We do not believe that any of the administrative updates will materially change the rights of shareholders compared to their current statutory rights. Please refer to Appendix A for the full text of the proposed amendments to the articles of association (red strikethrough text represents deletions and blue underlined text represents additions).
The board of directors has proposed the amendments to the articles of association described below in order to implement the provisions of the new Swiss corporate law, many of which are mandatory and already in effect. If the shareholders do not approve this proposal, the board of directors will consider, if known, the reasons the shareholders did not approve the proposal and seek shareholder reconsideration of the proposal or a revised proposal at next year’s annual general meeting. Alternatively, the board of directors may call an extraordinary general meeting for reconsideration of the proposal or a revised proposal.
Conditions for Registration in Share Register (Article 6)
The proposed changes in Article 6 para. 2 reflect the new additional grounds for which the registration of a shareholder in the share register may be refused under the new Swiss corporate law.
Powers of the Shareholders (Article 8)
The new Swiss corporate law has updated the list of statutory powers of the general meeting of shareholders. The proposed changes to Article 8 replicate this update. The only new statutory power of the general meeting of shareholders that we believe is material is that a delisting of shares from a stock exchange would require the approval of two-thirds of the votes represented at the general meeting of shareholders (item no. 11 of Article 8 para. 2).
EGM Requests (Article 9)
Under the new Swiss corporate law, shareholders who hold, alone or together with other shareholders, shares representing at least 5% of the share capital or votes, have a right to request the board of directors to call an extraordinary general meeting. The proposed changes to Article 9 para. 2 lit. c reflect this rule change.
AGM Notice (Article 10)
The proposed changes to Article 10 para. 2 reflect the fact that we are no longer a foreign private issuer (and thus are required to comply with U.S. proxy rules applicable to U.S. domestic issuers) and would enable us to give notice of a general meeting of shareholders through publication of a proxy statement filed pursuant to the rules of the SEC.
The proposed changes to Article 10 para. 3 reflect changes to the statutory rules governing the making available of reports addressed to shareholders.
Under the new Swiss corporate law, notices of the general meeting of shareholders must include certain details, such as date, time, venue, agenda items and proposals of the board of directors and shareholders. The proposed changes to Article 10 para. 4 reflect these requirements.
Agenda Request (Article 11 para. 1, first sentence)
Under the new Swiss corporate law, shareholders holding at least 0.5% of the share capital or the votes may request that an agenda item be included in the notice or that a proposal relating to an agenda item be included in the notice. The proposed changes to to Article 11 para. 1, first sentence reflect this rule change. Our proposal to amend the second sentence of Article 11 para. 1 is being submitted to a separate shareholder vote (see below Proposal #12b).

Shareholder Meeting Minutes (Article 12)
The new Swiss corporate law requires that resolutions and election results of general meeting of shareholders be made available electronically within 15 calendar days after the general meeting. The information must include the exact voting results. Each shareholder may request that the minutes be made available to it within 30 calendar days after the general meeting of the shareholders. The proposed new para. 4 of Article 12 makes this shareholder right transparent.
Shareholder Representation (Article 13)
Under the new Swiss corporate law, the articles of association can no longer limit the representation of shareholders who do not wish to be represented by the independent voting rights representative to fellow shareholders. The proposed changes to Article 13 para. 2 reflect this rule change.
Voting Majorities (Article 14 para. 1 and para. 2 clause 4, 5 and 7 to 16)
The new Swiss corporate law no longer makes reference to “absolute” majorities. The proposed changes to Article 14 para. 1 and to the introductory clause of Article 14 para. 2 reflect this change without changing the majority requirements in the substance.
As explained above, the new Swiss corporate law has updated the list of statutory powers of the general meeting (please refer to the explanations regarding the changes to Article 8). Some of these shareholder decisions require a majority of two-thirds of the votes and an absolute majority of the nominal value, each as represented at the general meeting. The proposed changes to Article 14 para. 2 clause 4, 5 and 7 – 16 replicate this update. The proposed change to Article 14 para. 2 clause 17 relates to the proposed jurisdiction clause (Article 35a) and will be submitted to a separate shareholder vote (see below Proposal #12f).
Reporting (Article 32)
The new Swiss corporate law contains new non-financial reporting obligations. The proposed change to Article 32 reflects the new statutory requirements.
Notices to Shareholders (Article 35)
The new Swiss corporate law provides issuers with additional flexibility on how to give notice of the general meeting. Previously, any such notice had to be published in the Swiss Official Gazette of Commerce, and in some cases, individual written notice had to be given to shareholders of record. The proposed changes to Article 35 would allow us to give notice of the general meeting of shareholders through publication in the Swiss Official Gazette of Commerce or in a form that allows proof by text, including notice through publication of a proxy statement filed pursuant to the rules of the SEC.
Gender-Neutral Language
We propose to introduce more gender-neutral language throughout the provisions to be amended as per this Proposal #12a.
Proposal #12b: Deadline for Submitting Agenda Items (Article 11 para. 1, second sentence)
As we are no longer a foreign private issuer (and thus are required to comply with U.S. proxy rules applicable to U.S. domestic issuers), we propose to amend the second sentence of Article 11 para. 1 such that the deadline for shareholders to request that an item be included on the agenda or that a proposal relating to an agenda item be included in the notice of a general meeting is changed from 45 to 90 calendar days. This to provide sufficient time for the board of directors to consider and evaluate shareholder proposals prior to the filing of our proxy statement.
Proposal #12c: Amendments Relating to the Board of Directors, Compensation and Related Matters
The board of directors proposes amendments to the articles of association, among other things, to align them with new statutory provisions of Swiss corporate law pertaining to the board of directors, compensation and related matters that became effective on January 1, 2023. Swiss companies are required to amend their articles of association to conform to the revised corporate law by the end of 2024.

The main provisions of the proposed amendments are summarized below, which include amendments to align the articles of association with Swiss corporate law and administrative updates to our articles of association. We do not believe that any of the administrative updates will materially change the rights of shareholders compared to their current statutory rights. Please refer to Appendix A for the full text of the proposed amendments to the articles of association (red strikethrough text represents deletions and blue underlined text represents additions).
The board of directors has proposed the amendments to the articles of association described below in order to implement the provisions of the new Swiss corporate law, many of which are mandatory and already in effect. If the shareholders do not approve this proposal, the board of directors will consider, if known, the reasons the shareholders did not approve the proposal and seek shareholder reconsideration of the proposal or a revised proposal at next year’s annual general meeting. Alternatively, the board of directors may call an extraordinary general meeting for reconsideration of the proposal or a revised proposal.
Gender-Neutral Language (Article 16, Article 17 and Article 23)
We propose to introduce more gender-neutral language in Article 16, Article 17 and Article 23 as well as throughout the other provisions to be amended as per this Proposal #12c.
Board Meetings (Article 19)
The proposed changes to Article 19 para. 1 and 4 reflect the fact that the new Swiss corporate law now generally recognizes the use of electronic means for corporate law matters.
The proposed change to Article 19 para. 2 reflects the updated powers of the board of directors under the new Swiss corporate law. The proposed change to Article 19 para. 3 would give our board of directors the flexibility to provide for higher majority requirements for certain board resolutions.
Board Powers (Article 20)
The new Swiss corporate law has updated the catalog of powers of the board of directors. The proposed changes to Article 20 reflect this rule change.
Vote on Compensation Report (Article 26)
The new Swiss corporate law requires an advisory vote of the general meeting of shareholders on the compensation report where variable compensation is approved prospectively. The proposed new paragraph 5 of Article 26 reflects this rule change.
Additional Amount for Promotions (Article 27)
If the maximum aggregate amount of compensation of the executive committee ratified by shareholders at a general meeting of the shareholders is not sufficient to also cover the compensation of a new executive committee member after the date of the most recent shareholder ratification at a general meeting of the shareholders, then our board of directors has authority to pay compensation to such new member in relation to the compensation period(s) already ratified subject to a specified maximum amount. The new Swiss corporate law limits the authority of the board of directors to award supplementary compensation to individuals who are being promoted within the executive committee. The proposed change to Article 27 reflects this change of the law.
Compensation Principles (Article 28)
The amendment in Article 28 reflects Swiss market practice in connection with compensation principles and clarifies that the board of directors or, to the extent delegated to it, the compensation committee, also has the power to determine the achievement of performance targets for purposes of incentive compensation arrangements.
Maximum Non-Compete Compensation (Article 29)
Swiss corporate law has always recognized that after termination of an executive position, the company may have an interest in entering into a non-competition undertaking with the leaving executive. The new Swiss corporate law expressly limits the maximum consideration that may be paid for such purposes to the average compensation paid to the executive during the last three fiscal years. The proposed change to Article 29 para. 3 reflect this change in law.

External Mandates (Article 30)
In the new Swiss corporate law, the definition of (external) “mandates” that a board or executive member can hold has changed to the effect that solely “positions in comparable functions at other enterprises with an economic purpose” fall within this definition. The proposed changes to Article 30 reflect this rule change.
Proposal #12d: Amendments for Conditional Share Capital Flexibility (Articles 4b and 4c)
The proposed changes to Article 4b para. 1 clarify, in line with the new Swiss corporate law, (i) that our conditional share capital can be used to issue any kinds of rights to acquire shares, including mandatory exercises of such rights, or to impose any kinds of obligations to acquire shares.
The proposed changes to Article 4c para. 3 align the list of circumstances under which advance subscription rights can be excluded with the new Swiss corporate law. In particular, the proposed changes would allow our board of directors to issue financial instruments to selected investors on appropriate terms and for a maximum exercise, conversion or exchange period of 15 years instead of 10 years.
The proposed changes to Article 4b para. 4 and Article 4c para. 5 reflect the new statutory rules on evidencing the exercise of waiver of the right to acquire shares out of our conditional share capital.
Proposal #12e: Amendments to Permit Shareholder Meetings Outside Switzerland and Hybrid and Virtual Shareholder Meetings (Article 11a)
Under the new Swiss corporate law, companies are only allowed to hold a general meeting of shareholders outside Switzerland if the articles of association so permit. The new Swiss corporate law also introduces the possibility to hold the general meeting as a hybrid event (i.e., shareholders who are not present at the venue of the general meeting can participate and exercise their rights by electronic means) or virtually (i.e., by electronic means without a physical venue), the latter if the articles of association so permit. We propose to implement the corresponding basis in Article 11a to provide for additional flexibility to hold (physical) general meetings outside Switzerland, and to also hold virtual general meetings without the in-person attendance of shareholders. While the board of directors currently has no plans to hold virtual general meetings of shareholders, the board of directors would like to take advantage of the new possibility to hold virtual general meetings of shareholders, as the board of directors deems appropriate. Virtual general meetings of shareholders could also allow more shareholders to attend and participate in such meetings by reducing the costs and expenses associated with such attendance and participation. Should a virtual general meeting of shareholders be held, the board of directors would ensure that shareholders have the same rights when participating electronically as they would have at a general meeting with in-person attendance, including communicating with and asking questions of the board of directors.
Proposal #12f: Jurisdiction of the Swiss Courts (Article 35a and Article 14 para. 2 clause 17)
In line with market practice for Swiss companies, we propose a new Article 35a that would set our registered office as the exclusive place of jurisdiction for any disputes arising under, out of or in connection with or related to the corporate relationship. This amendment is being proposed to bring the Company’s articles of association in line with Swiss law. This amendment could also allow us to respond to any such disputes more efficiently by reducing the risk of litigation across multiple jurisdictions and enable any such disputes to be heard by judges who are experienced in applying the law applicable to such disputes. The proposed new Article 35a clarifies that the jurisdiction clause does not apply to claims brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the courts in the United States have exclusive jurisdiction.
As per the proposed changes to Article 14 para. 2 clause 17, the amendment or repeal of Article 35a would require the approval of two-thirds of the votes represented at the relevant general meeting of shareholders.
The Proposals
There will be a separate vote on each set of amendments.
Proposal #12a: The board of directors proposes that the amendments to the articles of association relating to shares, shareholder rights and general meetings be approved.

Proposal #12b: The board of directors proposes that the amendments to the articles of association regarding the deadline for submitting agenda items be approved.
Proposal #12c: The board of directors proposes that the amendments to the articles of association relating to board of directors, compensation and related matters be approved.
Proposal #12d: The board of directors proposes that the amendments to the articles of association for conditional share capital flexibility be approved.
Proposal #12e: The board of director proposes that the amendments to the articles of association to permit shareholder meetings outside Switzerland and hybrid and virtual shareholder meetings be approved.
Proposal #12f: The board of director proposes that the amendments to the articles of association relating to the jurisdiction of Swiss courts be approved.
Voting Requirement
The affirmative vote of a majority of votes represented is required for Proposal #12b and Proposal #12c. The affirmative vote of two-thirds of votes represented is required for Proposal #12a, Proposal #12d, Proposal #12e and Proposal #12f. Abstentions will have the same effect as votes “AGAINST” the applicable proposal. Broker non-votes will have no effect on the result of the applicable proposal.
Recommendation
The board of directors recommends that you vote “FOR” all proposals.

OTHER MATTERS
Other Business at the Annual Meeting
As of the date of this Proxy Statement, we know of no other business that will be conducted at our Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting, unless the shareholder elected otherwise in its instructions to the Independent Proxy, the Independent Proxy will have authority to vote the proxy on such matters in accordance with the recommendation of the board of directors.
2023 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2023 are included in our Annual Report on Form 10-K filed with the SEC on March 13, 2024. This Proxy Statement and our Annual Report are posted on the Investors section of our website adctherapeutics.com and are available from the SEC at its website at sec.gov. You may also obtain a printed copy of this Proxy Statement and the proxy materials, including our Annual Report, management report, annual financial statements, consolidated financial statements, auditors’ reports and compensation report for the year ended December 31, 2023, at no cost, upon written or oral request to us at the following address:
Investor Relations
ADC Therapeutics SA
c/o ADC Therapeutics America, Inc.
430 Mountain Avenue, 4th Floor
Murray Hill, NJ 07974
(908) 731-5556
Corporate Website
We maintain a website at adctherapeutics.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
Delinquent Section 16 Reports
The Exchange Act requires directors and executive officers and persons who beneficially own more than 10% of our common shares to file with SEC reports showing ownership of and changes in ownership of our common shares and other equity securities. We were not subject to such requirement during the year ended December 31, 2023, as we were a foreign private issuer.
2025 Annual General Meeting of Shareholders
Shareholders wishing to present a proposal for inclusion in our proxy materials for the 2025 annual general meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must timely submit their proposals so that they are received by our Secretary at the address below no later than December 27, 2024 (120 calendar days prior to the anniversary of our mailing this Proxy Statement). The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2025 annual general meeting of shareholders. Any communication to be made to our Secretary should be sent to ADC Therapeutics SA, c/o ADC Therapeutics America, Inc., 430 Mountain Avenue, 4th Floor, Murray Hill, NJ 07974, Attention: Secretary.
Shareholders who, alone or together, represent at least 0.5% of the share capital or voting rights may request that an item be included on the agenda of a meeting of shareholders or that a proposal with respect to an existing agenda item be included in the proxy statement for the 2025 annual general meeting of shareholders. Assuming the 2025 annual general meeting of shareholders is held in accordance with Swiss law on June 13, 2025, shareholders wishing to include an item on the agenda or a proposal with respect to an agenda item (including the nomination of a candidate for election to the board of directors) in the proxy statement for the 2025 annual general meeting of shareholders, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our Secretary no later than (x) if Proposal #12b is not approved, April 29, 2025 (45 calendar days prior to the assumed date of the 2025 annual general meeting of shareholders) or (y) if Proposal #12b is approved, March 17, 2025 (90 calendar days prior to the assumed date of the 2025 annual meeting of shareholders).
Any shareholder proposal or director nominations, including proposals pursuant to Rule 14a-8 of the Exchange Act, must comply with Swiss law and our articles of association.
To solicit proxies in support of director nominees other than the Company’s nominees, a shareholder must give timely notice that complies with the requirements of Rule 14a-19 and which must be received no later than April 14, 2025 (60 days prior to the anniversary of the 2024 annual general meeting of shareholders).

APPENDIX A: PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION
Articles of Association
of ADC Therapeutics SA
(ADC Therapeutics AG)
(ADC Therapeutics Ltd)

Statuts
de ADC Therapeutics SA
(ADC Therapeutics AG)
(ADC Therapeutics Ltd)

	Section 1 Name, Registered Office, Purpose and Duration of the Company		Section 1 Raison sociale, siège, but de la société, durée

	Article 1		Article 1

Name, Place of Incorporation	Under the name ADC Therapeutics SA (ADC Therapeutics AG) (ADC Therapeutics Ltd) (the Company) shall exist a corporation with its registered office in Epalinges, canton of Vaud.	Raison sociale, siège	Sous la raison sociale ADC Therapeutics SA (ADC Therapeutics AG), (ADC Therapeutics Ltd) (la Société) existe une société anonyme avec siège à Epalinges, canton de Vaud.

	Article 2		Article 2

Purpose
[1] The Company's purpose is to research, develop, produce and sell products in the fields of biotechnology, pharmaceutics, medical technology, diagnosis and therapy as well as to purchase, sell and use patents and licenses in these fields. The Company may engage in all types of transactions that appear appropriate to promote the purpose of the Company or that are related thereto.
But
1 La Société a pour but la recherche, le développement, la production et la vente de produits dans les domaines de la biotechnologie, de la pharmaceutique, de la technologie médicale, du diagnostic et de la thérapie ainsi que l’acquisition, la vente et l'utilisation de brevets et de licences dans ces domaines. La Société peut exercer toutes activités aptes à favoriser son but ou en rapport avec ce dernier.

	[2] The Company may open branch offices and subsidiaries in Switzerland and abroad. It may also acquire participations or otherwise invest in other companies in Switzerland and abroad.		2 La Société peut constituer des succursales et des filiales en Suisse et à l'étranger et participer à ou investir autrement dans d'autres entreprises en Suisse et à l'étranger.

	[3] The Company may acquire, hold, manage, mortgage, exploit and sell real estate and intellectual property rights in Switzerland and abroad and may also finance other companies.		3 La Société peut acquérir, détenir, gérer, gager, mettre en valeur et aliéner des immeubles et des droits de propriété intellectuelle en Suisse et à l'étranger, ainsi que financer d'autres sociétés.

	Article 3		Article 3

Duration	The duration of the Company shall be unlimited.	Durée	La durée de la Société est illimitée.

	Section 2 Share Capital, Shares, Restrictions of Transferability		Section 2 Capital-actions, actions et restrictions à la transmissibilité

	Article 4		Article 4
Share Capital	The share capital of the Company is CHF 7,123,355.68 and is divided into 89,041,946 fully paid in registered shares with a par value of CHF 0.08 each.	Capital-actions	Le capital-actions de la Société s'élève à CHF 7'123'355.68 et est divisé en 89'041’946 actions nominatives entièrement libérées d'une valeur nominale de CHF 0.08 chacune.

	Article 4a		Article 4a

Capital Range	[1] The Company has a capital range ranging from CHF 7,123,355.68 (lower limit) to CHF 10,685,033.52 (upper limit).	Marge de fluctuation du capital	1 La Société dispose d'une marge de fluctuation du capital allant de CHF 7'123'355.68 (limite inférieure) à CHF

The Board of Directors shall be authorized within the capital range to increase or reduce the share capital once or several times and in any amounts or to acquire or dispose of shares directly or indirectly, until June 14, 2028 or until an earlier expiry of the capital range. The capital increase or reduction may be effected by issuing up to 44,520,973 fully paid-in registered shares with a par value of CHF 0.08 each and cancelling up to 44,520,973 registered shares with a par value of CHF 0.08 each, as applicable, or by increasing or reducing the par value of the existing shares within the limits of the capital range or by simultaneous reduction and re-increase of the share capital.

10’685’033.52 (limite supérieure). Le Conseil d'administration peut, dans les limites définies de la marge de fluctuation, et ce jusqu'au 14 juin 2028 ou jusqu'à l'expiration anticipée de la marge de fluctuation, augmenter ou réduire le capital-actions en une ou plusieurs fois, de quelque montant que ce soit, ou acquérir ou aliéner des actions directement ou indirectement. L'augmentation ou la réduction du capital peut se faire par l'émission de jusqu'à 44'520'973 actions nominatives d'une valeur nominale de CHF 0.08 chacune, qui doivent être intégralement libérées, respectivement l'annulation de jusqu'à 44'520'973 actions nominatives d'une valeur nominale de CHF 0.08 chacune, ou par une augmentation ou une réduction, dans les limites de la marge de fluctuation, de la valeur nominale des actions nominatives existantes ou encore par une réduction et une nouvelle augmentation simultanées.

2 In the event of an issue of shares, the subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these articles of association.

2 En cas d'émission d'actions, la souscription et l'acquisition des nouvelles actions ainsi que tout transfert ultérieur des actions sont assujettis aux restrictions à la transmissibilité conformément à l'article 6 des présents statuts.

3 In the event of a capital increase within the capital range, the Board of Directors shall, to the extent necessary, determine the issue price, the type of contribution (including cash contributions, contributions in kind, set-off and conversion of reserves or of profit carried forward into share capital), the date of issue, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offer of these shares to the existing shareholders or third parties (if the pre-emptive rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trading of pre-emptive rights. It may permit the expiration of pre-emptive rights that have not been duly exercised, or it may place such rights or shares as to which pre-emptive rights have been granted, but not duly exercised, at market conditions or may use them otherwise in the interest of the Company.

3 En cas d'augmentation du capital-actions dans le cadre de la marge de fluctuation, le Conseil d'administration détermine, le cas échéant, le prix d'émission, la nature des apports (y compris la libération en espèces, les apports en nature, la compensation et la conversion de réserves ou de bénéfice reporté en capital-actions), le moment de l'émission, les conditions de l'exercice du droit de souscription préférentiel et le moment à partir duquel les actions donneront droit à des dividendes. A cet effet, le Conseil d'administration peut émettre des nouvelles actions par voie de prise ferme par un établissement financier, un consortium bancaire ou un tiers et d'offre subséquente de ces actions aux actionnaires actuels ou à des tiers (si les droits de souscription préférentiels des actionnaires actuels ont été supprimés ou qu'ils n'ont pas été valablement exercés). Le Conseil d'administration est en droit d'autoriser, de limiter ou d'exclure le négoce des droits de souscription préférentiels. Le Conseil d'administration peut laisser s'éteindre les droits de souscription préférentiels non exercés valablement; il peut aussi aliéner ceux-ci, respectivement les actions pour lesquelles des droits de souscription ont été accordés sans toutefois être valablement exercés, aux conditions du marché ou les utiliser autrement dans l'intérêt de la Société.

4 In the event of an issue of shares, the Board of Directors is further authorized to withdraw or restrict pre-emptive rights of existing shareholders and to allocate such rights to third parties, the Company or any of its group companies:

4 En cas d'émission d'actions, le Conseil d'administration peut aussi exclure ou limiter les droits de souscription préférentiels des actionnaires actuels et les attribuer à des tiers, à la Société ou à une des sociétés du groupe:

(a) if the issue price of the new shares is determined by reference to the market price; or	(a) si le prix d'émission des nouvelles actions est déterminé en fonction du prix du marché; ou

(b) for raising equity capital in a fast and flexible manner, which would not be possible, or might only be possible with great difficulty or delays or at significantly less favorable conditions, without the exclusion of the pre-emptive rights of existing shareholders; or

(b) pour créer des fonds propres de manière rapide et flexible, ce qui ne serait pas possible ou possible qu'avec difficulté ou tardivement ou à des conditions nettement plus défavorables sans l'exclusion des droits de souscription préférentiels des actionnaires actuels; ou

(c) for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(c) pour l'acquisition de sociétés, de partie(s) de sociétés ou de participations, pour l'acquisition de produits, de droits de propriété intellectuelle, ou licences par ou pour des projets d'investissement de la Société ou de l'une des sociétés du groupe, ou pour le financement ou le refinancement de telles transactions par le placement d'actions; ou

(d) for purposes of broadening the shareholder constituency of the Company in certain geographic, financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(d) pour élargir le cercle des actionnaires de la Société dans certains marchés géographiques, financiers ou d'investisseurs, pour permettre la participation de partenaires stratégiques y compris d'investisseurs financiers, ou en relation avec la cotation de nouvelles actions sur des bourses nationales ou étrangères; ou

(e) for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe for additional shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

(e) pour octroyer une option de surallocation (Greenshoe) ou une option de souscription d'actions supplémentaires lors d'un placement ou de la vente d'actions à un ou plusieurs acheteurs initiaux ou souscripteurs; ou

(f) for the participation of members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies; or

(f) pour la participation de membres du Conseil d'administration, de membres de la direction, d'employés, de co-contractants, de consultants ou d'autres personnes exerçant des services au bénéfice de la Société ou de l'une des sociétés du groupe; ou

(g) following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board of Directors; or

(g) si un actionnaire ou un groupe d'actionnaires agissant de concert a acquis ou réuni une participation de plus de 20% du capital-actions inscrit au registre du commerce sans avoir présenté à tous les autres actionnaires une offre publique d'achat dont l'acceptation a été recommandée par le Conseil d'administration; ou

(h) for the defense of an actual, threatened or potential takeover bid that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover bid to be financially fair to the shareholders or not to be in the Company's interest.

(h) pour se défendre contre une offre publique d'achat hostile présentée, menaçante ou potentielle dont le rejet est, respectivement sera, recommandé par le Conseil d'administration, après consultation d'un conseiller financier indépendant qu'il aura choisi, dans la mesure où le Conseil d'administration estime que l'offre publique d'achat n'est pas équitable d'un point de vue financier vis-à-vis des actionnaires ou n'est pas dans l'intérêt de la Société.

[5] After a change of the par value, new shares shall be issued within the capital range with the same par value as the existing shares.
5 En cas de modification de valeur nominale, les nouvelles actions émises dans le cadre de la marge de fluctuation du capital doivent être émises avec la même valeur nominale que les actions nominatives existantes.

6 If the share capital increases as a result of an increase from conditional capital pursuant to Article 4b of these articles of association, the upper and lower limits of the capital range shall increase in an amount corresponding to such increase in the share capital.

6 En cas d'augmentation du capital-actions en raison d'une augmentation conditionnelle du capital-actions conformément à l'article 4b, les limites supérieure et inférieure de la marge de fluctuation augmentent en fonction du montant de l'augmentation du capital-actions.

	7 In the event of a reduction of the share capital within the capital range, the Board of Directors shall, to the extent necessary, determine the use of the reduction amount.		7 En cas de réduction du capital-actions dans le cadre de la marge de fluctuation, le Conseil d'administration détermine, si nécessaire, l'affectation du montant de la réduction.

	Article 4b		Article 4b

Conditional Share Capital for Employee Participation
[1] The share capital may be increased in an amount not to exceed CHF 936,000.00 through the issuance of up to 11,700,000 fully paid in registered shares with a par value of CHF 0.08 per share through the direct or indirect issuance of shares,  ~~options or related subscription~~  or through the exercise or mandatory exercise of rights to acquire shares or through obligations to acquire shares, which were granted to or imposed on members of the Board of Directors, members of the executive management, employees, contractors or consultants of the Company or its group companies, or other persons providing services to the Company or its group companies.
Capital-actions conditionnel pour la participation des employés
1 Le capital-actions peut être augmenté d'un montant maximum de CHF 936'000.00 par l'émission de 11'700'000 actions nominatives au plus, d'une valeur nominale de CHF 0.08 chacune, qui doivent être intégralement libérées, par l'émission directe ou indirecte d'actions,  ~~d'options ou~~  ou par l'exercice ou l'exercice obligatoire de droits de souscription  ~~y relatifs, octroyés~~  d'actions ou par des obligations d'acquisition d'actions accordées ou imposées aux membres du Conseil d'administration, aux membres de la direction, ou aux employés, co-contractants ou consultants de la Société ou de l'une des sociétés du groupe, ou d'autres personnes exerçant des services au bénéfice de la Société ou de l'une des sociétés du groupe.

[2] The pre-emptive rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of any shares, options, other rights to receive shares, or subscription rights therefor. Shares, options, other rights to receive shares, or subscription rights therefor shall be issued pursuant to one or more regulations to be issued by the Board of Directors or, to the extent delegated to it, the Compensation Committee, and to the extent applicable, taking into account the compensation principles pursuant to Article 28 of these articles of association. Shares, options, other rights to receive shares, or subscription rights therefor may be issued at a price or with an exercise price lower than the market price.

2 Le droit de souscription préférentiel ainsi que le droit de souscription préalable des actionnaires de la Société sont exclus en relation avec l'émission de toutes actions, options, autres droits à recevoir des actions ou des droits de souscription qui y sont attachés. L'émission d'actions, d'options, d'autres droits à recevoir des actions ou des droits de souscription qui y sont attachés est faite selon un ou plusieurs règlements adoptés par le Conseil d'administration ou le Comité de rémunération, dans la mesure où cette compétence lui a été déléguée, et le cas échéant en tenant compte des principes de rémunération selon l'article 28 des présents statuts. L'émission d'actions, d'options, d'autres droits à recevoir des actions ou des droits de souscription qui y sont attachés peut se faire à un prix ou avec un prix d'exercice en-dessous du prix du marché.

[3] The direct or indirect acquisition of the new shares by persons listed in paragraph 1 in connection with an employee participation program and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

3 L'acquisition directe ou indirecte de nouvelles actions par des personnes mentionnées à l'alinéa 1 dans le cadre d'un programme de participation des collaborateurs ainsi que le transfert subséquent de ces actions sont assujettis aux restrictions à la transmissibilité conformément à l'article 6 des présents statuts.

[4] The declaration of acquisition of the shares based on this Article 4b shall refer to this Article 4b and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4b may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

4 La déclaration concernant l'acquisition d'actions fondée sur le présent article 4b doit faire référence à cet article 4b et doit être faite sous une forme permettant d'en établir la preuve par texte. La renonciation à un droit d'acquisition d'actions fondé sur le présent article 4b peut également avoir lieu de manière informelle ou par l'écoulement du temps; cela vaut également pour la renonciation à l'exercice et la déchéance de ce droit.

	Article 4c		Article 4c

Conditional Share Capital for Financing, Acquisitions and other Purposes
[1] The share capital may be increased including in connection with an intended takeover in an amount not to exceed CHF 1,432,776.24 through the issuance of up to 17,909,703 fully paid in registered shares with a par value of CHF 0.08 per share through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights or obligations for the subscription of shares granted to shareholders or third parties on a stand-alone basis or in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies, including without limitation a convertible
Capital-actions conditionnel aux fins de financement, acquisitions ou d'autres buts
1 Le capital-actions peut être augmenté, y compris en lien avec une future offre publique d'acquisition, d'un montant maximum de CHF 1'432'776.24 par l'émission de 17'909'703 actions nominatives au plus, d'une valeur nominale de CHF 0.08 chacune, qui doivent être intégralement libérées par l'exercice ou l'exercice obligatoire de droits de conversion, d'échange, d'option, de warrant ou d'autres droits ou obligations similaires pour la souscription d'actions octroyés aux actionnaires ou à des tiers de manière autonome ou en rapport avec des obligations, effets, options, warrants ou autres instruments debenture to be entered into by the Company, as may be amended or novated from time to time (hereinafter collectively, the Financial Instruments).
financiers ou obligations contractuelles de la Société ou de l'une des sociétés du groupe, y compris, mais sans s'y limiter, une débenture convertible de la société, laquelle peut être amenée à être modifiée ou actualisée (ci-après désignés collectivement les Instruments Financiers).

[2] The pre-emptive rights of shareholders shall be excluded for the exercise of any Financial Instruments in connection with the issuance of shares. The then-current owners of such Financial Instruments shall be entitled to acquire the new shares issued upon conversion, exchange or exercise of any Financial Instruments. The key conditions of the Financial Instruments shall be determined by the Board of Directors.

2 Le droit de souscription préférentiel des actionnaires est exclu en relation avec l'émission d'actions à l'occasion de l'exercice d'Instruments Financiers. Les personnes qui détiendront alors de tels Instruments Financiers seront en droit d'acquérir les nouvelles actions émises à l'occasion de la conversion, de l'échange ou de l'exercice d'Instruments Financiers. Le Conseil d'administration détermine les principales conditions des Instruments Financiers.

[3] The Board of Directors shall be authorized to restrict or withdraw advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies (1) if the issuance is for purposes of financing or refinancing, or the payment for, the acquisition of companies, parts of a company, participations, intellectual property rights, licenses or investments, (2) if the issuance occurs in domestic or international capital markets or through a private placement, (3) following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board of Directors,  ~~or~~   (4) for the defense of an actual, threatened or potential takeover bid that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover bid to be financially fair to the shareholders or not in the Company's interest, or (5) if the Financial Instruments are issued on appropriate terms. If the advance subscription rights are neither granted directly nor indirectly by the Board of Directors, the following shall apply:

3 Le Conseil d'administration est autorisé à limiter ou retirer le droit de souscription préalable des actionnaires en relation avec l'émission d'Instruments Financiers par la Société ou une des sociétés du groupe (1) si l'émission a pour but le financement, le refinancement ou le paiement de l'acquisition d'entreprises, de parties d'une entreprise, de participations, de droits de propriété intellectuelle, de licences ou d'investissements, (2) si l'émission a lieu sur les marchés de capitaux nationaux ou internationaux ou par le biais d'un placement privé, (3) si un actionnaire ou un groupe d'actionnaires agissant de concert a acquis ou réuni une participation de plus de 20% du capital-actions inscrit au registre du commerce sans avoir présenté à tous les autres actionnaires une offre publique d'achat dont l'acceptation a été recommandée par le Conseil d'administration,  ~~ou~~   (4) pour se défendre contre une offre publique d'achat hostile présentée, menaçante ou potentielle dont le rejet est, respectivement sera, recommandé par le Conseil d'administration, après consultation d'un conseiller financier indépendant qu'il aura choisi, dans la mesure où le Conseil d'administration estime que l'offre publique d'achat n'est pas équitable d'un point de vue financier vis-à-vis des actionnaires ou n'est pas dans l'intérêt de la Société, ou (5) si les Instruments Financiers sont émis à des conditions appropriées. Si le droit de souscription préalable n'est pas accordé, de manière directe ou indirecte, par le Conseil d'administration, les règles suivantes s'appliquent:

~~(a) the Financial Instruments shall be issued or entered into at market conditions;~~	~~(a) les Instruments Financiers sont émis ou conclus aux conditions du marché;~~

	(b) the Financial Instruments may be converted, exchanged or exercised during a maximum period of ~~10~~ 15 years from the date of issuance or contract conclusion; and		(b) les Instruments Financiers peuvent être convertis, échangés ou exercés durant une période maximale de ~~10~~ 15 ans suivant la date de l'émission ou de la conclusion du contrat; et

(c) the conversion, exchange or exercise price of the Financial Instruments shall be set with reference to, and/or shall be subject to change based upon, the valuation of the Company's equity and/or market conditions at the time the Financial Instruments are issued.

(c) le prix de conversion, d'échange ou d'exercice des Instruments Financiers est fixé en prenant en compte, et/ou peut être modifié en fonction, de la valorisation des fonds propres de la société et/ou des conditions du marché lors de l'émission des Instruments Financiers.

[4] The direct or indirect acquisition of the new shares acquired through the exercise of Financial Instruments and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

4 L'acquisition de nouvelles actions acquises directement ou indirectement par l'exercice d'Instruments Financiers ainsi que le transfert subséquent de ces actions sont assujettis aux restrictions à la transmissibilité conformément à l'article 6 des présents statuts.

[5] The declaration of acquisition of the shares based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

5 La déclaration concernant l'acquisition d'actions fondée sur le présent article 4c doit faire référence à cet article 4c et doit être faite sous une forme permettant d'en établir la preuve par texte. La renonciation à un droit d'acquisition d'actions fondé sur le présent article 4c peut également avoir lieu de manière informelle ou par l'écoulement du temps; cela vaut également pour la renonciation à l'exercice et la déchéance de ce droit.

	Article 5		Article 5

Share Certificates and Intermediated Securities
[1] The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.
Certificats d'actions et titres intermédiés
1 La Société émet ses actions nominatives sous forme de certificats individuels, de certificats globaux ou de droits-valeurs. La Société est libre, dans les limites du droit applicable, en tout temps et sans l'approbation des actionnaires, de convertir ses actions nominatives émises sous l'une des formes ci-dessus, en une autre forme. La Société supporte les coûts d'une telle conversion.

2 A shareholder has no right to request a conversion of the registered shares issued in one form into another form. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

2 Un actionnaire n'a pas le droit de réclamer la conversion d'actions nominatives émises sous une certaine forme en une autre forme. Chaque actionnaire peut toutefois exiger en tout temps que la Société établisse une attestation relative aux actions nominatives qu'il détient selon le registre des actions.

[3] Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

[3] Les titres intermédiés fondés sur des actions nominatives de la Société ne peuvent pas être transférés par cession. Il ne peut pas non plus être constitué de sûretés par cession sur ces titres intermédiés.

	Article 6		Article 6

Share Register, Restrictions on Registration, Nominees
[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in case of a legal entity), the address and domicile (the registered office in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change of address. Until such notification has occurred, all written communications from the Company to persons registered in the share register shall be deemed to have validly been made if sent to the address previously recorded in the share register.
Registre des actions, limitations à l'inscription, Nominees
1 La Société ou un tiers mandaté par elle tient un registre des actions qui mentionne le nom et le prénom (la raison sociale pour les personnes morales), l'adresse et le domicile (le siège pour les personnes morales) des propriétaires et des usufruitiers. Si une personne inscrite au registre des actions change d'adresse, elle doit le communiquer à la personne en charge de la tenue du registre. Aussi longtemps que cette communication n'a pas eu lieu, toutes les communications écrites de la Société aux personnes inscrites au registre des actions seront valablement envoyées à l'adresse inscrite au registre des actions.

[2] Persons acquiring shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare to have acquired these shares in their own name and for their own account, that there is no agreement on the redemption of the relevant shares and that they bear the economic risk associated with the shares. Subject to paragraph 4 of this Article 6 and article 685d para. 3 of the Swiss Code of Obligations, no person or entity shall be registered in the share register as a shareholder with voting rights for, and no person or entity may directly or indirectly, formally, constructively or beneficially own, or otherwise control alone or together with third parties voting rights (whether exercisable or not) with respect to more than 15% of the share capital as set forth in the commercial register as a shareholder with voting rights. This restriction shall also apply to persons or entities who hold some or all of their shares through Nominees (as defined in paragraph 4 of this Article 6).

[2] Les personnes qui acquièrent des actions sont inscrites dans le registre des actions, à leur demande, comme actionnaires avec droit de vote, pour autant qu'ils déclarent expressément avoir acquis les actions en leur nom et pour leur propre compte, qu'aucun contrat sur la reprise ou la restitution desdites actions n'a été conclu et qu'ils supportent le risque économique lié aux actions. Sous réserve de l'alinéa 4 du présent article 6 et de l'article 685d al. 3 du Code des obligations, aucune personne physique ou morale ne peut être inscrite au registre des actions comme actionnaire avec droit de vote et aucune personne physique ou morale ne peut détenir, directement ou indirectement, formellement, de fait ou comme ayant droit économique, ou contrôler autrement, seul ou avec des tiers, des droits de vote (exerçables ou non), par rapport à plus de 15% du capital-actions inscrit au registre du commerce en tant qu'actionnaire avec droit de vote. Cette restriction s'applique également aux personnes ou entités qui détiennent tout ou partie de leurs actions par l'intermédiaire de Nominees (tels que définis à l'alinéa 4 du présent article 6).

[3] Subject to Art. 652b para. 3 of the Swiss Code of Obligations, this transfer restriction also applies in the case of the acquisition of shares by the exercise of subscription, option and conversion rights. The transfer restriction does not apply to acquisitions by inheritance, division of an estate or matrimonial property law.

[3] Sous réserve de l'art. 652b al. 3 CO, les restrictions au transfert s'appliquent également lors de l'acquisition d'actions dans le cadre de l'exercice d'un droit de souscription, d'option ou de conversion. Les restrictions au transfert ne s'appliquent pas lors d'acquisitions par succession, partage successoral ou en vertu du droit matrimonial.

[4] The Board of Directors may, in its own discretion, register persons who declare in the registration application that they hold the shares as nominees (each a Nominee) on behalf of third party beneficiaries (each a Beneficial Owner) in the share register as shareholders with voting rights. If, however, any Beneficial Owner should as

4 Le Conseil d'administration peut, à son entière discretion inscrire les personnes qui déclarent dans leur requête d'inscription qu'elles détiennent les actions en tant que nominees (chacun un Nominee) pour le compte de tiers ayants droit économiques (chacun un Ayant Droit Economique) en tant a result of such registration being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to more than 15% of the share capital as set forth in the commercial register, the Board of Directors may cancel the registration of the Nominee holding shares for the account of such Beneficial Owner with respect to any shares in excess of such limit. The Board of Directors may make the registration with voting rights of the shares held by a Nominee subject to conditions, limitations and reporting requirements or may impose or adjust such conditions, limitations and requirements once registered.

qu'actionnaires avec droit de vote. Toutefois, si suite à l'inscription ou à la confirmation de l'inscription, un Ayant Droit Economique détient directement ou indirectement, formellement, de fait ou comme ayant droit économique, ou contrôle ou dirige autrement, seul ou avec des tiers, des droits de votes (exerçables ou non) par rapport à plus de 15% du capital-actions inscrit au registre du commerce, le Conseil d'administration peut annuler l'inscription du Nominee détenant les actions pour le compte d'un tel Ayant Droit Economique pour les actions dépassant cette limite. Le Conseil d'administration peut soumettre l'inscription avec droit de vote des actions détenues par un Nominee à des conditions, limitations, exigences de rapports ou peut imposer de telles conditions, limitiations ou exigences suite à l'inscription.

[5] Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or are otherwise linked, as well as individuals or legal entities or partnerships who act in concert or otherwise act in a coordinated manner or acquire shares indirectly, thereby circumventing the restrictions or limits pursuant to paragraph 2 or 4 of this article 6 shall be treated as one single person, entity, Nominee or as a person acquiring shares, as applicable, for purposes of paragraphs 2 and 4 of this article 6.

[5] Les personnes morales et communautés de personnes ou autres groupes de personnes ou de copropriétaires qui sont liés par le capital, les droits de vote, la gestion commune ou de toute autre manière, de même que les personnes physiques ou morales ou communautés de personnes qui agissent de concert ou de manière coordonnée ou acquièrent indirectement des actions, et contournent ainsi les restrictions ou limites visées aux alinéas 2 ou 4 du présent article 6 sont traités comme une seule personne, personne morale, Nominee ou comme une personne acquérant des actions, selon le cas, aux fins des alinéas 2 et 4 du présent article 6.

[6] The Board of Directors may grant exceptions from the restrictions or limits pursuant to paragraph 2 or 4 of this article 6 for justified reasons with the majority vote of two thirds of all its members. A justified reason may include the situation where a person extends an offer to purchase with respect to all other shares of the Company, which the Board of Directors, after having consulted an independent financial advisor, recommends to the shareholders. Shareholders, other than Nominees, already being registered directly or through a Nominee with more than 15% at the time that this article takes effect remain registered with voting rights for such shares.

6 Le Conseil d'administration peut octroyer des dérogations aux restrictions et limites mentionnées aux alinéas 2 ou 4 du présent article 6 pour des raisons justifiées, à la majorité des deux tiers de l'ensemble de ses membres. Peut aussi être considérée comme une raison justifiée le fait qu'une personne étende une offre d'achat par rapport à l'ensemble des autres actions de la Société et que le Conseil d'administration, après avoir consulté un conseiller financier indépendant, recommande aux actionnaires d'accepter cette offre. Les actionnaires autres que les Nominees déjà inscrits directement ou par l'intermédiaire d'un Nominee pour plus de 15% au moment où le présent article entre en vigueur demeurent enregistrés avec droit de vote pour ces actions.

[7] After hearing the registered shareholder or Nominee, the Board of Directors may cancel such person's registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information or if such information

7 Le Conseil d'administration peut, après avoir entendu l'actionnaire ou le Nominee, radier du registre des actions l'inscription qui a été faite sur la base d'informations fausses ou trompeuses données par l'acquéreur, ou si les informations deviennent fausses ou trompeuses.

	becomes untrue or misleading. The relevant shareholder or Nominee shall be promptly informed of the cancellation.		L'actionnaire ou le Nominee doit être informé immédiatement de la radiation.

	[8] The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.		8 Le Conseil d'administration règle les détails et prend les mesures nécessaires au respect des dispositions ci-dessus. Le Conseil d'administration peut déléguer ses tâches.

	Article 7		Article 7

Exercise of Rights	[1] The Company shall only accept one representative per share.	Exercice des droits	1 La Société ne reconnaît qu'un représentant par action.

[2] The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

2 Le droit de vote et les droits y relatifs ne peuvent être exercés à l'égard de la Société que par un actionnaire, un usufruitier ou un Nominee uniquement dans la mesure où celui-ci est inscrit avec droit de vote au registre des actions.

	Section 3 Corporate Bodies		Section 3 Organes
	A. The General Meeting of Shareholders		A. L'Assemblée générale

	Article 8		Article 8

Powers of the General Meeting of Shareholders	[1] The General Meeting of Shareholders is the supreme corporate body of the Company.	Pouvoirs de l'Assemblée générale	1 L'Assemblée générale est l'organe suprême de la Société.

	[2] The General Meeting of Shareholders shall have the following inalienable powers:		2 L'Assemblée générale a le droit inaliénable:

	1. the adoption and amendment of these articles of association;		1. d'adopter et de modifier les présents statuts;

	2. the election of the members of the Board of Directors, the ~~Chairman~~ Chairperson of the Board of Directors and the members of the Compensation Committee;		2. de nommer les membres du Conseil d'administration, le ou la président(e) du Conseil d'administration et les membres du Comité de rémunération;

	3. the election of the Auditors;		3. de nommer l'organe de révision;

	4. the election of the independent voting rights representative;		4. de nommer le représentant indépendant;

	5. the approval of the annual management report and the consolidated financial statements;		5. d’approuver le rapport annuel et les comptes consolidés;

	6. the approval of the annual financial statements as well as the resolution on the allocation of profit shown on the balance sheet, in particular the		6. d'approuver les comptes annuels et de déterminer l'emploi du bénéfice résultant du bilan, en particulier de fixer le dividende;

determination of dividends;

	7. the determination of interim dividends and the approval of the interim financial statements required for this purpose;		7. de fixer le dividende intérimaire et d'approuver les comptes intermédiaires nécessaires à cet effet;

	8. the resolution on the repayment of the statutory capital reserve;		8. de décider du remboursement de la réserve légale issue du capital;

	~~7~~ 9. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;		~~7~~ 9. de donner décharge aux membres du Conseil d'administration et aux personnes chargées de la gestion;

	~~8~~ 10. the approval of the compensation of the Board of Directors and of the Executive Committee pursuant to Article 26 of these articles of association; ~~and~~		~~8~~ 10. d'approuver la rémunération du Conseil d'administration et de la Direction exécutive selon l'article 26 des présents statuts; et

	11. the delisting of the Company's equity securities;		11. de procéder à la décotation des titres de participation de la société;

	12. the approval of the report on non-financial matters pursuant to article 964c CO (if applicable); and		12. d'approuver le rapport sur les questions non finan-cières selon l'article 964c CO (si applicable); et

 ~~9~~  13. the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law or these articles of association or that are, subject to article 716a CO, submitted to the General Meeting of Shareholders by the Board of Directors.
~~9~~ 13. de prendre toutes les décisions qui lui sont réservées par la loi ou les présents statuts ou qui lui sont soumises par le Conseil d’administration, sous réserve de l’article 716a CO.

	Article 9		Article 9

Ordinary and Extraordinary General Meetings of Shareholders	[1] The Ordinary General Meeting of Shareholders shall be held each year within six months of the close of the financial year of the Company.	Assemblées générales ordinaires et extraordinaires	1 L'Assemblée générale ordinaire a lieu chaque année dans les six mois qui suivent la clôture de l'exercice de la Société.

	[2] Extraordinary General Meetings of Shareholders shall be held if		[2] Des Assemblées générales extraordinaires ont lieu lorsque

	(a) the Board of Directors or the Auditors deem it necessary;		(a) le Conseil d'administration ou l'organe de révision l'estime nécessaire;
	(b) so resolved by a General Meeting of Shareholders; or		(b) une Assemblée générale le décide; ou

(c) shareholders who hold, alone or together, shares representing at least  ~~10~~  5% of the share capital or votes so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates.

(c) des actionnaires représentant seuls ou ensemble  ~~10~~  5% au moins du capital-actions ou des voix le requièrent par écrit en indiquant les objets de discussion et les propositions, et en cas d'élections, les noms des candidats proposés.

	Article 10		Article 10

Notice
[1] Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 calendar days prior to the date of the meeting. Liquidators and representatives of bond-holders are also entitled to call a General Meeting of Shareholders.
Convocation
1 L'Assemblée générale est convoquée par le Conseil d'administration ou, si nécessaire, par l'organe de révision au plus tard 20 jours calendaires avant le jour de l'assemblée. Les liquidateurs et les représentants de détenteurs d'obligations ont également le droit de convoquer l'Assemblée générale.

[2] Notice of the General Meeting of Shareholders shall be given by way of a single announcement in the official means of publication of the Company pursuant to Article 36 of these articles of association ~~. Registered shareholders may in addition be notified in writing~~  or by including the notice in the proxy statement pursuant to the rules of the United States Securities and Exchange Commission.

2 La convocation à l'Assemblée générale a lieu par une annonce unique dans l'organe de publication de la Société selon l'article 36 des présents statuts ~~. La~~   ou en incluant la convocation  ~~peut également être envoyée par écrit aux actionnaires inscrits~~  dans le proxy statement conformément aux règles de la Securities and Exchange Commission des États-Unis.

[3] The annual report, the compensation report  ~~and~~  , the Auditors' reports and any other reports required by law shall be made available  ~~for inspection by~~   to the shareholders  ~~at the registered office of the Company~~   no later than 20 calendar days prior to the Ordinary General Meeting of Shareholders ~~. Registered shareholders shall be informed in writing in the notice~~  .

3 Le rapport de gestion, le rapport de rémunération  ~~et~~   les rapports de révision et tout autre rapport exigés par la loi sont mis à la disposition des actionnaires  ~~au siège de la Société~~   au plus tard 20 jours calendaires avant l'Assemblée générale ordinaire ~~. Les actionnaires inscrits doivent en être informés par écrit dans la convocation~~  .

	[4] The notice shall include:		4 La convocation ~~mentionne~~  doit mentionner:

	1. date, beginning, ending, mode and venue of the Shareholders' Meeting;		1. la date, l'heure de début et de fin, le lieu et la forme de l'Assemblée générale;

2. the agenda;
2. les objets portés à l'ordre du jour  ~~ainsi que les propositions du Conseil d'administration et du ou des actionnaires qui ont demandé la convocation de l'Assemblée générale ou l'inscription d'un objet à l'ordre du jour et, en cas d'élections, les noms des candidats proposés.~~  ;

	3. the proposals of the Board of Directors together with a brief statement of the reasons;		3. les propositions du Conseil d'administration accompagnées d'une motivation succincte;

	4. proposals of the shareholders, if any, together with a brief statement of the reasons; and		4. le cas échéant, les propositions des actionnaires, accompagnées d'une motivation succincte; et

	5. name and address of the independent voting rights representative.		5. le nom et l'adresse du représentant indépendant.
~~4 The notice shall specify the items on the agenda as well as the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of~~

~~Shareholders be held or an item be included on the agenda and, in the event of elections, the names of the proposed candidates.~~

	Article 11		Article 11

Agenda
[1] Shareholders who, alone or together,  ~~either~~   hold  ~~shares with a par value of~~   at least  ~~CHF 1,000,000 or who represent at least 10~~  0.5% of the share capital or the votes may request that an item be included on the agenda or that a proposal relating to an agenda item be included in the notice convening the General Meeting of Shareholders. Such request must be  ~~made in writing and be~~   received  ~~at the registered office  of~~  by the Company at least  ~~45~~  90 calendar days prior to the General Meeting of Shareholders, specifying the agenda item and the proposals of the shareholders.
Objets à l'ordre du jour
[1] Des actionnaires qui représentent seuls ou ensemble  ~~des actions totalisant une valeur nominale d'au moins CHF 1'000'000 ou qui représentent~~  détiennent au moins  ~~10~~  0.5% du capital-actions ou des voix peuvent requérir l'inscription d'un objet à l'ordre du jour, ainsi que l'inscription dans la convocation à l'Assemblée générale de propositions concernant les objets portés à l'ordre du jour. La demande doit être  ~~faite par écrit et~~   reçue  ~~au siège de~~  par la Société au moins  ~~45~~  90 jours calendaires avant l'Assemblée générale avec indication des objets à l'ordre du jour et des propositions des actionnaires.

2 No resolutions may be passed at a General Meeting of Shareholders on proposals concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit. Each request for inclusion of an item on the agenda shall include (i) a brief description of the agenda item and the reason for which it is to be discussed at the meeting; (ii) the motions regarding the agenda item; (iii) the name and address, as they appear on the Company’s register of shareholders, of the shareholder proposing such business; (iv) the number of shares of the Company which are beneficially owned by such shareholder; (v) the dates upon which the shareholder acquired such shares; (vi) documentary support for any claim of beneficial ownership; (vii) any material interest of such shareholder in including the item in the agenda; (viii) a statement in support of the matter; and (ix) all other information required under applicable law and stock exchange rules.

[2] Aucune décision ne peut être prise par l'Assemblée générale sur des objets qui n'ont pas été dûment portés à l'ordre du jour, à l'exception des propositions de convoquer une Assemblée générale extraordinaire et d'instituer un contrôle spécial. Toute requête visant l'inscription d'un objet à l'ordre du jour doit inclure (i) une brève description de cet objet et la raison pour laquelle il doit être discuté lors de l'Asemblée générale; (ii) les propositions relatives à cet objet; (iii) le nom et l'adresse, tels qu'ils apparaissent dans le registre des actions, de l'actionnaire proposant un tel objet; (iv) le nombre d'actions de la Société dont cet actionnaire est ayant droit économique; (v) les dates auxquelles l'actionnaire a acquis ces actions; (vi) les pièces justificatives démontrant le statut d'ayant droit économique; (vii) l'intérêt important de l'actionnaire à l'inscription de l'objet à l'ordre du jour; (viii) une déclaration à l'appui de la requête; et (ix) toute autre information requise par la loi ou les règles boursières applicables.

	3 No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.		3 En revanche, il n'est pas nécessaire d'annoncer à l'avance les propositions entrant dans le cadre des objets portés à l'ordre du jour ni les délibérations qui ne doivent pas être suivies d'un vote.

	Article 11a		Article 11a

Venue	[1] The Board of Directors shall determine the venue of the General Meeting of Shareholders, which may be held in Switzerland or abroad.	Lieu de réunion	1 Le Conseil d'administration détermine le lieu de l'Assemblée générale, qui peut se tenir en Suisse ou à l'étranger.

[2] The Board of Directors can determine that the General Meeting of Shareholders be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues and that shareholders who are not present at the venue(s) of the General Meeting of Shareholders may exercise their rights by electronic means.

2 Le Conseil d'administration peut décider que l'Assemblée générale se tiendra simultanément en plusieurs lieux, à condition que les votes des participants soient transmis directement par l'image et le son à tous les lieux de réunion et que les actionnaires qui ne sont pas présents au(x) lieu(x) de l'Assemblée générale puissent exercer leurs droits par voie électronique.

	[3] Alternatively, the Board of Directors may provide that the General Meeting of Shareholders will be held by electronic means without a venue.		[3] Alternativement, le Conseil d'administration peut prévoir que l'Assemblée générale se déroule par voie électronique sans lieu de réunion.

	Article 12		Article 12

~~Chairman~~ Chairperson, Vote Counters, Minutes
[1] The  ~~Chairman~~  Chairperson of the Board of Directors shall chair the General Meeting of Shareholders. In his absence, the  ~~Vice-Chairman~~  Vice-Chairperson of the Board of Directors, another member or a person designated by the Board of Directors shall chair the General Meeting of Shareholders. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the General Meeting of Shareholders.
Présidence, scrutateurs, procès-verbal
[1] Le ou la président(e) du Conseil d'administration préside l'Assemblée générale. En son absence, le ou la vice-président(e) du Conseil d'administration, un autre membre ou une personne désignée par le Conseil d'administration préside l'Assemblée générale. Si aucun membre du Conseil d'administration n'est disponible et aucune personne n'a été désignée par le Conseil d'administration, l'Assemblée générale élit son président.

[2] The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counter(s), none of whom need be shareholders. The minutes shall be signed by the acting chair of the General Meeting of Shareholders and the secretary.

2 Le président de l'Assemblée générale désigne un rédacteur du procès-verbal et le ou les scrutateurs, qui ne doivent pas nécessairement être des actionnaires. Le procès-verbal doit être signé par le président de l'Assemblée générale et le secrétaire.

	[3] The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.		3 Le président de l'Assemblée générale a tous les pouvoirs nécessaires et appropriés pour s'assurer de la conduite régulière de l'Assemblée générale.

[4] The resolutions and election results shall be made available electronically within 15 calendar days after the General Meeting of Shareholders, stating the exact proportion of votes; each shareholder may request that the minutes be made available to him within 30 calendar days after the General Meeting of Shareholders.

[4] Les décisions et le résultat des élections, avec indication de la répartition exacte des voix, doivent être rendus accessibles par voie électronique dans les 15 jours calendaires qui suivent l'Assemblée générale; chaque actionnaire peut exiger que le procès-verbal soit mis à sa disposition dans les 30 jours calendaires qui suivent l'Assemblée générale.

	Article 13		Article 13

Voting Rights, Representation	[1] Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.	Droit de vote, représentation	[1] Chaque action donne droit à une voix. Les droits de vote sont soumis aux conditions des articles 6 et 7 des présents statuts.

[2] The Board of Directors shall issue the rules regarding the participation in and representation at the General Meeting of Shareholders and determine the requirements as to proxies and instructions. A shareholder may  ~~only~~   be represented at the General Meeting of Shareholders by the independent voting rights representative, its legal representative or, by means of a written proxy,  ~~by another~~  any other proxy who need not be a shareholder  ~~with the right to vote~~  . All shares held by a shareholder may only be represented by one person.

2 Le Conseil d'administration prend les dispositions relatives à la participation et à la représentation à l'Assemblée générale et détermine les exigences applicables aux procurations et instructions. Un actionnaire  ~~ne~~   peut être représenté à l'Assemblée générale  ~~que~~   par le représentant indépendant, par son représentant légal ou, au moyen d'une procuration écrite,  ~~par un autre~~  partout autre mandataire qui ne doit pas nécessairement être un actionnaire  ~~ayant droit de vote~~  . Toutes les actions détenues par un actionnaire ne peuvent être représentées que par une seule personne.

[3] The General Meeting of Shareholders shall elect the independent voting rights representative for a term of office until completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.
3 L'Assemblée générale nomme le représentant indépendant pour une durée de fonctions s’achevant à la fin de l’Assemblée générale ordinaire suivante. La réélection est possible.

4 If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights representative for the next General Meeting of Shareholders.
[4] Dans le cas où la Société n'a pas de représentant indépendant, le Conseil d'administration nommera le représentant indépendant pour l'Assemblée générale suivante.

	Article 14		Article 14

Resolutions, Elections
[1] The General Meeting of Shareholders shall pass its resolutions and decide its elections by the  ~~absolute~~   majority of the votes attached to the shares represented, unless required otherwise by law or these articles of association. In the event of a tie, the resolution shall be deemed refused.
Décisions, élections
[1] Les décisions de l'Assemblée générale sont prises à la majorité  ~~absolue~~ des voix attribuées aux actions représentées, à moins que la loi ou les présents statuts n'en disposent autrement. En cas d'égalité de voix, la décision est refusée.

[2] Two thirds of the votes represented and the  ~~absolute~~   majority of the par value of shares represented shall be required for the General Meeting of Shareholders to adopt resolutions on the following matters:
[2] Une décision de l'Assemblée générale recueillant au moins les deux tiers des voix attribuées aux actions représentées et la majorité ~~absolue~~  des valeurs nominales représentées est nécessaire pour:

	1. the amendment of the purpose of the Company;		1. la modification du but social de la Société;

	2. the creation of shares with privileged voting rights;		2. l'introduction d'actions à droit de vote privilégié;

	3. the restriction on the transferability of registered shares or their registration with voting rights and the cancelation of such a restriction;		3. la restriction de la transmissibilité des actions nominatives ou leur inscription avec droit de vote ainsi que la suppression d'une telle restriction;

	4. ~~an authorized or~~ the introduction of conditional ~~increase in~~ share capital or the introduction of a capital range;		4. ~~l'augmentation autorisée ou conditionnelle du capital-actions~~ la création d'un capital conditionnel ou l'institution d'une marge de fluctuation du capital;

5. an increase in share capital through the conversion of equity surplus, against contributions in kind  ~~or for purposes of an acquisition of assets~~  , by set-off against a claim, or the granting of special benefits;

5. l'augmentation du capital-actions au moyen de la conversion de fonds propres, contre apport en nature  ~~ou en vue d'une reprise de biens et~~  , par compensation de créance, ainsi que l'octroi d'avantages particuliers;

6. the limitation or withdrawal of pre-emptive rights;	6. la limitation ou la suppression du droit de souscription préférentiel;

7. the change of currency of the share capital;	7. le changement de la monnaie dans laquelle le capital-actions est fixé;

8. the introduction of a casting vote for the person chairing the General Meeting of Shareholders;	8. l'introduction de la voix prépondérante du ou de la président(e) à l'Assemblée générale;

~~7~~ 9. the relocation of the registered office of the Company;	~~7~~ 9. le transfert du siège de la Société;

10. the delisting of the Company's equity securities;	10. la décotation des titres de participation de la Société;

~~8~~ 11. the dissolution of the Company;	~~8~~ 11. la dissolution de la Société;

12. the introduction of an arbitration clause in the articles of association;	12. l'introduction d'une clause d'arbitrage dans les statuts;

~~9~~ 13. mergers, demergers and conversions pursuant to the Merger Act;	~~9~~ 13. une fusion, scission ou transformation conformément à la Loi sur la fusion;

14. the conversion of registered shares into bearer shares;	14. la conversion d'actions nominatives en actions au porteur;

15. the combination of shares;	15. la réunion d'actions;

~~10. the conversion of registered shares into bearer shares;~~	~~10. la conversion d'actions nominatives en actions au porteur;~~

~~11~~ 16. the removal of any member of the Board of Directors or of its ~~Chairman~~ Chairperson before the end of his or her term of office; and	~~11~~ 16. la révocation de tout membre du Conseil d'administration ou de son président avant la fin de son mandat; et

~~12~~ 17. the amendment or repeal of the following provisions of these articles of association, with the exception of editorial amendments that do not effectively change their content:	~~12~~ 17. la modification ou la suppression des dispositions suivantes des présents statuts, à l'exception des modifications rédactionnelles qui ne modifient pas effectivement leur contenu:
(i) article 6;	(i) article 6;
(ii) article 14;	(ii) article 14;
(iii) article 15; ~~and~~ (iv) article 18 ~~.~~ ; and	(iii) article 15; ~~et~~ (iv) article 18 ~~.~~ ; et
(v) article 35a.	(v) article 35a.

[3] Resolutions and elections shall be decided by open ballot, unless the acting chair of the General Meeting of Shareholders decides that a secret ballot be held or that it be voted by electronic means. The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt. The resolution or election previously held shall then be deemed not to have taken place.

[3] Les décisions et élections ont lieu à main levée, à moins qu'un vote à bulletins secrets ou électronique ne soit ordonné par le président de l'Assemblée générale. Le président peut en tout temps ordonner qu'une décision ou élection soit répétée s'il estime qu'il existe des doutes sur le résultat. Dans ce cas, la décision ou l'élection précédente est réputée ne pas avoir eu lieu.

	B. The Board of Directors		B. Le Conseil d'administration

	Article 15		Article 15

Number of Directors	The Board of Directors shall consist of not less than 3 and no more than 9 members.	Nombre de membres	Le Conseil d'administration se compose de 3 membres au moins et de 9 membres au plus.

	Article 16		Article 16

Election and Term of Office
[1] The General Meeting of Shareholders shall elect the members of the Board of Directors and the  ~~Chairman~~  Chairperson of the Board of Directors individually and for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.
Élection et durée des fonctions
[1] Les membres du Conseil d’administration et le ou la président(e) du Conseil d’administration sont élus individuellement par l’Assemblée générale pour une durée de fonctions s’achevant à la fin de l’Assemblée générale ordinaire suivante. La réélection est possible.

2 If the office of the  ~~Chairman~~  Chairperson of the Board of Directors is vacant, the Board of Directors shall appoint a new  ~~Chairman~~  Chairperson from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

[2] Lorsque la fonction de président(e) du Conseil d’administration est vacante, le Conseil d’administration désigne un nouveau ou une nouvelle président(e) parmi ses membres pour une durée de fonctions s’achevant à la fin de l’Assemblée générale ordinaire suivante.

	Article 17		Article 17

Organization of the Board of Directors
[1] Except for the election of the  ~~Chairman~~  Chairperson of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall constitute itself. The Board of Directors may elect one or several  ~~Vice-Chairmen~~  Vice-Chairperson. The Board of Directors shall further appoint a secretary who need not be member of the Board of Directors.
Organisation du Conseil d'administration
1 A l'exception de l'élection par l'Assemblée générale du de la président(e) du Conseil d'administration et des membres du Comité de rémunération, le Conseil d'administration se constitue lui-même. Il peut désigner au besoin, un(e) ou plusieurs  ~~vice-présidents~~  vice-président(e)s. Le Conseil d'administration désigne en outre un secrétaire, qui ne doit pas nécessairement être membre du Conseil d'administration.

	[2] Subject to these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.		2 Le Conseil d'administration règle en outre son organisation et la manière de prendre des décisions dans un règlement d'organisation, sous réserve des présents statuts.

	Article 18		Article 18

Reimbursement of Expenses, Indemnification	[1] The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.	Remboursement des frais, indemnisation	[1] Les membres du Conseil d'administration ont droit au remboursement de tous les frais engagés dans l'intérêt de la Société.

2 To the extent not included in insurance coverage or paid by third parties, the Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and Executive Committee, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings – whether civil, criminal, administrative or investigative – and all costs, charges, losses, damages, and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any actual or alleged actions, consents or omissions in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Directors or Executive Committee of the Company or one of its subsidiaries, or, while serving as a member of the Board of Directors or Executive Committee of the Company, is or was serving at the request of the Company as a director, member of the executive management, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or Executive Committee.

[2] Dans la mesure où la loi le permet, la Société indemnisera, à concurrence de la portion non couverte par une assurance ou payée par un tiers, sur ses propres biens les membres actuels et passés du Conseil d'administration et de la Direction exécutive ainsi que leurs héritiers, masse en faillite ou masse successorale contre toutes actions, procès ou poursuites, menaçants, en cours ou terminés, de nature civile, pénale, administrative ou autre, et tous les coûts, dépenses, pertes, dommages et frais qu'ils (ou leurs héritiers, masse en faillite ou masse successorale) subiraient ou pourraient subir en raison d'actions, consentements ou omissions, effectifs ou présumés, en relation avec l'exercice de leurs fonctions, leurs fonctions supposées ou en raison du fait d'être ou d'avoir été membres du Conseil d'administration ou de la Direction exécutive de la Société ou de l'une de ses filiales ou, sur instruction de la Société en tant que membres du Conseil d'administration ou de la Direction exécutive, en raison du fait d'être ou d'avoir été administrateur, membre de la direction, employé ou mandataire d'une autre société, entreprise, coentreprise, personne morale dénuée de la personnalité ou trust. L'obligation d'indemnisation s'éteint dès qu'un jugement définitif et exécutoire d'un tribunal ou d'une autorité compétente a décidé que la personne en question a violé, volontairement ou par grave négligence, ses devoirs de membre du Conseil d'administration ou de la Direction exécutive.

[3] Without limiting the foregoing paragraph 2 of this Article 18, the Company shall advance costs and expenses idemnifiable thereunder to the existing and former members of the Board of Directors and Executive Committee to the extent not included in insurance coverage or advanced by third parties. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or Executive Committee.

[3] Sans préjudice de l'alinéa 2 du présent article 18, la Société avancera les frais et les coûts indemnisables en vertu de la disposition précitée aux membres actuels et passés du Conseil d'administration et de la Direction exécutive, à concurrence de la portion non couverte par une assurance ou payée par un tiers. La Société peut cependant recouvrer ces avances de frais si l'une de ces personnes a été reconnue coupable de violation intentionnelle ou par négligence grave de ses devoirs de membre du Conseil d'administration ou de la Direction exécutive par un jugement ou une décision final et exécutoire d'un tribunal ou d'une autorité gouvernementale ou administrative compétente.

	Article 19		Article 19

Convening of Meetings, Resolutions, Minutes
[1] The Board of Directors shall meet at the invitation of its  ~~Chairman~~  Chairperson or, if not available, of the  ~~Vice-Chairman~~  Vice-Chairperson or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing or  ~~via telefax, e-mail or another form of electronic communication~~  electronically, indicating the reasons.
Convocation, décisions, procès-verbal
1 Le Conseil d'administration est convoqué par son ou sa président(e) ou, en cas d'empêchement de ce dernier, par son ou sa vice-président(e) ou par un autre membre du Conseil d'administration, aussi souvent que cela apparaît nécessaire ou lorsqu'un membre du Conseil d'administration le demande par écrit ~~, par télécopie, courriel ou par un autre moyen de communication~~  ou par voie électronique, avec indication des motifs.

[2] Unless the organizational regulations adopted by the Board of Directors or a board resolution taken with the applicable attendance quorum provide otherwise, the Board of Directors shall only have a quorum if a majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and ascertainment of  ~~a~~   capital  ~~increase~~  changes or a change in the currency of the share capital.

2 A moins que le contraire ne résulte d'une disposition du règlement d'organisation adopté par le Conseil d'administration ou d'une décision du Conseil d'administration prise conformément aux dispositions applicables au quorum de présence, la majorité des membres du Conseil d'administration doivent être présents afin de pouvoir prendre une décision. Ce quorum de présence n'est pas nécessaire pour les décisions de modification et de constatation du Conseil d'administration en lien avec les  ~~augmentations~~  modifications du capital-actions ou de changement de la monnaie du capital-actions.

[3]  ~~The~~  Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the  ~~Chairman~~  Chairperson of the Board of Directors shall have the casting vote.

[3]  ~~Les~~  Sauf si le règlement d'organisation adopté par le Conseil d'administration en dispose autrement, les décisions du Conseil d'administration sont prises à la majorité des voix exprimées. En cas d'égalité des voix, la voix du président du Conseil d'administration prévaut.

[4] Resolutions may also be adopted by way of written consent or ~~by approval via telefax, e-mail or another form of electronic communication~~ electronically, unless a member requests discussion thereof.
[4] Les décisions du Conseil d'administration peuvent également être prises par voie de circulation ou  ~~être adoptées par télécopie, courriel ou par un autre moyen de communication~~  par voie électronique, à moins qu'une discussion ne soit requise par l'un des membres du Conseil d'administration.

	[5] The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the secretary.		[5] Les décisions du Conseil d'administration sont consignées dans un procès-verbal signé par le président et par le secrétaire.

	Article 20		Article 20

Powers of the Board of Directors	[1] The Board of Directors may pass resolutions with respect to all matters which are not delegated to another corporate body of the Company by law, by these articles of association or by regulations.	Attributions du Conseil d'administration	1 Le Conseil d'administration peut prendre des décisions sur toutes les affaires qui ne sont pas attribuées à un autre organe de la Société par la loi, les présents statuts ou un règlement.

	2 It shall have the following non-transferable and inalienable duties:		2 Il a les attributions intransmissibles et inaliénables suivantes:

1. the ultimate management of the Company and the issuance of necessary instructions;	1. exercer la haute direction de la Société et établir les instructions nécessaires;

2. the determination of the organization of the Company;	2. fixer l'organisation de la Société;

3. the structuring of the accounting system, of the financial controls and of the financial planning;	3. fixer les principes de la comptabilité et du contrôle financier ainsi que le plan financier;

4. the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;	4. nommer et révoquer les personnes chargées de la gestion et de la représentation de la Société et réglementer le droit de signature;

5. the ultimate supervision of the persons entrusted with management, in particular in view of compliance with the law, these articles of association, regulations and directives;	5. exercer la haute surveillance sur les personnes chargées de la gestion pour s'assurer notamment qu'elles observent la loi, les présents statuts, les règlements et les instructions données;

6. the preparation of the annual report  ~~and~~ , the compensation report and, if applicable, the report on non-financial matters pursuant to article 964c CO and other reports as required by law, if any;
6. établir le rapport de gestion  ~~et~~  , le rapport de rémunération, et, le cas échéant, le rapport sur les questions non financières selon l'article 964c CO et, le cas échéant, d'autres rapports exigés par la loi;

7. the preparation of the General Meeting of Shareholders and the implementation of its resolutions;	7. préparer l'Assemblée générale et exécuter ses décisions;

8. the adoption of resolutions on the  ~~increase~~  change of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital  ~~increases~~  changes , the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

8. prendre les décisions relatives aux  ~~augmentations~~  modifications du capital-actions, dans la mesure où elles sont de la compétence du Conseil d'administration, ainsi que les décisions relatives à la constatation  ~~d'augmentations~~  des modifications de capital, à l'établissement du rapport d'augmentation du capital-actions et aux modifications des statuts qui en résultent (radiation comprise);

9. the non-transferable and inalienable duties and powers of the Board of Directors pursuant to the Merger Act;	9. les attributions et compétences intransmissibles et inaliénables du Conseil d'administration selon la Loi sur la fusion;

10. the submission of a petition for debt-restructuring moratorium and the notification of the ~~judge if liabilities exceed assets~~ court in case of over-indebtedness; and	10. ~~informer le juge~~ le dépôt d'une demande de sursis concordataire et l'avis au tribunal en cas de surendettement; et

11. other powers and duties reserved to the Board of Directors by law or these articles of association.	11. d'autres attributions et compétences réservées au Conseil d'administration par la loi ou les présents statuts.

3 In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set forth by these articles of association and the law to one or several of its members or to third parties by means of organizational regulations.

3 En outre, le Conseil d'administration peut déléguer en tout ou en partie la gestion ainsi que la représentation de la Société, dans le cadre des présents statuts et de la loi, à un ou plusieurs de ses membres ou à des tiers conformément au règlement d'organisation.

	C. The Compensation Committee		C. Le Comité de rémunération

	Article 21		Article 21

Number of Members	The Compensation Committee shall consist of at least two members of the Board of Directors.	Nombre de membres	Le Comité de rémunération se compose d'au moins deux membres du Conseil d'administration.

	Article 22		Article 22

Election and Term of Office
[1] The General Meeting of Shareholders shall elect the members of the Compensation Committee individually for a term of office until the completion of the subsequent Ordinary General Meeting of Shareholders. Only members of the Board of Directors may be elected. Re-election is possible.
Election et durée de fonctions
1 L'Assemblée générale élit individuellement les membres du Comité de rémunération pour une durée de fonctions s'achevant à la fin de l'Assemblée générale ordinaire suivante. Seuls des membres du Conseil d'administration sont éligibles. La réélection est possible.

2 If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

2 En cas de vacance au sein du Comité de rémunération, le Conseil d'administration peut désigner des substituts parmi ses membres pour une durée de fonctions s'achevant à la fin de l'Assemblée générale ordinaire suivante.

	Article 23		Article 23

Organization of the Compensation Committee
[1] The Compensation Committee shall constitute itself. Unless the organizational regulations provide otherwise, the Board of Directors shall elect a  ~~chairman~~  chairperson from among the Compensation Committee's members.
Organisation du Comité de rémunération
1 Le Comité de rémunération se constitue lui-même. A moins que le règlement d'organisation n'en dispose autrement, le Conseil d'administration élit le ou la Président(e) du Comité de rémunération parmi les membres du Comité de rémunération.

	[2] The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee, which may be part of the organizational regulations.		2 Le Conseil d'administration établit un règlement concernant l'organisation et le processus de décision du Comité de rémunération, qui peut être intégré au règlement d'organisation.

	Article 24		Article 24

Duties and Powers
[1] The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and the Executive Committee. It may submit proposals to the Board of Directors in other
Attributions
1 Le Comité de rémunération assiste le Conseil d'administration dans l'établissement et la révision de la stratégie et des directives de rémunération, ainsi que dans la préparation des propositions à soumettre à l'Assemblée générale concernant la rémunération du Conseil d'administration et de la Direction exécutive. Il peut soumettre au Conseil d'administration des propositions

	compensation-related issues.		en toutes autres matières relatives à la rémunération.

[2] The Board of Directors shall determine in regulations for which positions of the Board of Directors, the Executive Committee and other member of management (if any) the Compensation Committee shall submit proposals for the performance metrics, target values and/or the compensation of the members of the Board of Directors and the Executive Committee, and for which positions it shall itself determine, in accordance with these articles of association and the compensation guidelines established by the Board of Directors, such performance metrics, target values and/or the compensation.

2 Le Conseil d'administration détermine dans un règlement pour quelles fonctions du Conseil d'administration, de la Direction exécutive et d'autres membres de la direction (si applicable) le Comité de rémunération proposera au Conseil d'administration les mesures de performances, les valeurs cibles et/ou la rémunération des membres du Conseil d'administration et de la Direction exécutive, et pour quelles fonctions il aura la compétence de déterminer de son propre chef, en accord avec les statuts et les directives de rémunération établies par le Conseil d'administration, les mesures de performances, les valeurs cibles et/ou la rémunération.

	[3] The Board of Directors may delegate further tasks to the Compensation Committee.		3 Le Conseil d’administration peut déléguer d'autres tâches au Comité de rémunération.

	D. The Auditors		D. L'organe de révision

	Article 25		Article 25

	[1] The General Meeting of Shareholders shall elect the Auditors for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.		1 L'Assemblée générale élit l'organe de révision pour une durée de fonctions s’achevant à la fin de l’Assemblée générale ordinaire suivante. La réélection est possible.

	[2] The Auditors shall have the powers and duties vested in them by law.		2 L'organe de révision a les pouvoirs et obligations que lui confère la loi.

	[3] The Board of Directors may mandate the Auditors at any time to perform special investigations, in particular interim audits, and to prepare a report on their findings.		3 Le Conseil d'administration peut en tout temps charger l'organe de révision de procéder à des contrôles spéciaux, notamment des révisions intermédiaires, et de lui en soumettre un rapport.

	Section 4 Compensation of the Members of the Board of Directors and the Executive Committee and Related Matters		Section 4 Rémunération des membres du Conseil d'administration et de la Direction exécutive et affaires connexes

	Article 26		Article 26

Approval of the Compensation by the General Meeting of Shareholders	[1] The General Meeting of Shareholders shall approve the proposals of the Board of Directors in relation to the aggregate amounts of:	Approbation de la rémunération par l'Assemblée générale	1 L'Assemblée générale approuve les propositions du Conseil d'administration en relation avec les montants maximaux suivants:

	1. the maximum compensation of the Board of Directors until the completion of the next Ordinary General Meeting of Shareholders;		1. la rémunération maximale du Conseil d'administration jusqu'à la fin de l'Assemblée générale ordinaire des actionnaires suivante;

	2. the maximum fixed compensation of the Executive Committee for the following financial year; and		2. la rémunération fixe maximale de la Direction exécutive pour l'année comptable suivante; et

	3. the maximum variable compensation of the Executive Committee for the current financial year.		3. la rémunération variable maximale de la Direction exécutive pour l'exercice en cours.

[2] The Board of Directors may submit for approval by the General Meeting of Shareholders deviating, additional or conditional proposals relating to the maximum aggregate amount or maximum partial amounts for the same or different periods and/or specific compensation components and/or in relation to additional amounts for specific compensation components.

2 Le Conseil d'administration peut soumettre à l'approbation de l'Assemblée générale des propositions divergentes, supplémentaires ou conditionnelles concernant le montant maximal total ou les montants maximaux partiels pour les mêmes périodes ou des périodes différentes et/ou des éléments de rémunération spécifiques et/ou en relation avec des montants additionnels pour des éléments de rémunération spécifiques.

3 In the event that the General Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a General Meeting of Shareholders.

3 Si l'Assemblée générale n'approuve pas une proposition du Conseil d'administration, le Conseil d'administration détermine, en prenant en compte tous les critères pertinents, le montant (maximal) total ou des montants (maximaux) partiels respectifs, et soumet le(s) montant(s) ainsi déterminé(s) à l'approbation d'une Assemblée générale.

	[4] The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting of Shareholders, subject to subsequent approval.		4 La rémunération peut être versée ou octroyée par la Société ou les sociétés qu'elle contrôle avant l'approbation de l'Assemblée générale, sous réserve d'une approbation ultérieure.

	5 If variable compensation is approved prospectively, the Board of Directors shall submit the compensation report to the General Meeting of Shareholders for a consultative vote.		5 Si des rémunérations variables sont approuvées de manière prospective, le Conseil d'administration soumet le rapport de rémunération au vote consultatif de l'Assemblée générale.

	Article 27		Article 27

Supplementary Amount for Changes to the Executive Committee
If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of  ~~the Executive Committee or are being promoted within~~   the Executive Committee after the General Meeting of Shareholders has approved the compensation of the Executive Committee for the relevant period, then the Company or companies controlled by it shall be authorized to pay such member(s) a supplementary amount during the compensation period(s) already approved. The supplementary amount per compensation period per member shall not exceed 100% of the aggregate amount of (maximum) compensation of the Executive Committee last approved.
Montant complémentaire en cas de changements au sein de la Direction exécutive
Si le montant global maximal de la rémunération déjà approuvé par l'Assemblée générale n'est pas suffisant pour couvrir également la rémunération d'une ou plusieurs personnes devenant membre(s) de  ~~la Direction exécutive ou étant promue(s) au sein de~~   la Direction exécutive après que l'Assemblée générale a approuvé la rémunération de la Direction exécutive pour la période visée, la Société ou toute autre société qu'elle contrôle est alors autorisée à verser à ce(s) membre(s) un montant complémentaire au cours de la (ou les) période(s) de rémunération déjà approuvée(s). Le montant complémentaire par période de compensation par membre ne doit pas dépasser 100% du montant global de la rémunération (maximale) de la Direction exécutive approuvée en dernier.

	Article 28		Article 28

General Compensation Principles
[1] The compensation of the non-executive members of the Board of Directors may consist of fixed and variable compensation elements. Total compensation shall take into account the position and level of responsibility of the recipient.
Principes généraux de rémunération
1 La rémunération des membres non-exécutifs du Conseil d'administration peut être constituée d'éléments de rémunérations fixes et variables. La rémunération totale prend en compte la position et le niveau de responsabilité du bénéficiaire.

[2] The compensation of the members of the Executive Committee may consist of fixed and variable compensation elements. Fixed compensation comprises the base salary and may consist of other compensation elements. Variable compensation may take into account the achievement of specific performance targets. Total compensation shall take into account the position and level of responsibility of the recipient.

2 La rémunération des membres de la Direction exécutive peut être constituée d'éléments de rémunération fixes et variables. La rémunération fixe comprend le salaire de base et peut être constituée d'autres éléments de rémunération. La rémunération variable peut prendre en compte l'accomplissement d'objectifs de performance spécifiques. La rémunération totale prend en compte la position et le niveau de responsabilité du bénéficiaire.

[3] The performance targets may include individual targets, targets of the Company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values as well as their achievement.

[3]Les objectifs de performance peuvent comprendre des objectifs personnels, des objectifs liés à la performance de la Société ou de tout ou partie du groupe ou des buts en relation avec le marché, d'autres sociétés ou d'autres repères comparables, prenant en compte la position et le niveau de responsabilité du bénéficiaire. Le Conseil d'administration ou le Comité de rémunération, dans la mesure où cette compétence lui est déléguée, détermine le poids relatif des objectifs de performance et les valeurs cibles respectives ainsi que leur accomplissement.

[4] Compensation may be paid in the form of cash, shares, options or other share-based instruments or units, or in the form of other types of benefits. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change of control or termination of an employment or mandate agreement. The Company may procure the required shares or other securities through purchases in the market, from treasury shares or by using conditional or authorized share capital.

4 La rémunération peut être versée en espèces, sous forme d'actions, d'options ou d'instruments ou unités sur base d'actions ou d'autres types de prestations. Le Conseil d'administration ou le Comité de rémunération, dans la mesure où cette compétence lui a été déléguée, détermine les conditions et périodes d'octroi, d'acquisition (vesting), d'exercice, de restriction et de péremption. Ils peuvent en particulier prévoir la continuation, l'accélération ou la suppression des conditions ou périodes d'acquisition (vesting), d'exercice, de restriction et de péremption, le versement ou l'octroi d'une rémunération supposant l'atteinte des objectifs ou encore la déchéance des droits, dans chaque cas lors d'événements prédéterminés tels que, notamment, un changement de contrôle ou la fin d'un contrat de travail ou de mandat. La Société peut se procurer les actions ou autres instruments des marchés financiers requis par le biais d'achats sur le marché ou d'actions propres, ou en utilisant son capital-actions conditionnel ou autorisé.

	[5] Compensation may be paid by the Company or companies controlled by it.		5 La rémunération peut être versée par la Société ou tout autre société qu'elle contrôle.

	Article 29		Article 29

Agreements with Members of the Board of Directors and the Executive Committee
[1] The Company or companies controlled by it may enter into agreements with non-executive members of the Board of Directors relating to their compensation for a fixed term or for an indefinite term. The duration and termination are subject to the term of office and the law.
Contrats avec les membres du Conseil d'administration et de la Direction exécutive
1 La Société, ou toute société qu'elle contrôle, peut conclure des contrats de durée déterminée ou indéterminée avec les membres non-exécutifs du Conseil d'administration en relation avec leur rémunération. La durée et la résiliation doivent être conformes avec la durée des fonctions ainsi qu'avec les dispositions légales applicables.

[2] The Company or companies controlled by it may enter into employment agreements with executive members of the Board of Directors and other members of the Executive Committee for a fixed term or for an indefinite term. Fixed term agreements may have a maximum duration of one year; renewal is possible. Agreements for an indefinite term may have a notice period of maximum twelve months.

2 La Société, ou toute société qu'elle contrôle, peut conclure des contrats de travail de durée déterminée ou indéterminée avec les membres exécutifs du conseil d'administration et les autres membres de la Direction exécutive. Les contrats de durée déterminée peuvent avoir une durée maximale d'une année; le renouvellement est possible. Les contrats de durée indéterminée peuvent prévoir un délai de congé d'au maximum douze mois.

[3] The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Committee for the time after termination of employment. Their duration shall not exceed two years, and consideration paid per year for such non-compete undertaking shall not exceed the  ~~sum~~  average of the  ~~total annual~~   compensation of  ~~such member last paid or payable for the first time~~  the last three financial years.

3La Société, ou toute société qu'elle contrôle, peut conclure des accords de non-concurrence avec les membres de la Direction exécutive pour la période suivant la fin des rapports de travail. Leur durée ne peut excéder deux ans, et l'indemnisation par an versée en contrepartie d'un tel accord de non concurrence ne  ~~peut excéder la somme de la dernière rémunération annuelle totale versée ou à verser pour la première fois au membre concerné~~  peuten aucun cas dépasser la moyenne des rémunérations des trois derniers exercices.

	Article 30		Article 30

Mandates Outside of the Group
[1] The number of mandates on the board of directors  ~~or the executive committee of legal entities that have to be registered in a Swiss commercial register or a similar foreign register outside the group~~  or comparable functions at other enterprises with an economic purpose is limited:
Mandats en dehors du groupe
1 Le nombre de mandats d'administrateur  ~~et/ou~~  , au sein de la Direction exécutive  ~~d'entités juridiques tenues d'être inscrites au registre du commerce suisse ou dans un registre similaire étranger~~  ou de fonctions similaires auprès d'autres entreprises poursuivant un but économique est limité:

	(a) for members of the Executive Committee, to seven mandates, of which no more than two in a listed company; and		(a) pour les membres de la Direction exécutive, à sept mandats, dont pas plus de deux au sein de sociétés cotées; et

	(b) for members of the Board of Directors, to fifteen mandates, of which no more than five in listed companies.		(b) pour les membres du Conseil d'administration à quinze mandats, dont pas plus de cinq au sein de sociétés cotées.

	[2] Mandates in different legal entities being part of the same group or for the same group are deemed to be one mandate.		[2] Les mandats dans différentes entités juridiques appartenant au même groupe ou assumés pour le même groupe sont considérés comme un mandat.

[3] Mandates in associations, charitable organizations, family trusts and foundations relating to post-retirement benefits as well as mandates held at the request of the Company or companies controlled by it are not subject to the above limitations. No member of the Board of Directors or the Executive Committee shall hold more than 10 such mandates.

[3] Les mandats dans des associations, organisations caritatives, fondations de famille et fondations de prévoyance professionnelle ainsi que les mandats exercés à la demande de la Société ou des sociétés qu'elle contrôle ne sont pas soumis aux limites mentionnées ci-dessus. Aucun membre du Conseil d'administration ou de la Direction exécutive ne peut exercer plus de 10 mandats de ce genre.

	Article 31		Article 31

Post-Retirement Benefits
The Company or companies controlled by it may grant to members of the Board of Directors and the Executive Committee post-retirement benefits beyond the occupational benefit schemes which do not exceed the annual compensation of the respective member of the Board of Directors or the Executive Committee last paid or payable for the first time.
Prestations de retraite
La Société ou toute société qu'elle contrôle peut octroyer aux membres du Conseil d'administration et de la Direction exécutive des prestations de retraite allant au-delà du régime de prévoyance professionnelle n'excédant pas la rémunération annuelle du membre du Conseil d'administration ou de la Direction exécutive concerné versée ou à verser pour la première fois.

	Section 5 Financial Year, Profit Allocation		Section 5 Exercice, répartition du bénéfice

	Article 32		Article 32

Financial Year, Annual and Compensation Report	[1] The Company's financial year shall be determined by the Board of Directors.	Exercice social, rapport de gestion et de rémunération	1 L'exercice est fixé par le Conseil d'administration.

[2] The Board of Directors shall prepare an annual report for each financial year, comprising the annual financial statements, if required, the management report and any other report required by law and the consolidated financial statements, as well as a compensation report.

2 Le Conseil d'administration établit pour chaque exercice un rapport de gestion, qui se compose des comptes annuels et, cas échéant, du rapport annuel et des comptes de groupe, ainsi qu'un rapport de rémunération et tout autre rapport requis par la loi.

	Article 33		Article 33

Allocation of Profit Shown on the Balance Sheet, Reserves
[1] The General Meeting of Shareholders shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.
Utilisation du bénéfice résultant du bilan, réserves
1 L'Assemblée générale détermine l'emploi du bénéfice résultant du bilan, sous réserve des prescriptions légales concernant la répartition du bénéfice. Le Conseil d'administration lui soumet ses propositions.

	2 In addition to the reserves required by law, the General Meeting of Shareholders may create other reserves.		2 En sus des réserves légales, l'Assemblée générale peut constituer des réserves supplémentaires.

	[3] Dividends that have not been collected within five years after their payment date shall inure to the Company and be allocated to the general statutory reserves.		[3] Les dividendes qui n'ont pas été perçus dans un délai de cinq ans après leur date de paiement sont prescrits et sont alloués aux réserves statutaires de la Société.

	Section 6 Dissolution, Liquidation		Section 6 Dissolution, liquidation

	Article 34		Article 34

Dissolution, Liquidation	[1] The General Meeting of Shareholders may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.	Dissolution, liquidation	1 L'Assemblée générale peut décider en tout temps de la dissolution et de la liquidation de la Société en conformité avec les prescriptions légales et statutaires.

	[2] The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders appoints other persons as liquidators.		2 La liquidation a lieu par les soins du Conseil d'administration, à moins que l'Assemblée générale ne désigne d'autres liquidateurs.

	[3] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.		3 La liquidation de la Société s'effectue conformément au droit applicable. Les liquidateurs sont autorisés à vendre des actifs (immeubles y compris) de gré à gré.

	[4] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the share capital, unless these articles of association provide otherwise.		[4] Après paiement des dettes de la Société, l'actif est réparti entre les actionnaires au prorata du capital-actions, à moins que les présents statuts n'en disposent autrement.

	Section 7 ~~Notices,~~ Means of Publication, Communications		Section 7 ~~Communications, organe~~ Organe de publication, communications

	Article 35		Article 35

Notices, Communications	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.	Communications, organe de publication	1 L'organe de publication de la Société est la Feuille officielle suisse du commerce.

	2 In particular cases, the Board of Directors may specify additional means of publication.		2 Le Conseil d'administration peut désigner d'autres organes de publication dans certains cas particuliers.

 ~~2 To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register. If neither these articles of association nor the law mandatorily require a communication to be in written form, the Company can validly send communications to~~  [3] Notices by the Company to the shareholders  ~~to the last e-mail address of the shareholder or authorized recipient communicated to the Company, through the banking system, electronically,~~  may, at the

 ~~2 Dans la mesure où la loi n’exige pas de notification personnelle, toutes les~~  [3] Les communications aux actionnaires  ~~publiées dans la Feuille officielle suisse du commerce seront réputées valides. Les communications écrites adressées par la Société à ses actionnaires seront envoyées par courrier ordinaire à la dernière adresse de l’actionnaire ou de son bénéficiaire autorisé qui figure sur le registre des actions. Si ni la loi ni les présents statuts n'imposent qu'une communication revête la forme écrite, la Société peut valablement envoyer une telle communication aux actionnaires par courriel, à la dernière adresse e-mail de l’actionnaire ou de son bénéficiaire autorisé communiquée à la Société, par~~

election of the Board of Directors, be validly given by publication in the Swiss Official Gazette of Commerce or in  ~~any other way. To comply with a written form, a facsimile or electronic copy of a signature shall be sufficient~~  a form that allows proof by text, including notice through publication of a proxy statement filed pursuant to the rules of the United States Securities and Exchange Commission.

~~l'intermédiraire du système bancaire, électroniquement,~~  peuvent, au choix du Conseil d'administration, être valablement effectuées par publication dans la Feuille officielle suisse du commerce ou  ~~de toute autre manière. Un téléfax ou une copie électronique de la signature suffisent pour se conformer à la forme écrite~~  sous une forme permettant d'en établir la preuve par texte, y compris la communication par la publication d'un proxy statement soumise conformément aux règles de la Securities and Exchange Commission des États-Unis.

	Section 7a Jurisdiction		Section 7a For

	Article 35a		Article 35a

Jurisdiction
The exclusive place of jurisdiction for any disputes arising under, out of or in connection with or related to the corporate relationship shall be at the registered office of the Company; provided that this provision does not apply to claims brought to enforce a duty or liability created by the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or any claim for which the courts in the United States have exclusive jurisdiction.
For exclusif
Le for exclusif pour tout litige découlant de ou en rapport avec la Société se situe au siège de la Société; à condition que cette disposition ne s'applique pas aux plaintes déposées pour faire respecter une obligation ou une responsabilité créée par la loi américaine sur les valeurs mobilières de 1933, telle que modifiée, ou la loi américaine sur l'échange de valeurs mobilières de 1934, telle que modifiée, ou toute plainte pour laquelle les tribunaux des États-Unis ont une compétence exclusive.

	Section 8 Authoritative Language		Section 8 Langue faisant foi

	Article 36		Article 36

Authoritative Language	In the event of discrepancies between the French and English version of these articles of association, the French version shall prevail.	Langue faisant foi	En cas de désaccord entre la version française et la version anglaise, la version française des présents statuts prévaut.
Lausanne, le  ~~14~~  13 juin  ~~2023~~  2024

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Electronic voting instructions must be received by Computershare no later than June 10, at 11:59 p.m. EDT / June 11 at 5:59 a.m. CEST

Proxy cards by mail must be received by Computershare no later than June 6, at 11:59 p.m. EDT / June 7 at 5:59 a.m. CEST

Vote by Internet

www.envisionreports.com/ADCT

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas. ☒

Annual General Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 10 and 12 and for 1 YEAR on Proposal 11.

If you wish to vote in favour of Agenda Items 1-12 as recommended by the Board of Directors, you need only mark this box: ☐
In all other cases, please mark the following Agenda Items individually:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.	☐	☐	☐	5.c.	☐	☐	☐	5.i.	☐	☐	☐	9.a.	☐	☐	☐	12.a.	☐	☐	☐
2.	☐	☐	☐	5.d.	☐	☐	☐	6.a.	☐	☐	☐	9.b.	☐	☐	☐	12.b.	☐	☐	☐
3.	☐	☐	☐	5.e.	☐	☐	☐	6.b.	☐	☐	☐	9.c.	☐	☐	☐	12.c.	☐	☐	☐
4.	☐	☐	☐	5.f.	☐	☐	☐	6.c.	☐	☐	☐	10.	☐	☐	☐	12.d.	☐	☐	☐
5.a.	☐	☐	☐	5.g.	☐	☐	☐	7.	☐	☐	☐					12.e.	☐	☐	☐
5.b.	☐	☐	☐	5.h.	☐	☐	☐	8.	☐	☐	☐					12.f.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
11.	☐	☐	☐	☐

If a new proposal is made under a new or existing agenda item, I instruct the independent proxy to:

☐ vote against the proposal

☐ abstain